UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
ASPEN INSURANCE HOLDINGS LIMITED
(Name of registrant as specified in its charter)

 (Name of person(s) filing proxy statement, if other than the registrant)

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ASPEN INSURANCE HOLDINGS LIMITED
Notice of 2017 Annual General Meeting of Shareholders
and
Proxy Statement

ASPEN INSURANCE HOLDINGS LIMITED
NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2017
To our shareholders:
The annual general meeting of shareholders of Aspen Insurance Holdings Limited (the “Company”) will be held at the offices of the Company located at 141 Front Street, Hamilton HM19, Bermuda on April 26, 2017 at 12.00 p.m. local time (the “Annual General Meeting”). The matters intended to be acted upon at the Annual General Meeting are as follows:

1.	To re-elect Messrs. Christopher O’Kane, John Cavoores and Albert Beer and Ms. Heidi Hutter and to elect Mr. Matthew Botein as Class I directors of the Company;

2.	To provide a non-binding, advisory vote approving the compensation of the Company’s named executive officers set forth in the proxy statement (“Say-On-Pay Vote”);

3.
To re-appoint KPMG LLP (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2017 and to authorize the Company’s Board of Directors (the “Board”) through the Audit Committee to set the remuneration for KPMG; and

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.
The Company will lay before the Annual General Meeting the audited financial statements of the Company for the fiscal year ended December 31, 2016 pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and the Company’s Bye-Laws.
The close of business on February 27, 2017 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual General Meeting or any adjournments thereof. For a period of at least ten days prior to the Annual General Meeting, a list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the Company’s office located at 141 Front Street, Hamilton HM19, Bermuda.

The Proxy Statement, the Notice of Internet Availability of Proxy Materials and the Annual Report on
Form 10-K for the fiscal year ended December 31, 2016 are available at http://www.edocumentview.com/AHL and http://www.aspen.co.
The Company has taken advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials via the Internet. On or about March 15, 2017, the Company will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to the Company’s shareholders as of the record date, February 27, 2017. The Notice will contain instructions on how to gain access to the Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, the Notice will contain instructions to allow shareholders to request copies of the proxy materials by mail. The proxy materials sent by mail will include a proxy card containing instructions to submit your proxy via the Internet or telephone, or alternatively you may complete, sign, date and return the proxy card by mail.
YOUR VOTE IS IMPORTANT
If you are unable to be present at the Annual General Meeting personally, please follow the instructions for submitting your proxy on the Notice you received for the Annual General Meeting or, if you requested a paper copy of our proxy materials, by completing, signing, dating and returning your proxy card, or via the Internet or telephone as described on your proxy card.
By Order of the Board of Directors,
Michael Cain
Company Secretary
Hamilton, Bermuda
March 15, 2017

ASPEN INSURANCE HOLDINGS LIMITED
______________________________
PROXY STATEMENT
FOR THE
ANNUAL GENERAL MEETING OF HOLDERS OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2017
______________________________

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Aspen Insurance Holdings Limited (the “Company,” “Aspen,” “we,” “us” or “our” and, together with its subsidiaries, the “Group”) to be voted at our annual general meeting of shareholders to be held at the offices of the Company located at 141 Front Street, Hamilton HM19, Bermuda on April 26, 2017 at 12:00 p.m. local time, or at such other meeting upon any postponement or adjournment thereof (the “Annual General Meeting”). Directions to the Annual General Meeting may be obtained by contacting the Company at +1 (441) 295-8201. This Proxy Statement, the Notice of Internet Availability of Proxy Materials and the accompanying form of proxy are being first mailed to shareholders on or about March 15, 2017. These proxy materials, along with a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are also available for viewing at http://www.edocumentview.com/AHL and http://www.aspen.co.
Shareholders will be asked to take the following actions at the Annual General Meeting:

1.	To vote FOR the re-election of Messrs. Christopher O’Kane, John Cavoores and Albert Beer and Ms. Heidi Hutter and to elect Mr. Matthew Botein as Class I directors of the Company;

2.	To vote FOR the approval of compensation of the Company’s named executive officers as set forth in this Proxy Statement, as part of the non-binding, advisory say-on-pay vote (“Say-On-Pay Vote”);

3.
To vote FOR the re-appointment of KPMG LLP (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2017 and to authorize the Board through the Audit Committee (the “Audit Committee”) to set the remuneration for KPMG.

Shareholders may be asked to consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

Proposals 1, 2 and 3 each require an affirmative vote of the majority of the voting power of the votes cast and entitled to vote at the Annual General Meeting (taking into account the Company’s Bye-Laws 63 to 67). The Company intends to conduct all voting at the Annual General Meeting by poll as requested by the Chairman of the Annual General Meeting, in accordance with our Bye-Laws.

As of February 27, 2017, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual General Meeting, there were 59,945,096 ordinary shares of the Company, par value U.S. 0.15144558 cents per share (the “ordinary shares”), issued and outstanding. The ordinary shares are our only class of equity securities outstanding currently entitled to vote at the Annual General Meeting. Holders of ordinary shares are entitled on a poll to one vote for each ordinary share held on each matter to be voted upon by the shareholders at the Annual General Meeting.

The presence of one or more shareholders in person or by proxy holding at least 50% of the voting power (that is, the number of maximum possible votes of the shareholders entitled to attend and vote at a general meeting, after giving effect to the provision of our Bye-Laws 63 to 67) of all of the issued ordinary shares of the Company throughout the Annual General Meeting shall form a quorum for the transaction of business at the Annual General Meeting. Only recordholders or their properly appointed proxies, beneficial owners of the Company’s ordinary shares who have evidence of such ownership and provide personal identification (such as a driver’s license or passport) and the Company’s guests may attend the Annual General Meeting.

Pursuant to our Bye-Laws 63 to 67, the voting power of all ordinary shares is adjusted to the extent necessary so that there is no 9.5% U.S. Shareholder. For the purposes of our Bye-Laws, a “9.5% U.S. Shareholder” is defined as a United States Person (as defined in the Internal Revenue Code of 1986, as amended, of the United States (the “Code”)) whose “controlled shares” (as defined below) constitute 9.5% or more of the voting power of all ordinary shares and who would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.
The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, the Company requests that any holder of ordinary shares with reason to believe that it is a 9.5% U.S. Shareholder (as described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, unless the Company has otherwise been notified or made a determination with respect to a holder of ordinary shares, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% U.S. Shareholder.
In order to determine the number of controlled shares owned by each shareholder, we are authorized to require any shareholder to provide such information as the Board may deem necessary for the purpose of determining whether any shareholder’s voting rights are to be adjusted pursuant to the Company’s Bye-Laws. We may, in our reasonable discretion, disregard the votes attached to ordinary shares of any shareholder failing to respond to such a request or submitting incomplete or inaccurate information. “Controlled shares” will include, among other things, all ordinary shares that a person is deemed to beneficially own directly, indirectly or constructively (as determined pursuant to Sections 957 and 958 of the Code).
Pursuant to our Bye-Laws 63 to 67, it is currently expected that there will be no adjustments to the voting power of any of the Company’s shareholders. Therefore, every shareholder will be entitled on a poll to one vote for each ordinary share held by such shareholder on each matter to be voted upon.
The Company’s Bye-Law 84 provides that if the voting rights of any shares of the Company are adjusted pursuant to Bye-Laws 63 to 67 and the Company is required or entitled to vote at a general meeting of any of its subsidiaries organized under the laws of a jurisdiction outside of the United States of America (each, a “Non-U.S. Subsidiary”), the Board shall refer the subject matter of the vote to shareholders of the Company on a poll and seek authority from the shareholders in a general meeting of the Company for the Company’s corporate representative or proxy to vote in favor of the resolutions proposed by such Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company’s corporate representative or proxy to vote against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote in the appropriate proportion of its shares for, and the appropriate proportion of its shares against, the resolution proposed by the Non-U.S. Subsidiary.
At the Company’s 2009 annual general meeting of shareholders, shareholders approved resolutions amending the constitutional documents of the Company and its Non-U.S. Subsidiaries to modify each of their respective voting push-up provisions (which mirror those of the Company described in the preceding paragraph) found in such constitutional documents, so that such provision is only applicable in the event that the voting rights of any shares of the Company are adjusted pursuant to the Company’s Bye-Laws 63 to 67. If voting rights are not adjusted pursuant to the above, resolutions proposed by the Company’s Non-U.S. Subsidiaries will not be voted upon by the Company’s shareholders at the Annual General Meeting.

PRESENTATION OF FINANCIAL STATEMENTS
In accordance with the Bermuda Companies Act 1981, as amended, and Bye-Law 139 of the Company, the Company’s audited financial statements for the fiscal year ended December 31, 2016 were approved by the Board and will be presented at the Annual General Meeting. There is no requirement under Bermuda law that these financial statements be approved by shareholders and no such approval will be sought at the Annual General Meeting.
SOLICITATION AND REVOCATION
PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE
BOARD HAS DESIGNATED THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AS PROXIES. Such persons designated as proxies serve as officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Annual General Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy or by completing another form of proxy and, in either case, delivering an executed proxy to the Company Secretary at 141 Front Street, Hamilton HM19, Bermuda prior to the Annual General Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.
Each ordinary share represented by a properly executed proxy which is returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted “FOR” all nominees in Proposal 1, “FOR” Proposals 2 and 3 and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Any shareholder who executes a proxy may revoke it at any time before it is voted by (i) delivering to the Company Secretary a written statement revoking such proxy, (ii) executing and delivering a later-dated proxy or (iii) voting in person at the Annual General Meeting. Attendance at the Annual General Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. For ordinary shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual General Meeting.
To the extent that beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold ordinary shares in “street name” for such beneficial owners may not vote in their discretion on non-routine matters, such as Proposals 1 and 2, but have the discretion to vote on routine matters, such as Proposal 3. If beneficial owners do not provide voting instructions to their brokerage firm or other nominee, such brokerage firm or other nominee may therefore only vote their shares on Proposal 3 and any other routine matters properly presented for a vote at the Annual General Meeting.
Any “broker non-votes” and abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Generally, “broker non-votes” occur when ordinary shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the ordinary shares on a particular proposal. If a quorum is not present, the Annual General Meeting shall stand adjourned to such other day, time and place as the chairman of the meeting may determine and at such adjourned meeting two shareholders present in person or by proxy and holding at least 10% in the aggregate of the voting power of ordinary shares entitled to vote at such meeting (taking into account the Company’s Bye-Laws 63 to 67) shall be a quorum. The Company shall give not less than twenty-one days’ notice of any meeting adjourned through want of a quorum and such notice shall state that two shareholders present in person or by proxy and holding at least 10% in the aggregate of the voting power of ordinary shares entitled to vote at such meeting (taking into account the Company’s Bye-Laws 63 to 67) shall be a quorum. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.
We will bear the cost of solicitation of proxies. We have engaged Innisfree M&A Incorporated to be our proxy solicitation agent. For these services, we will pay Innisfree M&A Incorporated a fee of approximately $15,000 plus reasonable expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the ordinary shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of ordinary shares which such persons hold of record.

MANAGEMENT
Board of Directors of the Company
Our Bye-Laws provide for a classified Board divided into three classes of directors with each class elected to serve a term of three years. With the exception of Mr. Botein who was appointed to the Board on February 7, 2017 and is seeking election at the Annual General Meeting, our incumbent Class I directors were elected at our 2014 annual general meeting of shareholders. With the exception of Mr. Ahamed who will not stand for re-election at the Annual General Meeting, our incumbent Class I directors are standing for re-election at the Annual General Meeting. Our incumbent Class II directors were elected at our 2015 annual general meeting of shareholders and are scheduled to serve until our 2018 annual general meeting of shareholders. Our incumbent Class III directors were elected at our 2016 annual general meeting of shareholders and are scheduled to serve until our 2019 annual general meeting of shareholders.
As of March 1, 2017, we had the following directors on the Board and committees of the Board:

Name	Age	Director Since	Audit	Compensation	Corporate Governance & Nominating	Investment	Risk	Lead Independent Director
Class I Directors:
Christopher O’Kane	62	2002
Heidi Hutter	59	2002	✓		Chair		✓	✓
John Cavoores	59	2006			✓		✓
Liaquat Ahamed (1)	64	2007				Chair
Albert Beer	66	2011	✓				✓
Matthew Botein	43	2017				✓
Class II Directors:
Glyn Jones	64	2006				✓
Gary Gregg	61	2013	✓	✓			Chair
Bret Pearlman	50	2013		✓	✓	✓
Class III Directors:
Ronald Pressman	58	2011		Chair		✓
Gordon Ireland	63	2013	Chair				✓
Karl Mayr	66	2015	✓	✓			✓
___________
(1) Mr. Ahamed will not stand for re-election at the Annual General Meeting of shareholders.
Glyn Jones. With effect from May 2, 2007, Mr. Jones was appointed as Chairman of the Board. Mr. Jones has been a director and a member of the Investment Committee since October 30, 2006. He also served as a non-executive director and Chairman of Aspen Insurance UK Limited (“Aspen U.K.”) between December 4, 2006 and May 6, 2014. Mr. Jones serves as Chairman of Old Mutual Wealth following his appointment on September 29, 2016.
Mr. Jones was the Chairman of Aldermore Group plc, chair of its corporate governance and nominating committee and a member of its compensation committee from March 2014 until February 2017. Mr. Jones was also the Chairman of Aldermore Bank plc, Aldermore Group plc’s banking subsidiary, from March 2014 until February 2017. Between September 2012 and May 2015, Mr. Jones was the Senior Independent Director, chair of the investment committee and audit committee member of Direct Line Insurance Group plc, a FTSE 100 company. He was also a director of UK Insurance Limited, a subsidiary of Direct Line, between October 2012 and May 2015. Mr. Jones was previously the Chairman of Hermes Fund Managers, BT Pension Scheme Management and Towry Holdings. Mr. Jones was the Chief Executive Officer of Thames River Capital LLP from October 2005 until May 2006. From 2000 to 2004, he served as Chief Executive Officer of Gartmore Investment Management in the United Kingdom. Prior to Gartmore, Mr. Jones was Chief Executive Officer of Coutts NatWest Group and Coutts Group, which he joined in 1997, and was responsible for strategic leadership, business performance and risk management. In 1991, he joined Standard Chartered, later becoming the general manager of Global Private Banking. Mr. Jones was a consulting partner with Coopers & Lybrand/Deloitte Haskins & Sells Management Consultants from 1981 to 1990.

Mr. Jones has over 30 years of experience within the financial services sector. He is the former chief executive officer of a number of large, regulated, international financial services groups and has served as chairman of the board in a number of other financial services companies. As a result, Mr. Jones provides the Board leadership for a complex, global and regulated financial services business such as ours.
Christopher O’Kane. Mr. O’Kane has been the Chief Executive Officer and a director of the Company since June 21, 2002. He was also a director of Aspen U.K. between 2002 and 2014 and its Chief Executive Officer until January 2010. He also serves as a director on various other boards of the Company’s subsidiaries. Mr. O’Kane served as Chairman of Aspen Bermuda Limited (“Aspen Bermuda”) until December 2006. Effective July 26, 2016, Mr. O’Kane has been a director of Blue Marble Micro Insurance, a consortium of eight companies, including the Company. Prior to the creation of the Company, from November 2000 until June 2002, Mr. O’Kane served as a director of Wellington Underwriting plc and Chief Underwriting Officer of Lloyd’s Syndicate 2020 where he built his specialist knowledge in the fields of property insurance and reinsurance, together with active underwriting experience in a range of other insurance disciplines. From September 1998 until November 2000, Mr. O’Kane served as one of the underwriting partners for Syndicate 2020. Prior to joining Syndicate 2020, Mr. O’Kane served as deputy underwriter for Syndicate 51 from January 1993 to September 1998. Mr. O’Kane began his career as a Lloyd’s broker.
Mr. O’Kane has over 30 years of experience in the specialty re/insurance industry and is both a co-founder of our Company’s business and its founding Chief Executive Officer. Mr. O’Kane brings his market experience and industry knowledge to Board discussions and is also directly accountable to the Board for the day-to-day management of the Company and the implementation of its business strategy.
Albert J. Beer.  Mr. Beer has been a director of the Company since February 4, 2011 and a director of Aspen Bermuda since July 23, 2014. Since 2006, Mr. Beer has been the Michael J Kevany/XL Professor of Insurance and Actuarial Science at St John’s University School of Risk Management. From 1992 to 2006, Mr. Beer held various senior executive positions at American Re-Insurance Corporation (Munich Re America). Previously, from 1989 to 1992, Mr. Beer held various positions at Skandia America Reinsurance Corporation, including that of Chief Actuary. He also has been a board member of United Educators Insurance Company since 2006, having served as Vice-Chair from 2009 to 2013. Since 2009, Mr. Beer has been a Trustee Emeritus for the Actuarial Foundation, having served as a board member from 2006 until 2009. In 2013, Mr. Beer was elected as a member of the Board of the American Academy of Actuaries, having previously served on such board from 1992 until 1994 and from 1996 until 1999. Since 2006, Mr. Beer has served on the Board of United Educators Insurance Company, a risk retention group focused on colleges and universities in the United States. Mr. Beer was also a member of the Actuarial Standards Board, which promulgates standards for the actuarial profession in the United States, from 2007 to 2012 and was its Chair from 2010 to 2011. Mr. Beer previously served as a member of the Board of the Casualty Actuarial Society.
Mr. Beer has over 30 years of actuarial and management experience in the insurance industry. Mr. Beer’s roles at American Re-Insurance Corporation included the active supervision of principal financial and accounting officers. In addition, Mr. Beer has extensive experience in reserving matters, which constitute the principal subjective assessments within the Company’s accounts. As a result, Mr. Beer serves as a designated financial expert on the Company’s Audit Committee and is a member of the Risk Committee.
Matthew Botein. Mr. Botein has been a director of the Company since February 7, 2017, having previously served as a non-executive director of the Company from 2002 to 2003 and 2007 to 2011. Mr. Botein is a Managing Partner of Gallatin Point Capital LLC. Previously, he was appointed Head of BlackRock Alternative Investors at BlackRock, Inc. (“BlackRock”) in 2010 and until January 2017 held the positions of co-Head and Chief Investment Officer of BlackRock’s alternative investment unit. Effective January 4, 2017, Mr. Botein serves as an advisor to BlackRock’s alternative investment unit. He served as Managing Director of BlackRock and was a member of BlackRock’s Global Operating Committee. From 2008, Mr. Botein has been a director of PennyMac Financial Services Inc. He has also served as a director at Northeast Bancorp since 2010. Previously, Mr. Botein was a director at Corelogic Inc. (previously First American Corporation) from 2009 until 2011, PennyMac Mortgage Investment Trust from 2009 until 2013, Alliance Partners LLC from 2011 until 2017 and Alignment Artist Capital LLC from2015 until 2017.
Mr. Botein has approximately 20 years of experience in the financial services industry, primarily managing portfolio investments in the banking, insurance, asset management, capital markets and financial processing sectors. As a result of his extensive financial services and investment management experience, Mr. Botein also serves as a member of the Investment Committee.
John Cavoores.  Mr. Cavoores has been a director of the Company since October 30, 2006. From October 5, 2010 through December 31, 2011, Mr. Cavoores was also the Co-Chief Executive Officer of our Aspen Insurance business segment (“Aspen Insurance”), focusing on Aspen Insurance’s casualty and professional lines and U.S. property businesses, where he had executive oversight for Aspen Insurance’s U.S. platform. From January 1, 2012, Mr. Cavoores continued his role as a non-executive director of the Company. From September 2006 until March 2010, Mr. Cavoores was an advisor to Blackstone. During 2006, Mr. Cavoores was a Managing Director of Century Capital, a Boston-based private equity firm. From 2003 to 2005, Mr. Cavoores served as President and Chief Executive Officer of OneBeacon Insurance Company, a subsidiary of the White Mountains Insurance Group.

He was employed with OneBeacon from 2001 to 2005. Among his other positions, Mr. Cavoores was President of National Union Insurance Company, a subsidiary of AIG, Inc. He spent 19 years at Chubb Insurance Group, where he served as Chief Underwriting Officer, Executive Vice President and Managing Director of overseas operations, based in London. Mr. Cavoores was the Chairman of Guidewire Software, Inc. from June 2015 until December 2016 and a director from December 2012 until December 2016. Mr. Cavoores was also a director of Cunningham Lindsey, Inc. from 2014 until 2016. Mr. Cavoores previously served as a director of Alliant Insurance Holdings.
Mr. Cavoores has over 30 years of experience within the insurance industry having, among other positions, formerly served as President and Chief Executive Officer of OneBeacon Insurance. As a result, Mr. Cavoores provides the Board with broad ranging business experience, with particular focus on insurance matters and strategies within the United States, and is a member of the Risk and Corporate Governance and Nominating Committees.
Gary Gregg. Mr. Gregg has been a director of the Company since April 24, 2013. From May 2013 to January 2015, Mr. Gregg was an advisor to Ortelius Ventures LLC. From 2011 to 2013, Mr. Gregg was engaged as a private consultant on a number of insurance and non-insurance related business purchase transactions. Prior to this, Mr. Gregg held various senior positions at Liberty Mutual Group from 1989 to 2011. From 2005 to 2011, Mr. Gregg served as President of Liberty Mutual Agency Corporation, one of Liberty Mutual Group’s four major business units. Prior to this, he served as President of Commercial Markets, another of the four major business units within Liberty Mutual Group from 1999 to 2005. Before joining Liberty Mutual Group, Mr. Gregg was a partner at KPMG Peat Marwick LLP from 1988 to 1989, where he also held various positions of increasing responsibility from 1979 to 1988. Mr. Gregg is currently a member of the Executive Committee, the Nominating Committee, and Chairman of the Finance Committee of the Board of Trustees of the Museum of Science in Boston, Massachusetts, having previously served as a member of the board of governors. Mr. Gregg also serves as a Trustee, member of the Audit Committee and Chairman of the Development Committee at the Stimson Center in Washington D.C. Mr. Gregg previously served as a member of the academic affairs committee and the dean’s executive council of the D’Amore School of Business at Northeastern University until 2015.
Mr. Gregg has over 30 years of experience within the insurance industry, with expertise in the U.S. property and casualty market. Mr. Gregg also has relevant entrepreneurial experience in running insurance companies through his various positions held at Liberty Mutual Group, which included overseeing multiple business acquisitions and subsequent integrations; directing overall IT strategy for his business units, with annual budgets typically in the range of $400 million, including major claims, underwriting and CRM system implementations; and experience managing multiple insurance distribution channels including large national brokerage, the U.S. independent agency system and direct selling. Given his extensive operational background, Mr. Gregg also serves as Chair of the Risk Committee and is a member of the Audit and Compensation Committees.
Heidi Hutter.  Ms. Hutter has been a director of the Company since June 21, 2002 and Lead Independent Director since October 29, 2014. She has served as a non-executive director of Aspen U.K. since August 6, 2002 and as a director and Chair of Aspen Managing Agency Limited (“AMAL”), the managing agent of our Lloyd’s Syndicate 4711, since February 28, 2008. She has served as Chief Executive Officer of Black Diamond Group, LLC since 2001 and Manager of Black Diamond Capital Partners since 2005. Ms. Hutter began her career in 1979 with Swiss Reinsurance Company (“Swiss Re”) in New York where she specialized in the then new field of finite reinsurance. From 1993 to 1995, she was Project Director for the Equitas Project at Lloyd’s which became the largest run-off reinsurer in the world. From 1996 to 1999, she served as Chief Executive Officer of Swiss Re America and was a member of the Executive Board of Swiss Re in Zurich. Ms. Hutter is director of Shenandoah Life Insurance Company, a director of SBLI USA Life Insurance Company, Inc. and a director and Chair of the Audit Committee of Prosperity Life Insurance Group LLC (Shenandoah’s and SBLI’s holding company). Ms. Hutter previously served as a director and Chair of the audit committee of AmeriLife Group LLC and as a director of Aquila, Inc., Smart Insurance Company (formerly United Prosperity Life Insurance Company) and Talbot Underwriting and related corporate entities.
Ms. Hutter is a qualified actuary with over 35 years of experience within the re/insurance industry. Ms. Hutter is a recognized industry leader with relevant experience both in the United States and internationally. Ms. Hutter has particular insurance experience at Lloyd’s as she served as Project Director for the Equitas Project at Lloyd’s from 1993 to 1995, and having previously served on the board of Talbot Underwriting Ltd. (corporate member and managing agent of Lloyd’s syndicate) from 2002 to 2007. As a result of her experience, Ms. Hutter provides the Board with insight on numerous matters relevant to insurance practice. Ms. Hutter also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Audit and Risk Committees.
Gordon Ireland.  Mr. Ireland has been a director of the Company since February 7, 2013. He worked at PricewaterhouseCoopers and its predecessor firms for 36 years until 2010 where he was a member of the U.K. Firms’ Supervisory Board for nine years, serving at various times as Chairman of the Senior Management Remuneration Committee and Deputy Chairman of the Supervisory Board and was, for a number of years, Chairman of the PricewaterhouseCoopers’ partner admissions panel. Mr. Ireland was Chairman of the PricewaterhouseCoopers’ Global International Insurance Accounting Group. Mr. Ireland represented PricewaterhouseCoopers on The Institute of Chartered Accountants in England and Wales (“ICAEW”) Accounting sub-Committee. Mr. Ireland has also represented the ICAEW on the Federation des Experts Comptables European equivalent committee and was a member of the European Financial Reporting Advisory Group Financial Instruments Working Group. As of May 27,

2015, Mr. Ireland has been a director of Iccaria Insurance ICC Ltd, a subsidiary of Arthur J. Gallagher & Co. that focuses on longevity swaps for pension funds. Mr. Ireland has also been a director of Yorkshire Building Society Group since September 2015. Mr. Ireland served as a director of Global Insurance Company Limited between March 2011 and December 2014. From July 2010 until June 2015, Mr. Ireland was a director of L&F Holdings Limited and Chief Executive of L&F Indemnity Limited, the professional indemnity captive insurance group which serves the PricewaterhouseCoopers network. He also served as a director of Lifeguard Insurance (Dublin) Limited, Catamount Indemnity Limited and Professional Asset Indemnity Limited from July 2010 to June 2015.
Mr. Ireland has over 35 years of experience within the financial services sector having worked at PricewaterhouseCoopers. As a result of his audit-led exposure to the London Market and general insurance and reinsurance markets throughout his career, Mr. Ireland provides strong insurance audit skills and technical accountancy expertise to our Board. As a result, he serves as Chair of the Audit Committee, on which he is also a designated financial expert, and as a member of the Risk Committee.
Karl Mayr. Mr. Mayr has been a director of the Company since December 2, 2015. Mr. Mayr has also served as a director of Aspen U.K. and a member of its Risk Committee since June 2015. Since October 2016, Mr. Mayr has served as a director of Aspen Managing Agency Limited and as a member of its Audit Committee. Mr. Mayr has served as a Director of Würzburger Versicherungs-AG since 2004. Mr. Mayr worked at Axis Re Europe and Axis Reinsurance from 2003 to 2014 where his most recent roles were as Vice Chairman of Axis Reinsurance and President and Chief Executive Officer of Axis Re Europe. Prior to this, Mr. Mayr was at GE Frankona Reinsurance Company.
Mr. Mayr has over 30 years of experience in the reinsurance sector, primarily in Europe, across a number of product lines in both an underwriting capacity and in senior management roles. As a result of his global expertise and senior leadership experience, Mr. Mayr also serves as a member of the Audit, Risk and Compensation Committees.
Bret Pearlman. Mr. Pearlman has been a director of the Company since July 24, 2013. Since 2004, Mr. Pearlman has been a Managing Director of Elevation Partners, where he is also a Co-Founder. In October 2014, Mr. Pearlman also became a Manager of HRS 1776 Partners. Previously, Mr. Pearlman worked for The Blackstone Group where he served as a Senior Managing Director from 2000 to 2004 and held various roles from 1989 to 2000. Mr. Pearlman was a board member of Forbes Media LLC from 2009 to 2014. He joined the board of CHM Holdings LLC in 2015. Mr. Pearlman continues to serve on the board of the YRF Darca charity and the Jericho Athletic Association charity.
Mr. Pearlman has over 25 years of experience within private equity, including as a partner and co-founder, providing a strong understanding of performance management, business models, corporate finance and capital management. His current role as Managing Director at Elevation Partners provides significant experience of the digital world and technology. As a result of his financial and investment management experience, Mr. Pearlman also serves as a member of the Compensation, Corporate Governance and Nominating and Investment Committees.
Ronald Pressman.  Mr. Pressman has been a director of the Company since November 17, 2011. Mr. Pressman was appointed as Executive Vice President and Chief Executive Officer of TIAA Institutional Financial Services in September 2015, having previously served as Chief Operating Officer of TIAA from January 2012 until September 2015. Previously, he worked at General Electric (“GE”) Corporation for 31 years, where he was most recently President and Chief Executive Officer of GE Capital Real Estate from 2007 until 2011. From 2000 to 2007, Mr. Pressman also served as President and Chief Executive Officer of GE Asset Management and as Chairman, Chief Executive Officer and President of Employers Reinsurance. Earlier in his career, Mr. Pressman led GE energy businesses in Europe, the Middle East, Africa, Southwest Asia and the United States. Mr. Pressman previously served as a member of the board of New York Life Insurance Company from November 2011 until January 2012. Mr. Pressman currently serves as a director on the board of The American Council of Life Insurers and as a director of Pathways to College, a non-profit organization that prepares young people from deprived communities for college. He is also a charter trustee of Hamilton College and a member of the Business Higher Education Forum. From 2006 until 2016, Mr. Pressman also served as Chairman of the national board of A Better Chance, a non-profit organization which provides leadership development opportunities for children of color in the United States.
Mr. Pressman has over 30 years of experience within the financial services sector, in particular real estate, asset management and reinsurance, having worked at GE for over 30 years and served as Chief Operating Officer of TIAA until his appointment as Executive Vice President and Chief Executive Officer of TIAA Institutional Financial Services in September 2015. With his varied experience across such sectors and having held senior positions, Mr. Pressman provides further insight on a wide-range of matters including operations, insurance industry and investment management expertise. As a result of his experience, Mr. Pressman also serves as Chair of the Compensation Committee and as a member of the Investment Committee.

Director Independence
The Board has adopted director independence standards to assist it in making determinations as to whether directors have any material relationships with the Company for purposes of determining such directors’ independence under the listing standards of the New York Stock Exchange and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). These director independence standards are available on the Company’s website at www.aspen.co.
Following a review of the directors’ current and recent business relationships as outlined above under “— Board of Directors of the Company” and in accordance with the Company’s director independence standards, the Board determined that Messrs. Ahamed, Beer, Botein, Cavoores, Gregg, Ireland, Mayr, Pearlman and Pressman and Ms. Hutter are independent directors.
Committees of the Board of Directors
As of March 1, 2017, the Board had the following committees:
Audit Committee: The Audit Committee is currently composed of Messrs. Ireland, Beer, Gregg, Mayr and Ms. Hutter and is chaired by Mr. Ireland. The Audit Committee has general responsibility for the oversight and supervision of our accounting, reporting and financial control practices. Among other things, the Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board as to their selection and reviews the plan, fees and results of their audit. The Board determined that Messrs. Beer and Ireland each qualify as an “audit committee financial expert” pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Audit Committee held four meetings during 2016.

Compensation Committee: The Compensation Committee is currently composed of Messrs. Pressman, Gregg, Pearlman and Mayr and is chaired by Mr. Pressman. The Compensation Committee oversees our compensation and benefit policies and programs, including administration of our annual bonus pool funding and long-term incentive plans. Among other things, the Compensation Committee determines the compensation of the Chief Executive Officer, executive officers and key employees. The Compensation Committee held five meetings during 2016.
Investment Committee: The Investment Committee is currently composed of Messrs. Ahamed, Botein, Jones, Pearlman and Pressman and is chaired by Mr. Ahamed. The Investment Committee is an advisory committee to the Board which, among other things, formulates our investment policy and oversees all of our significant investing activities. The Investment Committee held five meetings during 2016. As noted above, Mr. Ahamed will not stand for re-election at the Annual General Meeting.
Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee is currently composed of Ms. Hutter and Messrs. Cavoores and Pearlman and is chaired by Ms. Hutter. The Corporate Governance and Nominating Committee establishes, among other things, the Board’s criteria for selecting new directors and oversees the evaluation of the Board. The Corporate Governance and Nominating Committee held four meetings during 2016.
Risk Committee:  The Risk Committee is currently composed of Messrs. Gregg, Beer, Cavoores, Ireland, Mayr and Ms. Hutter and is chaired by Mr. Gregg. Among other things, the Risk Committee is responsible for establishing our risk management strategy, approving our risk management framework, methodologies and policies, and reviewing our approach for determining and measuring our risk tolerances. The Risk Committee held five meetings during 2016.
In addition, the Board may, from time to time, implement ad hoc committees for specific purposes. No ad hoc committees were established during 2016.
Board Leadership Structure
We have separate Chief Executive Officer and Chairman positions in the Company. The Chief Executive Officer is responsible for the day-to-day management of the Company. The Chairman, who is not an employee of the Company or part of the Company’s management, provides the appropriate leadership role for the Board and is able to effectively facilitate the contribution of non-executive directors and constructive interaction between management (including executive directors) and the non-executive directors in assessing the Company’s performance, strategies and means of achieving them. As part of his leadership role, the Chairman is responsible for the Board’s effectiveness and sets the Board’s agenda in conjunction with the Chief Executive Officer.
Under the scope of his role as Chairman, Mr. Jones is more involved in the management of the Company than an independent director would be under U.S. practice and rules; however, his role and compensation under practices in other jurisdictions, such as in the United Kingdom, would not compromise his independence. The more specific chairman duties identified in Mr. Jones’ appointment letter result in greater time allocated for the operations of the Company than the other non-executive directors.

In addition, the Board has appointed Ms. Hutter in the role of Lead Independent Director in order to provide further balance to the leadership of non-executive directors. Under the scope of her role as the Company’s Lead Independent Director, Ms. Hutter has the following additional responsibilities:
•coordinating and moderating executive sessions of the Board’s independent directors not less than once annually;
•working closely with the Chairman and providing support in relation to the Board’s operations and governance processes;
•acting as the principal liaison between the independent directors and the Chairman and the Chief Executive Officer;
•monitoring, in conjunction with the Chairman, the process by which Board agendas are set to ensure the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to perform their duties effectively and responsibly;
•being available to the shareholders to address any concerns or issues; and
•performing such other duties as the Board may from time to time delegate to the Lead Independent Director to assist the Board in the fulfillment of its responsibilities.
Attendance at Meetings by Directors
The Board conducts its business through its meetings and meetings of the committees. Each director is expected to attend each regularly scheduled meeting of the Board, the constituent committees on which that director serves and our annual general meeting of shareholders. The Board held six formal meetings in 2016. All of the directors attended the 2016 annual general meeting of shareholders and at least 75% of the meetings of the Board and meetings of the committees on which they serve.
Non-Executive Directors
The Board has adopted a policy of regularly scheduled executive sessions where non-executive directors meet independently of management. The non-executive directors include all our independent directors and Mr. Jones, our Chairman. The non-executive directors held four executive sessions during 2016. Mr. Jones presided at each executive session. In 2016, we also held one executive session comprised solely of independent directors which was presided by Ms. Hutter, the Company’s Lead Independent Director.
Shareholders and other interested parties may communicate any queries or concerns to the non-executive directors by sending written communications by mail to Mr. Jones, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829.
Policy on Shareholder Proposals for Director Nominees
The Board has adopted procedures relating to director nominations and shareholder proposals, as described below.
Submission of Shareholder Proposals. Shareholder proposals to be included in the Company’s proxy materials will be considered only if received not later than the close of business on the 120th day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual general meeting of shareholders and if they comply with the requirements of Rule 14a-8 of the Exchange Act. The Company can exclude a shareholder proposal if it has failed one of the eligibility or procedural requirements of Rule 14a-8 of the Exchange Act. Accordingly, the Company may exclude such shareholder proposals even if received in a timely manner.
If shareholders wish to nominate their own candidates for director on their own separate slate (as opposed to recommending candidates to be nominated by the Company in the Company’s proxy), shareholder nominations for directors at the annual general meeting of shareholders must be received by the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting of shareholders.
Disclosure Requirements. A shareholder who wishes to submit a proposal or a nomination for consideration (a “Notice Shareholder”) should send a written notice by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829 and include the following information:
(1) the Notice Shareholder’s name and address;

(2) a description of: (a) the Notice Shareholder’s beneficial ownership, whether direct or indirect, of (i) common or preferred shares of the Company, (ii) any option, warrant or other security or right convertible into or exercisable or exchangeable for common or preferred shares of the Company and (iii) any derivative instrument or contract, swap, right or other transaction or series of transactions that has the characteristics of a long position, has an exercise, conversion or settlement mechanic at a price or value related to or derived in whole or in part from the price or value of common or preferred shares of the Company or is designed to produce economic benefits and risks that correspond substantially to the ownership of common or preferred shares of the Company (even if such benefits and risks are hedged or otherwise mitigated), (b) any stock borrowing, hedging or other arrangement entered into by the Notice Shareholder that is designed to reduce the economic risk of changes to the price or value of common or preferred shares of the Company or has the characteristics of a short position or otherwise provides an opportunity to profit from any decrease in the price or value of common or preferred shares of the Company, (c) any rights of the Notice Shareholder to dividends on common or preferred shares of the Company that are separate from the underlying shares, (d) any performance-related fees (other than asset-based fees) to which the Notice Shareholder is entitled based on any increase or decrease in the value of common or preferred shares of the Company and (e) any proxy, contract or other understanding or arrangement providing the Notice Shareholder with the right to vote any common or preferred shares of the Company;

(3) the information that would be required to be set forth in a Schedule 13D or an amendment to Schedule 13D by the Notice Shareholder and all information with respect to such person or the applicable nomination or proposal that would be required to be set forth in a Schedule 14A proxy statement; and

(4) a description of any agreements, arrangements or understandings between or among any Notice Shareholders in connection with the nomination or proposal, as applicable.

A Notice Shareholder shall also comply with any applicable requirements of the Exchange Act with respect to the matters covered by the Company’s procedures regarding shareholder proposals and nominations.
Nomination Requirements. In addition, a shareholder’s notice of a nomination must include the following information:

(1)	the name and address of each director nominee (each, a “Nominee”);

(2)	the information required by (2) above under “—General Requirements” with respect to each Nominee;

(3)
all information with respect to each Nominee that would be required to be set forth in a Schedule 14A proxy statement, including each Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)
a description of any compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Notice Shareholder, on the one hand, and any Nominee, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if a Notice Shareholder were the “registrant” for purposes of such rule and the Nominee were a director or executive officer of such “registrant”; and

(5)	a D&O questionnaire completed and signed by each Nominee (a form of which will be provided to the requesting shareholder and/or Nominee following written request to the Company Secretary).

In addition, the Notice Shareholder shall promptly provide the Company with any other information requested by the Company that is reasonably required to allow the Company to determine the eligibility of a Nominee to serve as a director or that could be material to a shareholder’s understanding of the independence of a Nominee.
Proposal Requirements. In addition, a shareholder’s notice of a proposal must include the following information:

(1)	a brief description of the proposal or other business desired to be brought before the general meeting and the reasons for it;

(2)	any material interests of a Notice Shareholder in such proposal or other business; and

(3)	the text of the proposal or other business (including the text of any resolutions or bye-law amendments proposed for consideration).

Updates and Supplements. A shareholder’s notice of a nomination or proposal must be updated and supplemented, as necessary, so that the information provided or required to be provided in such notice is true and correct as of, not only the date of the notice, but also the record date of the general meeting and the date that is ten business days prior to the date of the general meeting or any adjournment or postponement of such general meeting. Any required updates and supplements to the notice must be delivered to the Company Secretary at the principal executive offices of the Company not later than three business days after the record date of the general meeting or not later than three business days after the date that is ten business days prior to the date of the general meeting or any adjournment or postponement of such general meeting, as applicable. In no case will the obligation to update or supplement the notice extend any applicable deadlines or enable a shareholder to amend or update any proposal or nomination or submit any new proposal or nomination (e.g., by changing or adding nominees or proposals or resolutions).
Process for Evaluation of Director Nominees. The Corporate Governance and Nominating Committee has the authority and responsibility to lead the search for individuals qualified to become members of the Board to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board. The Corporate Governance and Nominating Committee will identify, evaluate and recommend that the Board select director nominees for shareholder approval at the applicable annual meetings based on minimum qualifications and additional criteria that the Corporate Governance and Nominating Committee deems appropriate, taking into account the diversity and other needs of the Board. The Corporate Governance and Nominating Committee periodically reviews the Board’s membership to assure the appropriate balance of skills and characteristics. The Board believes that all directors of the Company should be persons who combine the highest standards of integrity and significant accomplishments in their chose field of endeavor and bring a diversity of experiences, skills and perspectives to the Board as well as knowledge in the areas of insurance, reinsurance, financial services and other aspects of the Company’s activities.
The Corporate Governance and Nominating Committee may in its discretion engage a third-party search firm and other advisors to identify potential nominees for director. The Corporate Governance and Nominating Committee may also identify potential director nominees through director and management recommendations, business, insurance industry and other contacts, as well as through shareholder nominations.
Qualifications for Director Nominees. A nominee recommended for a position on the Board must meet the following minimum qualifications:
•have the highest standards of personal and professional integrity;
•have exhibited mature judgment through significant accomplishments in his or her chosen field of expertise;

•	have a well-developed career history with specializations and skills that are relevant to understanding and benefiting the Company;

•	be able to allocate sufficient time and energy to director duties, including preparation for meetings and attendance at meetings;
•be able to read and understand financial statements to an appropriate level for the exercise of his or her duties; and
•be familiar with, and willing to assume, the duties of a director on the board of directors of a public company.
Certain additional criteria for consideration of a director nominee may include, but are not limited to, the following as the Corporate Governance and Nominating Committee sees fit:
•the nominee’s qualifications and accomplishments and whether they complement the Board’s existing strengths;
•the nominee’s leadership, strategic, or policy setting experience;

•	the nominee’s experience and expertise relevant to the Company’s insurance and reinsurance business, including any actuarial or underwriting expertise, or other specialized skills;

•	the nominee’s independence qualifications as defined by NYSE listing standards and the Company’s director independence standards;

•	the nominee’s actual or potential conflict of interest, or the appearance of any conflict of interest, in the best interest of the Company and its shareholders;
•the nominee’s ability to represent the interests of all shareholders of the Company; and

•
the nominee’s financial literacy, accounting or related financial management expertise as defined by NYSE listing standards, or qualifications as an audit committee financial expert as defined by SEC rules and regulations.

Communications to the Board of Directors
The Board provides a process for shareholders and interested parties to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors, including non-executive directors, by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829. All communications will be referred to the Board or relevant directors.

Executive Officers
The table below sets forth certain information concerning our executive officers as of March 1, 2017:

Name	Age	Position(s)
Christopher O’Kane (1)	62	Group Chief Executive Officer
Brian Boornazian	56	Chairman of Aspen Re, President of Aspen Re America, Chief Executive Officer of North America and Performance Director of Aspen Re
Michael Cain	45	Chief Executive Officer of Aspen Bermuda, Group General Counsel and Company Secretary
David Cohen	58	President and Chief Underwriting Officer of Aspen Insurance
Karen Green	49	Chief Executive Officer of Aspen U.K. and AMAL, Group Head of Corporate Development and Office of the Group Chief Executive Officer
Emil Issavi	44	President and Chief Underwriting Officer of Aspen Re
Scott Kirk	43	Group Chief Financial Officer
Thomas Lillelund	44	Chief Executive Officer of Aspen Re
Stephen Postlewhite	45	Chief Executive Officer of Aspen Insurance
Richard Thornton	45	Group Chief Operating Officer and Group Head of Strategy
Kate Vacher	45	Group Director of Underwriting
___________

(1)	Biography available under “— Directors” above.
Brian Boornazian. Mr. Boornazian was appointed Chairman of our Aspen Reinsurance business segment (“Aspen Re”) in August 2012 and has also served as the Performance Director of Aspen Re, Chief Executive Officer of North America and the President of Aspen Re America since August 2012. He was previously Chief Executive Officer of Aspen Re from January 2010 to August 2012 and President of Aspen Re from June 2008 until January 2010. Prior to this, he was appointed Head of Reinsurance in May 2006 and joined Aspen in January 2004 as President of Aspen Re America. Mr. Boornazian also serves as a director on various boards of the Company’s U.S. subsidiaries. Prior to joining the Company, Mr. Boornazian was at XL Re America where he acted in several capacities, including Senior Vice President, Chief Property Officer (responsible for property facultative and treaty, as well as marine) and Chief Marketing Officer. Mr. Boornazian began his career at General Reinsurance Corporation (“Gen Re”)( and also held senior positions at NAC Re, Cologne Re of America and Guy Carpenter.
Michael Cain. Mr. Cain was appointed Group General Counsel in March 2008 and as Chief Executive Officer of Aspen Bermuda in October 2014, having served as a director of Aspen Bermuda since July 2012. Mr. Cain was appointed Company Secretary in February 2016 and also serves as a director on various boards of the Company’s subsidiaries. Mr. Cain served as Head of Group Human Resources from June 2011 to September 2016. Prior to joining the Company, Mr. Cain served as Corporate Counsel and Company Secretary to Benfield Group Limited from 2002 to 2008. Previously, Mr. Cain worked at Barlow Lyde & Gilbert LLP and Ashurst LLP.
David Cohen. Mr. Cohen was appointed President and Chief Underwriting Officer of Aspen Insurance in November 2015 and serves as a director on various boards of the Company’s subsidiaries. He has over 35 years of insurance industry experience. Most recently, he was Global Casualty Chief Underwriting Officer at Liberty International Underwriters (“LIU”) from June 2001 to October 2015 and was President of LIU U.S. from December 2006 to October 2015. Prior to this, he was President of Casualty at Tamarack American (a division of Great American Insurance Company) for five years and worked in the Excess Casualty Division at The Home Insurance Company for 10 years. He began his career at American International Group in 1980.
Karen Green. Ms. Green has been Chief Executive Officer of Aspen U.K. and AMAL since March 2011 and a member of the board of directors of Aspen U.K. since March 2010 and AMAL since March 2008. She is also Group Head of Corporate Development and Office of the Group Chief Executive Officer. Ms. Green joined the Company in March 2005 as Head of Strategy and Office of the Chief Executive Officer. From 2001 until 2005, Ms. Green was a Principal with MMC Capital Inc. (now Stone Point Capital), a global private equity firm (formerly owned by Marsh and McLennan Companies Inc.). Prior to MMC Capital, Ms. Green was a director at GE Capital in London from 1997 to 2001 where she co-ran the Business Development team (responsible for mergers and acquisitions for GE Capital in Europe). She is a former director of the International Underwriting Association and an elected working member of the Council of Lloyd’s and a member of the Risk and Remuneration Committees of Lloyd’s.
Emil Issavi. Mr. Issavi was appointed President of Aspen Re in September 2014 and has served as Chief Underwriting Officer of Aspen Re since August 2012. Mr. Issavi serves as a director on various boards of the Company’s subsidiaries. Mr. Issavi previously served as Executive Vice President of Aspen Re and Head of Casualty Reinsurance from July 2008 to July 2012 and Head of Casualty Treaty of Aspen Re America from July 2006 to June 2008. Prior to joining the Company, Mr. Issavi was at Swiss Re America where he was Senior Treaty Account Executive responsible for various global and national property and casualty clients from 2002 to 2006. Mr. Issavi began his reinsurance career at Gen Re as a casualty facultative underwriter.

Scott Kirk. Mr. Kirk was appointed the Group Chief Financial Officer in December 2014. Prior to this appointment, Mr. Kirk served as the Chief Financial Officer of Aspen Insurance from October 2011 to December 2014, having previously served as Group Head of Finance from May 2009 to September 2011 and Group Financial Controller from September 2007 to April 2009. In addition, Mr. Kirk serves as a director on various boards of the Company’s subsidiaries. Prior to joining the Company, Mr. Kirk worked at Endurance Specialty Holdings Limited, joining Endurance Re America in New York after its formation in 2002. Previously, Mr. Kirk was at Trenwick International in London working in finance and treasury for three years. Mr. Kirk began his career as an auditor at KPMG, Brisbane and is a member of the Institutes of Chartered Accountants in both England and Wales and Australia.
Thomas Lillelund. Mr. Lillelund was appointed Chief Executive Officer of Aspen Re in May 2016. He was previously Managing Director of Asia Pacific for Aspen Re since 2012, having joined the Company in 2008 as General Manager and Principal Officer of the Singapore branch. Mr. Lillelund served as the Chairman of the Singapore Reinsurance Association from 2014 to 2016 and was a member of the Board of the Singapore College of Insurance from 2015 to 2016. Prior to joining the Company, Mr. Lillelund spent four years at American International Group, Inc. where he was the Regional Vice President for Commercial Property in the South East Asia Region. Mr. Lillelund previously held management roles at Swiss Re in Hong Kong and South Africa. He began his underwriting career at Gen Re in the United States in 1995 and in this role undertook further study to become an Associate in Reinsurance (ARe) of the American Institute for Chartered Property Casualty Underwriters.
Stephen Postlewhite. Mr. Postlewhite was appointed Chief Executive Officer of Aspen Insurance in May 2016. Prior to this appointment, Mr. Postlewhite served as Chief Executive Officer of Aspen Re from September 2014 to May 2016, Group Chief Risk Officer from February 2013 to September 2014, Head of Risk from November 2012 to February 2013, Chief Risk Officer of Aspen U.K. from September 2009 to October 2012 and Head of Risk Capital from September 2009 to October 2012. During 2012, he also served as Interim Group Chief Risk Officer. Mr. Postlewhite serves as a director on various boards of the Company’s subsidiaries. Prior to joining the Company in 2003, Mr. Postlewhite spent a year at the U.K. Financial Services Authority (now the Prudential Regulation Authority) working extensively on the development of the Individual Capital Assessment process for non-life insurers and nine years with KPMG, both in London and Sydney, working as a senior general insurance actuarial consultant, predominantly on London Market, Lloyd’s and reinsurance clients. He has been a fellow of the Institute of Actuaries since 2001. Prior to embarking on an actuarial career, Mr. Postlewhite worked as a management consultant for Andersen Consulting.
Richard Thornton. Mr. Thornton was appointed Group Chief Operating Officer in December 2016 and has been Group Head of Strategy since March 2014. Mr. Thornton previously served as Group Chief Risk Officer from September 2014 to December 2016. In addition, Mr. Thornton has served as a director of Aspen European Holdings Limited since December 2015. Prior to joining the Company, Mr. Thornton was at Oliver Wyman since 1999 where he became a partner in 2007 and led content development for the firm’s general insurance business in the United Kingdom and Europe. His global remit provided him the opportunity to work internationally with large insurance companies in Asia, South Africa, Australia and North America and to gain a global overview of the market. Mr. Thornton worked on a wide variety of projects spanning life and general insurance, ranging from retail to global corporate and from strategy to operations, risk and finance. Previously, Mr. Thornton was an economist in the Bank of England’s monetary analysis division.
Kate Vacher. Ms. Vacher was appointed Director of Underwriting in May 2006. Previously, Ms. Vacher served as Head of Group Planning from April 2003 to May 2006 and a property reinsurance underwriter since joining Aspen in September 2002 to May 2006. Ms. Vacher has been a member of the board of directors of AMAL since February 2010 and was appointed Chairman of Aspen Risk Management Limited in 2015. From February 2010 until March 2016, Ms. Vacher was the Active Underwriter for Syndicate 4711 (our syndicate at Lloyd’s). Prior to joining the Company, Ms. Vacher worked as an underwriter with Wellington Syndicate 2020 from 1999 until 2002 and was an assistant underwriter at Syndicate 51 from 1995 until 1999.
Role in Risk Oversight
In this section, we provide a summary of our risk governance arrangements and current risk management strategy. We also provide more detail on the management of core underwriting and market risks and on our internal model. The internal model is an economic capital model which has been developed internally for use in certain business decision-making processes, the assessment of risk-based capital requirements and for various regulatory purposes.
Risk Governance
Board of Directors.  The Board considers effective identification, measurement, monitoring, management and reporting of the risks facing our business to be key elements of its responsibilities and those of the Group Chief Executive Officer and management. Matters relating to risk management that are reserved to the Board include approval of the internal controls and risk management framework and any changes to the Group’s risk appetite statement and key risk limits. The Board also receives reports at each scheduled meeting from the Group Chief Risk Officer and the Chairman of the Risk Committee as well as training in risk management processes including the design, operation, use and limitations of the internal model. As a result of these arrangements and processes, the Board, assisted by management and the Board Committees, is able to exercise effective oversight of the operation of the risk management strategy described in “Risk Management Strategy” below.
Board Committees.  The Board delegates oversight of the management of certain key risks to its Risk, Audit and Investment Committees. Each of the committees is chaired by an independent director of the Company who also reports to the Board on the committees’ discussions and matters arising.
Risk Committee:  The purpose of this committee is to assist the Board in its oversight duties in respect of the management of risk, including:

•	making recommendations to the Board regarding management’s proposals for the risk management framework, risk appetite, key risk limits and the use of our internal model;

•	monitoring compliance with the agreed Group risk appetite and key risk limits; and

•	oversight of the process of stress and scenario testing established by management.
Audit Committee:  This committee is primarily responsible for assisting the Board in its oversight of the integrity of the financial statements. It is also responsible for reviewing the adequacy and effectiveness of the Company’s internal controls and receives regular reports from both internal and external audit in this regard.
Investment Committee:  This committee is primarily responsible for setting and monitoring the Group’s investment risk and asset allocation policies and ensuring that the Chairman of the Risk Committee is kept informed of such matters.
Management Committees.  The Group also has a number of executive management committees which have oversight of certain risk management processes including the following:
Group Executive Committee:  This is the main executive committee responsible for advising the Group Chief Executive Officer on matters relating to the strategy and conduct of the Group’s business.
Capital and Risk Principles Committee:  The primary purpose of the Capital and Risk Principles Committee is to assist the Group Chief Executive Officer and the Group Chief Risk Officer in their oversight duties in respect of the design and operation of the Group’s risk management systems. In particular, it has specific responsibilities in relation to the internal model and for the establishment of risk limits for accumulating underwriting exposures and monitoring solvency and liquidity requirements.
Reserve Committee:  This committee is responsible for managing reserving risk and making recommendations to the Group Chief Executive Officer and the Group Chief Financial Officer relating to the appropriate level of reserves to include in the Group’s financial statements.
Underwriting Committee:  The purpose of this committee is to assist the Group Chief Executive Officer in his oversight duties in respect of the management and control of underwriting risk, including oversight of the independent review of the quality of each team’s underwriting.
Reinsurance Credit Committee:  The purpose of this committee is to seek to minimize credit risks arising from insurance and reinsurance counterparties by the assessment and monitoring of collateralized reinsurance arrangements, direct cedants, intermediaries and reinsurers.
Group Chief Risk Officer.  Among other things, our Group Chief Risk Officer provides the Board and the Risk Committee with reports and advice on risk management issues.

Risk Management Strategy
We operate an integrated enterprise-wide risk management strategy designed to deliver shareholder value in a sustainable and efficient manner while providing a high level of policyholder protection. The execution of our integrated risk management strategy is based on:

•
the establishment and maintenance of a risk management and internal control system based on a three lines of defense approach to the allocation of responsibilities between risk accepting units (first line), risk management activity and oversight from other central control functions (second line) and independent assurance (third line);

•	identifying material risks to the achievement of the Group’s objectives including emerging risks;

•	the articulation at Group level of our risk appetite and a consistent set of key risk limits for each material component of risk;

•	the cascading of key risk limits for material risks to each operating subsidiary and, where appropriate, risk accepting business units;

•	measuring, monitoring, managing and reporting risk positions and trends;

•	the use, subject to an understanding of its limitations, of the internal model to test strategic and tactical business decisions and to assess compliance with the risk appetite statement; and

•
stress and scenario testing, including reverse stress testing, designed to help us better understand and develop contingency plans for the likely effects of extreme events or combinations of events on capital adequacy and liquidity.

Risk Appetite Statement.  The risk appetite statement is a central component of the Group’s overall risk management framework and is approved by the Board. It sets out, at a high level, how we think about risk in the context of our business model, Group objectives and strategy. It sets out boundary conditions and limits for the level of risk we assume, together with a statement of the reward we aim to receive for this level of risk.
Our risk appetite statement comprises the following components:

•	Risk preferences: a high level description of the types of risks we prefer to assume and those we prefer to minimize or avoid;

•	Return objective: the levels of return on capital we seek to achieve, subject to our risk constraints;

•	Volatility constraint: a target limit on earnings volatility; and

•	Capital constraint: a minimum level of risk adjusted capital.
Risk Components.  The main types of risks that we face are summarized as follows:
Insurance risk:  The risk that underwriting results vary from their expected amounts, including the risk that reserves established in respect of prior periods differ significantly from the level of reserves included in the Group’s financial statements.
Market risk:  The risk of variation in the income generated by, and the fair value of, our investment portfolio, cash and cash equivalents and derivative contracts including the effect of changes in foreign currency exchange rates.
Credit risk:  The risk of diminution in the value of insurance receivables as a result of counter-party default. This principally comprises default and concentration risks relating to amounts receivable from intermediaries, policyholders and reinsurers. We include credit risks related to our investment portfolio under market risk. We include credit risks related to insurance contracts (e.g., credit and political risk policies) under insurance risk.
Liquidity risk:  The risks of failing to maintain sufficient liquid financial resources to meet liabilities as they fall due or to provide collateral as required for commercial or regulatory purposes.
Operational risk:  The risk of loss resulting from inadequate or failed internal processes, personnel or systems, or from external events.
Strategic risk:  The risk of adverse impact on shareholder value or income and capital of adverse business decisions, poor execution or failure to respond to market changes.
Regulatory risk: The risk of non-compliance with regulatory requirements, including ensuring we understand and comply with changes to those requirements. There is a residual risk that changes in regulation impact our ability to operate profitably in some jurisdictions or some lines of business.
Taxation risk: The risk that we do not understand, plan for and manage our tax obligations. There is a residual risk that changes in taxation impact our ability to operate profitably in some jurisdictions or some lines of business.
Emerging risk:  The risk that events or issues not previously identified or fully understood impact the operations or financial results of the Group.
We divide risks into “core” and “non-core” risks. Core risks comprise those risks which are inherent in the operation of our business, including insurance risks in respect of our underwriting operations and market and liquidity risks in respect of our investment activity. We intentionally expose the Company to core risks with a view to generating shareholder value but seek to manage the resulting volatility in our earnings and financial condition within the limits defined by our risk appetite. However, these core risks are intrinsically difficult to measure and manage and we may not, therefore, be successful in this respect. All other risks, including regulatory and operational risks, are classified as non-core. We seek, to the extent we regard as reasonably practicable and economically viable, to avoid or minimize our exposure to non-core risks.
Key Risk Limits.  We use the term risk limit to mean the upper limit of our tolerance for exposure to a given risk. Key risk limits are a sub-set of risk limits and are subject to annual approval by the Board on the advice of the Risk Committee as part of the annual business planning process. If a risk exceeds key risk limits, the Group Chief Risk Officer is required to report the excess and management’s plans for dealing with it to the Risk Committee.
Code of Business Conduct and Ethics, Corporate Governance Guidelines and Committee Charters
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) and Corporate Governance Guidelines (the “Governance Guidelines”) that apply to all of our employees, officers and directors. The Code of Conduct and Governance Guidelines outline the policies, principles, rules, regulations and law that govern the activities of the Company and its employees, officers and directors and establish guidelines for professional conduct in the workplace. Any waiver of a provision of the Code of Conduct for our directors and executive officers may be made only by the Audit Committee. We have posted the Code of Conduct and the Governance Guidelines on our website at www.aspen.co.
The charters for each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also posted on our website at www.aspen.co. Shareholders may request printed copies of the Code of Conduct, the Governance Guidelines and the committee charters at no charge by writing to the Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton, HM19, Bermuda.
Review and Approval of Transactions with Related Persons
The review and approval of any direct or indirect transactions between the Company and “related persons” (i.e., directors, executive officers, principal shareholders owning 5% or more of the Company’s ordinary shares or any of their immediate family members) is governed by our Code of Business Conduct and Ethics which provides guidelines for any transaction which may create a conflict of interest between us and our employees, officers or directors and members of their immediate family. Pursuant to our Code of Business Conduct and Ethics, we will review personal benefits received, personal financial interest in a transaction and certain business relationships in evaluating whether a conflict of interest exists. The Audit Committee is responsible for applying the Company’s conflict of interest policy and approving certain individual transactions. The Company has no related party transactions.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2016, none of the directors that served on the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall objectives of our compensation program, each element of compensation and key compensation decisions that the Compensation Committee has made under our compensation program and the factors considered in making those decisions. This Compensation Discussion and Analysis also provides information regarding the compensation of our (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) the three most highly compensated executive officers for 2016, not including the Chief Executive Officer and the Chief Financial Officer, and (iv) the former Chief Executive Officer of Aspen Insurance and the former President of Aspen U.S. Insurance, each of whom would have been included in the three most highly compensated executive officers for 2016 but for the fact that they were no longer employed by the Company as of December 31, 2016 (collectively, the “NEOs”). The NEOs who were actively employed by us on December 31, 2016 are referred to in this Proxy Statement as the “continuing NEOs.”

Executive Summary
In 2016, our Say-On-Pay Vote received overwhelming support with approximately 95% of shareholders voting in favor of our compensation program, which we believe evidences our shareholders’ support for our NEOs’ compensation arrangements and our general executive compensation practices. We believe this strong support is the result of the Company’s executive compensation program being designed to align pay and performance and reflect market competitiveness and industry best practice.

Our 2016 Named Executive Officers

Christopher O’Kane

Group Chief Executive Officer

Scott Kirk

Group Chief Financial Officer

Thomas Lillelund

Chief Executive Officer of Aspen Re

Stephen Postlewhite

Chief Executive Officer of Aspen Insurance

Brian Boornazian

Chairman of Aspen Re

Mario Vitale

Former Chief Executive Officer of Aspen Insurance

Robert Rheel

Former President of Aspen U.S. Insurance

Reflecting the Compensation Committee’s desire to maintain a strong and effective compensation program which is aligned with shareholder interests over the short term and long term, the Compensation Committee reviews all elements of our executive compensation program regularly to ensure that its overall design continues to support the Company’s financial, operational and strategic program. The Compensation Committee decided to retain the core design of our executive compensation program in fiscal year 2016 as it believes that it continues to properly reward executives for their performance, motivate them to work towards achieving our long-term objectives and strengthen the alignment of their interests with those of our shareholders.
Given the Company’s performance in 2016 (as further described under “— Overview of 2016 Results” below) and taking into account our bonus formula, actual line of business performance and the actions taken by management in Aspen Insurance which we believe will ultimately generate greater shareholder value, the Compensation Committee approved an overall bonus pool funding of 70% of target for the Company. In addition, based on the Company’s 2016 adjusted annual growth in diluted book value per ordinary share (“BVPS”) test for purposes of the vesting condition for its performance and phantom shares, one-third of each of the 2014-2016, 2015-2017 and 2016-2018 performance share cycles vested at 34.2%.
Our Board unanimously recommends that shareholders vote “FOR” the approval of the compensation of our NEOs as disclosed in this Proxy Statement. For more information, see Proposal 2 “Non-Binding Advisory Vote on Executive Compensation.”

Overview of 2016 Results
The insurance industry continued to be challenged in 2016 as a result of the impact of rate reductions across many lines of business and the low interest rate environment. These factors impacted our business and contributed to our delivery of a net income return on equity of 5.4% for 2016 and a 1.6% growth in diluted BVPS. In addition, we took a number of deliberate steps in 2016 to reposition our insurance business which also had an impact on short-term profitability. Notwithstanding, we made solid progress on our business optimization initiatives and further diversified our business by product and geography. We achieved this despite an increase in catastrophe losses and mark-to-market losses from our investment portfolio in 2016.
Our new insurance segment leadership team, led by Steve Postlewhite, Chief Executive Officer of Aspen Insurance, and David Cohen, President and Chief Underwriting Officer of Aspen Insurance, completed a thorough review of our insurance portfolio in 2016 and identified the best opportunities for long-term profitable growth. This review found that most insurance lines were meeting or exceeding our requirements for profitability and stability of returns. The review also identified certain accounts that we chose not to continue to write because we believed the level of volatility was too high or the returns were not expected to meet our current requirements. In total, we chose to not renew approximately $150 million of insurance business, or approximately 5% of our total portfolio, during 2016.
The review also resulted in a restructure of our ceded reinsurance arrangements which we expect will reduce volatility and, over time, benefit our expense ratio. As part of the decision to exit certain accounts, we also purchased additional reinsurance to substantially mitigate any potential residual risk from the run-off of some of the discontinued business. While these actions adversely impacted our performance in 2016, we do not believe they are a reflection of our underlying business. Ultimately, we believe these actions will lead to greater shareholder value as a result of expected lower earnings volatility, a lower expense ratio and greater flexibility in deciding where to deploy our capital.
Our reinsurance business segment, Aspen Re, continued to perform well in 2016. We diversified by product line through the acquisition of AG Logic Holdings, LLC (“AgriLogic”) in 2016 which significantly increased our exposure to U.S. agriculture business. In addition, we expect our regional strategy will continue to enable us to achieve profitable growth with the expansion of our presence in the Middle East and Africa through the opening of a hub in Dubai, and further penetration in Asia-Pacific with our office in Australia and in China through Lloyd’s. Our Aspen Capital Markets team also continued to effectively leverage Aspen Re’s underwriting expertise to continue to provide investors with access to diversified catastrophe risk backed by Aspen Re’s existing underwriting franchise.
A full description of our performance can be found in the Company’s Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017.

2016 Performance Highlights
The following table highlights our 2016 performance by setting forth the year-over-year comparison of some of our key financial metrics during the past three fiscal years:

Key Metric (1)	2016	2015	2014
Net Income Return on Equity (2)	5.4%	10.0%	11.1%
Operating Return on Equity (3)	4.8%	10.0%	11.5%
Diluted Book Value per Ordinary Share	$46.72	$46.00	$45.13
Adjusted Diluted Book Value per Ordinary Share Growth (4)	5.9%	10.7%	13.3%
Combined Ratio	98.5%	91.9%	91.7%
Gross Written Premiums	$3.15 Bn	$3.00 Bn	$2.90 Bn
Diluted Net Income per Share	$2.61	$4.54	$4.82
___________

(1)
Certain of these metrics are not calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). For reconciliations of these metrics to the most comparable U.S. GAAP financial measure, please see Appendix A “Reconciliation of Non-U.S. GAAP Financial Measures.”

(2)	Net income return on equity is calculated using net income after tax less preference share dividends and non-controlling interests, divided by average equity.

(3)	Operating return on equity is calculated using operating income after tax less preference share dividends and non-controlling interest, divided by average equity.

(4)
Adjusted diluted book value per ordinary share growth, a test for purposes of the vesting condition of our performance shares, was 5.9% for 2016. Adjusted diluted book value per ordinary share as of December 31, 2016 is calculated using the adjusted total shareholders’ equity of $2,907.6 million, less ordinary dividends of $52.7 million, divided by the number of diluted ordinary shares outstanding as of December 31, 2016 of 61,001,071, plus $0.87 dividends per ordinary share distributed in 2016. This is compared to the adjusted diluted book value per ordinary share as of December 31, 2015, which is calculated using the adjusted total shareholders’ equity as at December 31, 2015 of $2,854.1 million, less $50.9 million of ordinary dividends issued in 2015, divided by the number of diluted ordinary shares outstanding as of December 31, 2015 of 62,240,466.

2016 Compensation Highlights
A substantial portion of total compensation awarded to the NEOs is performance-based and is composed of short-term annual bonus awards and long-term equity awards. Our key compensation actions for 2016 reflect our financial performance in what continues to be a challenging environment. At the same time, however, the Compensation Committee believes that it is appropriate to reflect and reward, where relevant, work undertaken to achieve the Company’s long-term strategic goals even when such work may have a negative impact in the current financial year.

•
Based on the Company’s overall performance for 2016 and taking into account our bonus formula, actual line of business performance and the actions taken by management in Aspen Insurance which we believe will ultimately generate greater shareholder value, the Compensation Committee approved an overall bonus pool funding of 70% of target for the Company. See “— Elements of Compensation — Annual Cash Incentive — Bonus Pool and Actual Award Levels” below for additional information.

•
Based on our 2016 adjusted annual growth in diluted BVPS test for purposes of the vesting condition for our performance shares, one-third of each of the 2014-2016, 2015-2017 and 2016-2018 performance share cycles vested at 34.2%. See “— Elements of Compensation — Long-Term Equity Incentives” below for additional information.

•
To better align employees’ long-term interests with those of the Company, the Compensation Committee agreed to extend the Company’s clawback policy, which originally applied to bonus and long-term incentive awards granted to executive officers, to all of the Company’s employees. In October 2016, the Compensation Committee also adopted a malus policy for all of the Company’s employees. See “— Clawback and Malus Policies” below for additional information.

•
Effective January 1, 2016, the remuneration requirements set out in Article 275 of the European Commission Delegated Regulation 2015/35 (“Article 275”) came into effect for our U.K. operating subsidiaries. As a result, a number of specific remuneration arrangements are required for employees that are deemed to have a material impact on the risk profile of our U.K. operating subsidiaries, including certain of the NEOs. See “— Solvency II Remuneration Requirements” below for additional information.

The following table illustrates the compensation decisions made for our continuing NEOs in respect of performance in 2016 and demonstrates the differential between actual earned compensation and target compensation.
The value of the restricted share units and the performance shares granted in 2016 in the table above is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions. The “Actual” column in respect of the performance shares granted in 2016 represents 34.2% of one-third of the grant which has been earned based on our growth in diluted BVPS of 5.9% in 2016 and assumes 100% vesting for the remaining two tranches. The restricted share units granted to Messrs. O’Kane and Kirk on February 8, 2016 as part of their 2015 annual bonus are not included in the table above since those awards were for 2015 performance even though they are reported in the 2016 Summary Compensation Table below.

The Link Between Pay and Performance
We did not make significant changes to our executive compensation programs in 2016. We continue to maintain a strong link between pay and performance, while balancing our performance and retention objectives, and to align our compensation programs with our objectives and compensation philosophy.
When analyzing its approach to pay for performance, the Compensation Committee seeks to assess performance across all aspects of our business. The Company’s underwriting business is made up of a number of lines which collectively achieve our diversified approach to business. The financial performance of each line of business can vary from time to time, both from each other and from the overall Company performance. In order to maintain our strategic position and reflecting market competitiveness across lines, the Compensation Committee seeks, where relevant, to understand the financial performance across each line of business rather than solely in our reported sub-segments and ensure that our compensation programs respond accordingly. When analyzing pay for performance, the Compensation Committee likewise considers the short-term financial impact of deliberate management actions designed to achieve long-term shareholder value, such as the actions taken in respect of Aspen Insurance in 2016 described under “— Overview of 2016 Results” above.
Each year, the Compensation Committee engages its independent advisor, Willis Towers Watson, to conduct a review of the alignment between our pay and performance for our Chief Executive Officer as compared to our peers. For the five-year period from January 1, 2011 through December 31, 2015, Willis Towers Watson reviewed the relative realizable pay of Mr. O’Kane as compared to the following three key financial measures for our industry and shareholders: total shareholder return, return on equity and diluted

BVPS. For the purpose of this analysis, realizable pay is defined as base salary, actual annual bonus paid and the current value of long-term incentives earned within the period (the market value of restricted share units, the in-the-money value of share options vested as of December 31, 2015 and the market value or cash value of any actual award earned or vested and issued under a performance plan).
Based on this analysis, the Compensation Committee believes that Mr. O’Kane’s realizable pay relative to peers is at a level that is supported by the Company’s relative performance measured by the selected key financial measures, whether the metrics are considered individually or in the aggregate. The Compensation Committee came to this conclusion because Mr. O’Kane’s realizable pay and performance are aligned over one-, three- and five-year periods.
Our Executive Compensation Program and Philosophy
We encourage a performance-based culture throughout the Company and at senior levels we have developed an approach to compensation that aligns the executive’s compensation with his or her performance and contribution to the results of the Company while reflecting an assessment of performance across all aspects of our business. Overall, our compensation programs are designed to align variable compensation decisions for individual executives to the achievement of the financial and strategic goals of the Company and, where relevant, the financial and strategic goals of the division in which the executive is principally engaged. At the same time, however, we believe that it is appropriate for the Compensation Committee to consider other aspects of performance which seek to generate long-term value but may impact the Company’s short-term financial goals. In addition, our compensation programs are designed to meet high governance standards and maintain an appropriate level of risk.
Our target incentive compensation opportunities are aligned with peer market practices. The Compensation Committee seeks to target total compensation approximating the median for the Company’s peer group. The actual payout will depend on actual performance and may be below or above the median of the Company’s peer group as warranted by performance.
The three elements of total direct compensation for our executives are (i) base salary, (ii) annual bonus and (iii) long-term incentive awards. Unlike base salary, which is non-discretionary compensation, annual bonus and long-term incentive awards each represent variable compensation. These three elements are balanced such that each executive has an appropriate amount of long-term pay that is contingent on performance.

Compensation Element	Key Philosophical Underpinning

Base Salary	• Attract and retain key talent • Provide financial certainty and stability
Annual Cash Incentive
• Incentivize and motivate executives to meet or exceed our short-term business and financial objectives
• Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Long-Term Incentive (Performance Shares, Phantom Shares and Restricted Share Units)
 • Incentivize and motivate executives to achieve key long-term business priorities and objectives

 • Align executives’ interests with shareholders’ interests

 • Foster a long-term focus to increase shareholder value
 • Attract and retain key talent

 • Encourage executive share ownership

As illustrated in the graphics below, a substantial majority of each NEO’s target compensation for 2016 was delivered through variable compensation which is contingent on performance (84% for the Chief Executive Officer and 79% on average for the other continuing NEOs).
We also provide our continuing NEOs with employee benefits and perquisites and severance and double-trigger change of control benefits as further outlined in the table below.

Compensation Element	Key Philosophical Underpinning
Benefits and Perquisites
• Attract and retain key talent
• Provide for safety and wellness of executives
• Provide financial security for retirement
• Enhance executive productivity
• Provide certain expatriate relocation needs as well as specific local market practices that are competitive

Severance and Double-Trigger (1) Change of Control Benefits
• Attract and retain key talent
• Provide financial security in the event of termination
• Allow our executives to continue to focus their attention on our business operations in the face of the potentially disruptive impact of a change of control transaction and allow our executives to assess potential strategic actions objectively without regard to the potential impact on their own job security

___________

(1)
A double-trigger clause requires two distinct events to trigger the acceleration of vesting of stock awards. One event is a change in control of the Company, and the other event is termination of the employee without cause or for good reason.

All elements of total compensation are considered together rather than in isolation. This process ensures that judgments made in respect of any individual element of compensation are taken in the context of the total compensation that an individual receives, particularly the balance between base salary, annual bonus and long-term incentive awards.

Market Intelligence
A core principle of our compensation program and philosophy is that shareholders are best served when the compensation packages of our senior executives are competitive and fair. A fair compensation package is one that reflects the executive’s market value and personal contribution to the business. To ensure our compensation levels and programs are competitive with those companies with which we compete for talent, we review external market data including:

●   research of peer company proxy and/or annual reports;
●   publicly available compensation surveys from reputable survey providers;
● advice and tailored research from compensation consultants; and
●   experience with recruiting senior positions in the marketplace.

Our Market for Talent
Our business model is unique in that we are a U.S.-listed company, domiciled in Bermuda but with significant operations in the U.K. As we employ senior executives in all three markets, our compensation plans strive to be considerate of the varying nature of these geographies. In addition, we operate in both the insurance and reinsurance businesses, whereas many of our competitors for executive talent focus on one primary business.

            We utilize a peer group for purposes of reviewing our executive compensation levels and programs. Our peer group, described in the table below, is regularly reviewed and reflects companies similar to us in terms of size and business mix and reflects those companies we compare to in terms of assessing our business performance.

Peer Group
Alleghany Corporation	Everest Re Group, Ltd.
Allied World Assurance Company Holdings, AG (1)	Hiscox Ltd.
Amlin Plc (2)	Markel Corporation
Arch Capital Group Ltd.	PartnerRe Ltd.(3)
Argo Group International Holdings Ltd.	RenaissanceRe Holdings Ltd.
Axis Capital Holdings Limited	Validus Holdings, Ltd.
Beazley Plc	White Mountains Insurance Group, Ltd.
Endurance Specialty Holdings Ltd.(4)	XL Group plc
___________
(1) On December 18, 2016, Allied World Assurance Company Holdings, AG announced that it would be acquired by Fairfax Financial Holdings Ltd.
(2) Amlin Plc will no longer be a peer of the Company in light of its acquisition by Mitsui Sumitomo Insurance Company, Ltd. in February 2016.
(3) On March 18, 2016, PartnerRe Ltd. was acquired by EXOR N.V.
(4) On October 5, 2016, Endurance Specialty Holdings Ltd. announced that it would be acquired by SOMPO Holdings, Inc.
Determining Individual Compensation Levels
Although the Company’s results remain a primary focus of our performance-based programs, the Compensation Committee also considers other quantitative and qualitative factors in making compensation determinations due to the highly volatile nature of our industry and the potentially significant external factors impacting our business. In particular, the individual decisions taken by, and contributions of, our executives are important to our business and therefore may influence bonus funding and individual long-term incentive awards granted each year. Individual contributions to our corporate goals are taken into consideration through our annual appraisal process, whereby at the outset of each year objectives are established and achievement of these goals is assessed at the end of each performance year. For all NEOs, other than himself, the Chief Executive Officer provides recommendations to the Compensation Committee with regard to individual performance. Compensation for the Chief Executive Officer is assessed by the Compensation Committee alone.

Outlined below are the individual achievements for each continuing NEO considered by the Compensation Committee in making its compensation determinations.

Continuing NEOs	2016 Individual Achievements
Christopher O’Kane
● Successful oversight of the build-out of our insurance business, including taking deliberate steps to reduce volatility and promote long-term profitability.
● Implemented the Group, Insurance and Reinsurance Target Operating Model, which is designed to achieve efficiency improvements across the business.
● Reassessed underwriting talent and underwriting strategy for Asia-Pacific and Latin America and provided a plan for increasing penetration of these markets.
● Increased assets under management by Aspen Capital Markets.
● Executed and integrated the acquisition of AgriLogic successfully.
● Continued to develop Aspen’s governance, audit and review processes to support the ongoing threat in cyber security.
● Further enhanced Aspen’s approach to talent management to ensure Aspen is well positioned to attract, develop and retain talent at all levels of the organization.

Scott Kirk
● Successful oversight of the build-out of our insurance business, including taking deliberate steps to reduce volatility and promote long-term profitability.
● Successful implementation of the Solvency II Pillar 3 regulatory reporting requirements.
● Worked as an effective and collaborative member of the Group Executive Committee.
● Embedded upgraded talent and continued to refine the Finance Organizational Model.
● Executed successful ordinary share repurchases.
● Executed successful preference share refinancing.

Thomas Lillelund
● Made an excellent transition to his new responsibilities as Chief Executive Officer of Aspen Re.
● Helped to ensure that Aspen Re exceeded its 2016 business plan.
● Continued to expand the activities of Aspen Capital Markets and its assets under management, including registering Aspen Capital Advisors as a registered investment advisor with the SEC.
● Supported the implementation of the Aspen Re Target Operating Model.
● Increased Aspen Re’s regional footprint, including a new hub for the Middle East and Africa in Dubai, and built upon the success of our underwriting presence in Asian Pacific markets, through the opening of an office in Sydney, Australia and a second office in Beijing, China.
● Developed an increasingly sophisticated and structured approach to Customer Relationship management through significantly enhanced MI capabilities.

Stephen Postlewhite
● Successful oversight of the build-out of our insurance business, including taking deliberate steps to reduce volatility and promote long-term profitability.
● Made an excellent transition to his new responsibilities as Chief Executive Officer of Aspen Insurance.
● Supported the transition of the Aspen Re senior management team.
● Ensured a high level of onboarding and cultural integration in connection with the build-out of Aspen Insurance.
● Completed the re-structure of reinsurance arrangements.
● Ensured the delivery of identification and development of talent, including robust succession plans and the retention of key employees.
● Supported the implementation of the Aspen Insurance Target Operating Model.

Brian Boornazian
● Helped to ensure that Aspen Re exceeded its 2016 business plan.
● Supported the Aspen Re distribution and marketing strategy.
● Achieved the successful integration of AgriLogic.
● Maintained a “growth through prudence” control framework.
● Supported the implementation of the diversity initiative at Aspen Re.

Based on Company performance, the performance of our business segments and teams, and the achievement of individual objectives, the following table summarizes the key compensation decisions made in 2016 for each of our continuing NEOs. For information on the weighting of each component of compensation for each of our continuing NEOs, see “ — Elements of Compensation — Annual Cash Incentive — Annual Incentive Pool Funding Components” below.

Continuing NEOs	2016 % Base Salary Increase (1)	2016 Actual Bonus Awarded	2016 Actual Bonus Awarded (% of Target)	Grant Date Fair Value of 2016 Performance Shares (2016-2018) (2)	Grant Date Fair Value of Restricted Share Units (2016-2018) (2)	Value of 2016 Performance Shares Earned in 2016 (3)
Christopher O’Kane	0.0%	$960,000	66%	$2,263,293	$809,646	$411,974
Scott Kirk	0.0%	$282,051	60%	$678,985	$242,901	$123,596
Thomas Lillelund (4)	34.4%	$496,125	70%	$94,297	$731,056	$17,170
Stephen Postlewhite (5)	0.0%	$514,743	70%	$990,184	$1,119,299	$180,241
Brian Boornazian	0.0%	$495,720	60%	$848,739	$303,626	$154,495
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(1)
This percentage represents the increase of each continuing NEO’s base salary at year-end 2016 over the continuing NEO’s base salary rate at year-end 2015. Compensation paid to Messrs. O’Kane, Kirk and Postlewhite was denominated in British Pounds. To demonstrate the quantum of base salary increases, amounts for both 2015 and 2016 were converted into U.S. Dollars at the exchange rate of $1.3431 which is the average exchange rate for 2016. The average exchange rate for 2016 was calculated based on a monthly exchange rate, sourced from a third-party provider, averaged over the 2016 calendar year.

(2)
Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $34.44 for the performance shares granted to the continuing NEOs on February 8, 2016, $36.96 for the restricted share units granted to the continuing NEOs on February 8, 2016 and $41.08 for the restricted share units granted to Messrs. Lillelund and Postlewhite on July 27, 2016.

(3)
34.2% of one-third of the 2016 performance shares granted were eligible to be earned and “banked” based on the 2016 annual growth in diluted BVPS test described in “— Elements of Compensation — Long-Term Equity Incentives” below. In the case of Mr. Lillelund, he received phantom shares rather than performance shares in 2016 prior to his appointment as Chief Executive Officer of Aspen Re. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but pay out in cash. Value is based on a closing price of $55.00 per ordinary share on December 30, 2016 as reported by the NYSE. All performance shares earned remain outstanding until the completion of a three-year service-vesting period.

(4)
The increase in Mr. Lillelund’s base salary was approved in connection with his appointment to the position of Chief Executive Officer of Aspen Re on May 18, 2016. A portion of the value of Mr. Lillelund’s restricted share units was granted to him on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Re.

(5)	A portion of the value of Mr. Postlewhite’s restricted share units was granted to him on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016.

The compensation for Messrs. O’Kane and Kirk in 2016 reflects the overall Group results as well as the Compensation Committee’s consideration of the specific strategic steps taken in relation to the Company’s insurance segment, Aspen Insurance, in 2016 as noted below. The compensation for Messrs. Postlewhite (who stepped down as Chief Executive Officer of Aspen Re following his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016), Lillelund and Boornazian reflect the relative over-performance of Aspen Re, as well as the overall Group result.
In determining the annual bonus for the NEOs in 2016, the Compensation Committee took into account both the overall Group results for the year and the Compensation Committee’s analysis of the factors underlying that result. In particular, the Compensation Committee noted that the Company had completed a comprehensive review of its insurance portfolio and identified the best opportunities for long-term profitable growth. As a result, the Company chose not to continue to write certain lines and to exit certain accounts where it believed the level of volatility was too high or where the returns were not expected to meet its current requirements. While these actions negatively impacted the Company’s performance in 2016, the Company believes this performance is not a reflection of the ongoing profitability of the underlying business. Going forward, the Company expects these actions to drive improved growth and profitability. In addition, notwithstanding the overall impact of these actions on the Company’s results, a number of individual underwriting teams within the business performed well in 2016. Accordingly, the Compensation Committee believed that it was appropriate to assess overall performance in this context when making its compensation decisions for the NEOs.

Elements of Compensation
Base Salary
Although base salary is not the primary element of the total direct compensation for our NEOs, it remains a critical component of our pay program and allows us to attract and retain key talent. Base salary is normally a fixed amount based on relevant market comparisons and any increases to base salary for our NEOs are based on their performance and awarded at the discretion of the Compensation Committee based on the recommendations made by our Chief Executive Officer (other than with respect to himself). In the case of the Chief Executive Officer, the Chair of the Compensation Committee recommends changes to base salary, if any, based on information and advice by the Company’s compensation consultant, Willis Towers Watson.
The annual base salary review process is governed by an overall budget related to market conditions in the relevant employment markets and broader economic considerations. Our annual base salary review process is not intended to be solely a “cost of living” increase or a contractual entitlement to base salary increases. Within this overall governing budget, individual base salary increases are discretionary. We believe this approach mitigates the risk associated with linking base salary increases to short-term outcomes. In the last three years, the overall budget for base salary increases for all employees averaged 2.6% per annum.

As summarized in the following table, none of our continuing NEOs received a base salary increase other than Mr. Lillelund who received a base salary increase as a result of his promotion to Chief Executive Officer of Aspen Re.

Continuing NEOs	2015 Base Salary (1)	2016 Base Salary (1)	% Base Salary Increase
Christopher O’Kane (2)	$832,727	$832,727	0.0%
Scott Kirk (2)	$470,085	$470,085	0.0%
Thomas Lillelund (3)	$390,490	$525,000	34.4%
Stephen Postlewhite (2)	$490,232	$490,232	0.0%
Brian Boornazian	$612,000	$612,000	0.0%
___________

(1)	Represents base salary rate at year-end 2015 and 2016, respectively.

(2)
Compensation paid to Messrs. O’Kane, Kirk and Postlewhite was denominated in British Pounds. To demonstrate the quantum of base salary increases, amounts for both 2015 and 2016 were converted into U.S. Dollars at the exchange rate of $1.3431 to £1 which is the average exchange rate for 2016. The average exchange rate for 2016 was calculated based on a monthly exchange rate, sourced from a third-party provider, averaged over the 2016 calendar year.

(3)
The increase in Mr. Lillelund’s base salary was approved in connection with his promotion to the position of Chief Executive Officer of Aspen Re on May 18, 2016. Mr. Lillelund’s contractual base salary is denominated in U.S. Dollars. However, following Mr. Lillelund’s promotion, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds due to his three-year international assignment to the United Kingdom and the remaining 70% of his base salary in U.S. Dollars. The portion of Mr. Lillelund’s base salary paid in British Pounds was converted into U.S. Dollars at a fixed exchange rate of £0.7667 to $1 (i.e., the exchange rate on September 30, 2016).

Annual Cash Incentive
Our annual cash incentive program is a strategic and important element of our total direct compensation program and is key for measuring and rewarding performance in the short-term. Annual cash bonuses are intended to reward executives and other staff for consolidated annual performance, individual team results and individual achievements and contributions over the previous fiscal year.

Annual Incentive Pool Funding Components
We use a formulaic bonus pool funding mechanism to initially assess potential bonus funding. Our bonus pool funding mechanism allows for a component of the bonus for our underwriting population to be funded equally based on corporate performance in terms of operating return on equity and business segment performance against return on allocated equity. The following table illustrates the weighting of each component for each of our continuing NEOs.

Executive Group	Corporate Funding	Business Segment Funding
Chief Executive Officer	100%	N.A.
Corporate Executive Committee Members (Mr. Kirk)	100%	N.A.
Underwriting Executive Committee Members (Messrs. Boornazian, Lillelund, Postlewhite)	50%	50%
Pool Funding Measures and Achievement
Consistent with our historic practice, the bonus pool funding for 2016 was initially reviewed on a quantitative basis by analyzing the Company’s operating return on equity (including accumulated other comprehensive income) in order to assess performance relative to the total ordinary shareholders’ accumulated investment in the business and retained earnings.

The Compensation Committee established the 2016 corporate operating return on equity (including other comprehensive income) bonus pool funding target based on our business plans and an assessment of the investment and business cycle. The corporate component of the annual incentive pool is funded at the following levels subject to discretionary adjustments as appropriate:

•	50% upon achievement of an operating return on equity of 6.0% (including other comprehensive income),

•	100% upon achievement of an operating return on equity of 9.0% (including other comprehensive income) and

•	140% upon achievement of an operating return on equity of 13.5% (including other comprehensive income).

While the operating return on equity targets listed above decreased from those approved in 2015, the Compensation Committee believes that such targets are just as rigorous, if not more so, in light of the continued challenging environment in the insurance industry and that they appropriately incentivize the Company’s employees. For a reconciliation of return on equity to operating return on equity, see Appendix A “Reconciliation of Non-U.S. GAAP Financial Measures.”

The bonus funding formula provides an initial and objective point for the Compensation Committee’s assessment of overall bonus funding for 2016. However, consistent with its approach of assessing performance across all aspects of the business during any given year, the Compensation Committee believes that, in certain circumstances, it is appropriate to consider deviating from the formulaic figure if it does not appropriately reflect performance across the business and, as a result, does not operate in the best interests of the Company’s shareholders. The Compensation Committee’s discretion has been applied both upwards and downwards from the bonus funding formula in prior years.
In assessing 2016 bonus funding the Compensation Committee considered the one-off impact of the deliberate steps taken by management in 2016 to reposition the Company’s insurance business for long-term profitable growth and reduced volatility. Although these steps had an impact on the Company’s results for the full year, the Compensation Committee believed that they were appropriate in the context of generating further shareholder value and accordingly took them in to account when establishing the 2016 bonus pool. In addition, the Compensation Committee considered a scorecard of individual underwriting results on a team-by-team basis.
Based on the Company’s overall performance in 2016 and taking into account both our bonus pool funding formula and actual line of business performance, where relevant, the Compensation Committee approved an overall bonus pool funding for the Company of 70% of target for 2016.
Bonus Potential and Actual Award Levels
Each eligible employee is allocated a “bonus potential” which expresses the amount of bonus they should expect to receive if the employee, the Company and the team to which they belong perform at target. While individual bonus potentials are not capped, the Compensation Committee approves a cap on the formulaic bonus pool funding in any given year.
Once the bonus pool is established, underwriting and functional teams are allocated portions of the bonus pool based on team performance as assessed by the Chief Executive Officer, considering both quantitative and qualitative performance and risk data. Individual bonuses are then allocated based on achievement against individual objectives set forth in the beginning of each year and evaluated during the annual performance review, as well as qualitative analysis, risk data and cultural and behavioral aspects of performance. Individual objectives may be qualitative and/or quantitative and may include financial goals, enhanced efficiencies and expense reduction, talent development or other strategic initiatives. Individual objectives may change throughout the year to ensure they remain fair, relevant and responsive to the complex and dynamic nature of our business.
We believe basing awards on a variety of factors diversifies the risk associated with any single indicator. In particular, individual awards are not tied to formulas, which we believe could focus executives on specific short-term outcomes that might encourage excessive risk-taking. In addition, through the exercise of prudent judgement, the Compensation Committee may adjust awards as it deems appropriate.

In determining each NEO’s annual bonus for 2016, the Compensation Committee took into account the Company’s financial performance during 2016, including the results in the insurance and reinsurance segments, the achievement of the NEOs’ 2016 individual objectives, and the Compensation Committee’s determination of our progress to date in executing our long-term goal to deliver enhanced returns to shareholders. The following table provides a comparison of bonus potential and actual awards for each of our continuing NEOs.

Continuing NEOs	2016 Bonus Potential		2016 Actual Bonus
	% of Base Salary	$ Value	% of Base Salary	$ Value	% of Bonus Potential
Christopher O’Kane	175%	$1,457,264	115%	$960,000	66%
Scott Kirk	100%	$470,085	60%	$282,051	60%
Thomas Lillelund	135%	$708,750	95%	$496,125	70%
Stephen Postlewhite	150%	$735,347	105%	$514,743	70%
Brian Boornazian	135%	$826,200	81%	$495,720	60%
Long-Term Equity Incentives
For our continuing NEOs, long-term equity compensation reflects the largest single portion (57% in the case of the Chief Executive Officer and an overall average of 51% in the case of our other continuing NEOs for 2016) as well as the most critical component of their total target direct compensation package. We believe this approach continues to strongly align the interests of our senior executives with those of our shareholders and serves as an effective retention tool.

In order to balance our performance and retention objectives and align our program with the types of programs offered by our peers, the Compensation Committee approved a portfolio approach to delivering equity for 2016. For the NEOs, 75% of their long-term equity award was delivered in the form of performance shares and the remaining 25% was delivered in the form of time-based restricted share units (excluding the one-time grants of restricted share units in February 2016 as part of the 2015 annual bonus for certain of the NEOs and the off-cycle grant of restricted share units to Messrs. Lillelund and Postlewhite in July 2016 as a result of their promotions to Chief Executive Officer of Aspen Re and Aspen Insurance, respectively). The mix is weighted such that a greater portion of the NEOs’ long-term equity compensation is performance-based and aligned with our shareholders’ interests. The portion delivered in time-based restricted share units is intended to serve as an ongoing retention tool and a continuing link to shareholders’ interests as the value of the restricted share units increases only when the price of the Company’s ordinary shares increases. The portion delivered in performance shares provides value to the NEOs if the shares are earned over the performance period based on pre-determined financial metrics and the value of the performance shares is also linked to the value of the Company’s ordinary shares.

2016 Grant
When making 2016 equity award determinations, the Compensation Committee considered numerous factors, including:

•	cost and annual share usage;

•	number of employees who will be participating in the plan;

•	market data from competitors;

•	individual achievements against objectives; and

•	retention and motivation needs for key employees.
Grants of time-based restricted shares made in 2016 typically vest in three equal installments over three years subject to continued service with the Company. The performance shares granted in 2016 are subject to a three-year service vesting period with a separate annual growth in diluted BVPS test for each calendar year during the vesting period (one-third of the award may be earned in each calendar year). Any portion of the performance shares earned based on the annual diluted BVPS growth is deemed “banked” or “earned” and issued following completion of the three-year service-vesting period. Other than with respect to special equity awards that the Compensation Committee elects to grant from time to time, the Compensation Committee typically makes determinations with respect to and grants annual long-term equity compensation at its February meeting each year.
The table below provides a summary of the equity awards made for each continuing NEO in 2016:

Continuing NEOs	Performance (Phantom) Shares		Restricted Share Units
	Target # of Shares Awarded	Grant Date Fair Value	# of Shares Awarded (1)	Grant Date Fair Value (1)
Christopher O’Kane	65,717	$2,263,293	21,906	$809,646
Scott Kirk	19,715	$678,985	6,572	$242,901
Thomas Lillelund (2)	2,738	$94,297	19,169	$731,056
Stephen Postlewhite (3)	28,751	$990,184	28,208	$1,119,299
Brian Boornazian	24,644	$848,739	8,215	$303,626

___________

(1)
In respect of the annual bonus for 2015, Messrs. O’Kane and Kirk each received a portion (73%) of their annual bonus in cash and a portion (27%) of their annual bonus in restricted share units granted on February 8, 2016. The number and value of restricted share units reported in the table above do not include the restricted share units granted as part of their annual 2015 bonus.

(2)
Mr. Lillelund received phantom shares rather than performance shares in 2016 which he was granted prior to his appointment as Chief Executive Officer of Aspen Re on May 18, 2016. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but pay out in cash. Mr. Lillelund was granted restricted share units on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Re on May 18, 2016.

(3)	Mr. Postlewhite was granted restricted share units on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016.

2014-2016, 2015-2017 and 2016-2018 Performance Share Cycles
The Compensation Committee determined that the annual performance measure for the 2016 performance share grant, which covers the 2016-2018 cycle, will be based on annual growth in diluted BVPS. This is consistent with the performance measure for the 2014 and 2015 performance share grants which cover the 2014-2016 and 2015-2017 cycles.
As noted above, the performance shares granted in each of 2014, 2015 and 2016 are subject to a three-year service vesting period with a separate annual growth in diluted BVPS test for each calendar year during the vesting period (one-third of the award may be earned each calendar year). Any portion of the performance shares earned based on the diluted BVPS growth is deemed “banked” or “earned” but is not vested or issued until completion of the three-year service-vesting period.
To ensure that the Company performs consistently over the long-term, the maximum number of shares that may be earned with respect to a fiscal year will be limited to the “target” for such fiscal year if the average diluted BVPS growth for such fiscal year and the immediately preceding fiscal year does not exceed the “threshold” average for that same period. However, if the Compensation Committee determines that performance may be due to circumstances outside of the executive’s control, such as rising interest rates and bond yields, they may in their discretion disregard this limitation and provide for an award above target.

The Compensation Committee establishes the annual growth in diluted BVPS test taking into account the Company’s business plans, to the extent practicable, at the beginning of each fiscal year. For 2016, the performance criteria for the 2016 annual growth in diluted BVPS test (for which one-third of the 2016-2018, one-third of the 2015-2017 and one-third of the 2014-2016 performance share grants may be earned) is as follows:

Performance Level	2016 Growth in Adjusted Diluted Book Value per Ordinary Share	Approximate Resulting Shares Earned (as a % of target) (1)
Threshold	4.65%	10.0%
Target	9.3%	100.0%
Maximum	18.6%	200.0%
___________

(1)
Shares earned are determined on a straight line basis between 10% and 100% if growth in diluted BVPS is between threshold and target and between 100% and 200% if growth in diluted BVPS is between target and maximum.

For purposes of the annual growth in the diluted BVPS test, diluted BVPS is defined as the diluted BVPS (as adjusted to add back ordinary dividends to shareholders’ equity at the end of the relevant year), as calculated in accordance with the accounting policies and definitions adopted for purposes of preparation of the Company’s annual audited financial statements. The definition of diluted BVPS growth for purposes of the annual growth in diluted BVPS test for 2016 excludes (i) accumulated other comprehensive income, (ii) all transactional expenses incurred in connection with any transaction which, if consummated, would result in a change in control including, without limitation, the cost of defending against any such transaction and any third-party legal and advisory costs and (iii) the impact of any capital management actions, including share repurchases and special dividends. For a reconciliation of adjusted total shareholders’ equity to total shareholders’ equity for purposes of the diluted BVPS test, please see Appendix A “Reconciliation of Non-U.S GAAP Financial Measures.” The Compensation Committee determined that it was appropriate to exclude accumulated other comprehensive income because management does not have any control over interest rate movements and credit spread movements, each of which can be fairly significant and adversely impact growth in diluted BVPS. Furthermore, the Compensation Committee determined that the other exclusions from the calculation of growth in diluted BVPS were similarly outside the control of management and therefore warranted exclusion. The Compensation Committee will continue to review and evaluate the performance measure for our performance share grants in the future.

Based on the growth in diluted BVPS as described above, the awards resulted in a vesting of 34.2% of one-third of each of the 2014, 2015 and 2016 performance share awards that are subject to the growth in diluted BVPS test for 2016.
Outstanding Performance Share Plans: 2014-2016, 2015-2017 and 2016-2018 Cycles
The following table sets out the annual performance tests for the 2014, 2015 and 2016 performance share awards and the vesting results through 2016.

	2014	2015	2016 (2)
Threshold Adjusted Diluted Book Value per Ordinary Share Growth (1)	5.2%	5.6%	4.65%
Target Adjusted Diluted Book Value per Ordinary Share Growth (1)	10.4%	11.1%	9.3%
Actual Adjusted Diluted Book Value per Ordinary Share Growth (1)	13.3%	10.7%	5.9%
2014 Performance Share Awards	129.0%	93.5%	34.2%
2015 Performance Share Awards		93.5%	34.2%
2016 Performance Share Awards			34.2%
___________

(1)	Represents annual performance test; percentage to be applied to one-third of the original grant.

(2)	The growth in diluted BVPS test for 2016 is described above.

2016 Actual Performance Shares Earned (Reflects Performance Share Cycles for 2014-2016, 2015-2017 and 2016-2018)
The following table sets out the shares earned by each of the NEOs in 2016 based on the 2016 annual growth in diluted BVPS test (described above) for our 2014-2016, 2015-2017 and 2016-2018 performance share cycles. The shares earned under the 2014-2016 cycle have been issued and the shares earned under the 2015-2017 and 2016-2018 cycles have been “banked” or “earned” for issuance at the end of the applicable three-year service-vesting period.

Named Executive Officer	2014 Performance (Phantom) Shares		2015 Performance (Phantom) Shares	2016 Performance (Phantom) Shares
	# of Shares Earned (2016 Test)	Total # of Shares Earned and Issued (2014-2016 Tests)	# of Shares Earned (2016 Test)	# of Shares Earned (2016 Test)
Christopher O’Kane	8,795	66,023	7,670	7,490
Scott Kirk	769	5,777	1,917	2,247
Thomas Lillelund (1)	293	2,202	319	312
Stephen Postlewhite	1,649	12,380	3,355	3,277
Brian Boornazian	3,078	23,108	2,876	2,809
Mario Vitale (2)	—	28,615	—	—
Robert Rheel (3)	—	—	—	—
___________

(1)
The awards granted to Mr. Lillelund in 2014, 2015 and 2016 represent 2,572, 2,803, and 2,738 phantom shares, respectively, which he was granted prior to his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but pay out in cash.

(2)
In connection with his retirement on June 30, 2016 and pursuant to his retirement agreement, dated June 3, 2016, Mr. Vitale forfeited all performance shares granted in 2016 and all performance shares granted in 2014 and 2015 that were not subject to vesting and that were not already “banked” as of June 30, 2016. Pursuant to his retirement agreement, Mr. Vitale retained the performance shares granted in 2014 and 2015 that were “banked” as of June 30, 2016. For additional information regarding the treatment of Mr. Vitale’s outstanding equity awards in connection with his retirement, please refer to “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

(3)
Pursuant to an agreement, dated May 27, 2016, with Aspen U.S. Services, Mr. Rheel received a cash payment in lieu of his unvested phantom and performance shares and restricted share units granted in 2014, 2015 and 2016 as of July 1, 2016. With respect to his unvested phantom and performance shares, the Company assumed 100% vesting for the tranches that had not “banked” as of July 1, 2016. For additional information regarding the treatment of Mr. Rheel’s outstanding equity awards in connection with his departure from the Company, please refer to “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Share Ownership Guidelines and Policies
The Compensation Committee believes share ownership guidelines are a key vehicle for aligning the interests of management and the Company’s shareholders. Moreover, a meaningful direct ownership stake by our executive officers demonstrates to our investors a strong commitment to the Company’s success. The share ownership guidelines for the Chief Executive Officer require him to own ordinary shares of the Company valued at five times his base salary within five years of the approval of the guidelines (or, for any future Chief Executive Officer, within five years of becoming subject to the guidelines). Shares and equity awards issued or granted to the Chief Executive Officer by the Company prior to the approval of the guidelines are not taken into account for purposes of the guidelines.
The share ownership guidelines for members of the Group Executive Committee, including the NEOs other than the Chief Executive Officer, provide that the Chief Financial Officer, the Chief Risk Officer, the Chief Executive Officer of Aspen Insurance, the Chief Executive Officer of Aspen Re and the Chairman of Aspen Re should seek to own Company ordinary shares valued at three times their base salary within approximately five years of the approval of the guidelines, inclusive of all previous ordinary shares outstanding and granted restricted share units. All other members of the Group Executive Committee should seek to own Company ordinary shares valued at two and one-half times their base salary within approximately five years of the approval of the guidelines, inclusive of all previous ordinary shares outstanding and restricted share units.
The share ownership policies are intended to work in conjunction with the Company’s “Insider Trading and Misuse of Inside Information Policy” which applies to all of the Company’s employees, officers and directors and which prohibits, among other things, “hedging” transactions designed to limit or eliminate economic risks from owning the Company’s ordinary shares, such as buying or selling puts or calls, pledging of shares, short sales and trading of Company ordinary shares on a short-term basis, and pledging of shares as collateral for a loan or other extension of credit.
Other Executive Benefits and Perquisites
The Company maintains employee benefit programs for our NEOs and other employees. Our NEOs generally participate in our retirement and health and welfare benefits, including medical, dental and vision coverage and life and long-term disability insurance, as applicable, on the same basis as all of the other employees in their local jurisdiction, subject to satisfying any eligibility requirements and applicable local law. In addition, Mr. Boornazian is eligible for supplemental life and disability insurance. Prior to his retirement on June 30, 2016, Mr. Vitale was eligible for supplemental life and disability insurance.
The NEOs that are benefit-eligible in the United States are eligible to participate, on the same basis as all our benefit-eligible U.S.-based employees, in a tax-qualified retirement savings plan that we sponsor in the United States that provides a cost-effective retirement benefit for all benefit-eligible U.S.-based employees. The Company makes profit sharing and matching contributions to the plan on behalf of the employees. In addition, certain of our NEOs are eligible to participate in retirement plans sponsored by us in a non-United States jurisdiction on the same basis as other employees in that jurisdiction. For a further discussion of our retirement benefit plans, see “Retirement Benefits” below.
In addition, the Company adopted the Aspen Insurance U.S. Services Inc. Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”) which is made available to the Company’s senior executives located in the United States to offer them the opportunity to defer compensation in excess of the amount that can be contributed to the Company’s tax-qualified plans. Mr. Boornazian participates in the Nonqualified Deferred Compensation Plan and Messrs. Vitale and Rheel participated in the Nonqualified Deferred Compensation Plan prior to their respective departures from the Company. For a further discussion of the Nonqualified Deferred Compensation Plan, see “Executive Compensation — 2016 Nonqualified Deferred Compensation” below.
We do not have a formal perquisite policy although the Compensation Committee periodically reviews perquisites for our NEOs. However, there are certain specific perquisites and benefits which the Company has agreed to compensate particular executives based on their specific situations. For example, club membership is provided to the U.S.-based NEOs to enable them to establish social networks with clients and executives in our industry in furtherance of our business.
For more information regarding the benefits and perquisites for the NEOs, please see “Executive Compensation — 2016 Summary Compensation Table” and the accompanying footnotes below.
Employment Agreements; Change in Control and Severance Benefits
We have employment agreements with each of our NEOs setting forth the terms and conditions of their employment. For more information regarding the terms and conditions of our NEOs’ employment, which we believe are competitive compared with those offered by companies with whom we compete for executive talent, please see “Executive Compensation — Narrative Description of Summary Compensation Table and Grants of Plan-Based Awards — Employment-Related Agreements” below.
The Compensation Committee believes that agreeing to provide reasonable severance benefits is common among peer companies and is essential to recruiting and retaining key executives. Accordingly, we provide the opportunity for our NEOs to be protected under the severance and change in control provisions contained in their employment agreements. Such provisions help us to attract and retain an appropriate caliber of talent and allow our executives to remain focused on our business without undue personal concern in the event that his or her position is eliminated or significantly altered. Our severance and change in control provisions for the NEOs are summarized in “Executive Compensation— Narrative Description of Summary Compensation Table and Grants of Plan-Based Awards — Employment-Related Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.
Executive Compensation Governance and Process
The Role of the Independent Compensation Committee
The Compensation Committee, which is comprised solely of independent directors, is responsible for establishing and implementing the Company’s compensation philosophy and determining compensation for the Company’s senior leadership. In the case of the Chief Executive Officer, the Chairman assesses his performance against the Company’s business plans and other objectives established by the Board and makes compensation recommendations to the Compensation Committee. The Compensation Committee reviews management’s recommendations but specifically approves awards for other senior executives, including the NEOs.

Compensation Consultants and the Role of the Independent Compensation Consultant
The Compensation Committee appointed Willis Towers Watson as its compensation consultant in 2016 to provide (i) input on the Compensation Discussion and Analysis, (ii) benchmarking analysis in respect of the Chief Executive Officer, Chairman and non-executive director compensation, (iii) realizable pay and performance study for the Chief Executive Officer, (iv) input on peer group filings and establishment of a peer group for compensation benchmarking purposes, (v) a review of the competitive market for executive positions, (vi) a review of the Company’s goal setting and metrics calibration process and (vii) input on performance-based program design changes including performance targets under the 2016 performance shares and bonus funding.
The Company paid approximately $570,433 in compensation-related fees to Willis Towers Watson in 2016. The Company also paid Willis Towers Watson Software, an affiliate of Willis Towers Watson after the predecessor software company was purchased by Towers Watson in January 2011, approximately $610,534 for capital modeling software and related services in 2016. The Company previously purchased software and services from such predecessor company of Willis Towers Watson and, in light of such legacy software systems, the Compensation Committee did not recommend or approve such software and services purchased.
Willis Towers Watson reports directly to the Chair of the Compensation Committee but partners with management, at the request of the Compensation Committee, to ensure the Compensation Committee receives the most comprehensive information for decision making.
The Compensation Committee assessed the independence of Willis Towers Watson pursuant to the SEC rules and the NYSE listing standards and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with Willis Towers Watson’s policies and procedures to prevent or mitigate conflicts of interest. They also reviewed and were satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Willis Towers Watson supporting the Compensation Committee. Finally, the Compensation Committee considered other factors relevant to Willis Towers Watson’s independence from management, including the factors set forth in the NYSE listing standards. The Compensation Committee considers the independence factors in the NYSE listing standards before receiving advice from any other compensation advisor.
The Role of the Chief Executive Officer and the Human Resources Department
While the Compensation Committee has the sole authority with regard to pay decisions related to the NEOs, our Chief Executive Officer and members of our Human Resources Department also participate in this process. The Chief Executive Officer does not participate in the Compensation Committee’s decisions with regard to his own compensation. At the Compensation Committee’s request, the Chief Executive Officer presents individual pay recommendations to the Compensation Committee for the other NEOs and executives under the Compensation Committee’s purview. The recommendations are based on an assessment of individual contributions to the Company’s financial performance, team performance, as applicable, the achievement of specified individual objectives, as well as competitive pay data, risk and other factors. The Chief Executive Officer’s recommendations are one of the factors considered by the Compensation Committee in making its determinations.
Frequency Say-on-Pay Vote

Consistent with the preference expressed by our shareholders at the 2013 annual general meeting of shareholders, our Board decided that we will include an advisory vote to approve our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2019 annual general meeting of shareholders.
Clawback and Malus Policies
In order to better align executives’ long-term interests with those of the Company, the Compensation Committee adopted a clawback policy in 2010 that applies to bonus and long-term incentive awards granted to executive officers, including the NEOs. In October 2016, the Compensation Committee agreed to extend the clawback policy to all of the Company’s employees. Under the Company’s clawback policy, in circumstances where there is a subsequent and material negative restatement of the Company’s published financial results due to fraud, the Company will seek to recover any performance-based compensation from employees involved in such fraudulent activity for the periods subject to material negative restatement.
On July 1, 2015, the SEC issued proposed clawback rules which, if implemented, would require listed companies to adopt a clawback policy with certain requirements. The Compensation Committee continues its review of additional clawback practices and expects to revise the Company’s clawback policy in accordance with final clawback rules following adoption by the SEC.
In October 2016, the Compensation Committee adopted a malus policy for all of the Company’s employees. Under the malus policy, all variable remuneration awards, including annual bonus awards and long-term incentive awards, are conditional upon a sustainable and risk-adjusted performance. Such variable remuneration awards made to individual employees are therefore capable of forfeiture or reduction at the Company’s discretion in circumstances of malus. Any adjustment to an employee’s long-term incentive awards as a result of malus will be determined by the Compensation Committee (in consultation with the Company’s relevant U.K. subsidiary for Solvency II purposes) in accordance with its powers under the relevant long-term incentive award plan or, in the case of annual bonus awards, by the Compensation Committee (in consultation with the Company’s relevant U.K. subsidiary for Solvency II purposes), the employee’s manager or senior management approving any proposed bonus.
Tax Considerations
The Compensation Committee considers the potential impact on the Company of Section 162(m) of the U.S. Internal Revenue Code when designing its compensation programs. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to each of the corporation’s “covered employees” (generally, the Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by our shareholders. In 2013, our shareholders approved the 2013 Share Incentive Plan which is structured so that future cash or equity compensation may be designed to satisfy the performance-based compensation exception under Section 162(m) and therefore be deductible if the Compensation Committee deems it appropriate to do so.
Solvency II Remuneration Requirements
Effective January 1, 2016, the remuneration requirements set out in Article 275 of the European Commission Delegated Regulation 2015/35 (“Article 275”) came into effect for our U.K. operating subsidiaries. Article 275 requires our U.K. operating subsidiaries to identify a group of individuals that have a material impact on the risk profile of our U.K. operating subsidiaries (the “Covered Employees”) on a regular basis and to apply a number of specific remunerations arrangements to those Covered Employees. In accordance with guidance issued by the Prudential Regulation Authority regarding Article 275, Covered Employees are required to have an appropriate balance of fixed and variable compensation and must have a minimum of 40% of variable compensation deferred for a minimum period of three years. As of the date of this Proxy Statement, Messrs. Kirk, Lillelund and Postlewhite are Covered Employees and their compensation arrangements comply with the requirements of Article 275.
Vote Recommendation
Our compensation programs and performance measures continue to align the interests of our executives with those of our shareholders and strive to deliver long-term value creation. In addition, our pay levels and programs are highly aligned with the performance of the Company. Based on the above, we recommend shareholders vote “FOR” approving our Say-On-Pay Vote proposal on our executive compensation program.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or earned for services in all capacities to each of our NEOs for the years ended December 31, 2016, 2015 and 2014:
2016 Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Share Awards ($)(4)	All Other Compensation ($)	Total ($)

Christopher O’Kane,	2016	832,727	960,000	3,343,338	166,808	5,302,873
Group Chief Executive Officer (5)	2015	943,107	923,103	3,545,931	188,923	5,601,064
	2014	977,014	2,468,250	4,018,493	195,732	7,659,489

Scott Kirk,	2016	470,085	282,051	1,010,405	38,887	1,801,428
Group Chief Financial Officer (6)	2015	532,894	302,253	886,432	59,061	1,780,640
	2014	381,933	675,423	351,578	45,832	1,454,766

Thomas Lillelund,	2016	446,536	1,044,365	825,353	1,487,284	3,803,538
Chief Executive Officer of Aspen Re (7)	2015	—	—	—	—	—
	2014	—	—	—	—	—

Stephen Postlewhite,	2016	490,232	514,743	2,109,483	58,827	3,173,285
Chief Executive Officer of Aspen	2015	559,734	1,007,510	1,551,317	64,458	3,183,019
Insurance (8)	2014	—	—	—	—	—

Brian Boornazian,	2016	612,000	495,720	1,152,365	88,099	2,348,184
Chairman of Aspen Re (9)	2015	609,081	826,000	1,329,689	79,512	2,844,282
	2014	594,200	980,000	1,406,472	68,186	3,048,858

Mario Vitale,	2016	397,840	—	1,770,477	1,657,442	3,825,759
Former Chief Executive Officer of Aspen	2015	795,761	348,510	1,551,317	75,154	2,770,742
Insurance (10)	2014	789,375	1,050,297	2,009,246	64,513	3,913,431

Robert Rheel,	2016	297,269	—	563,858	3,226,212	4,087,339
Former President of Aspen U.S	2015	—	—	—	—	—
Insurance (11)	2014	—	—	—	—	—
___________

(1)
Unless otherwise indicated, compensation payments paid in British Pounds have been converted into U.S. Dollars at the average exchange rate of $1.3431 to £1, $1.5335 to £1 and $1.6455 to £1 for 2016, 2015 and 2014, respectively, and compensation payments paid in Singapore Dollars have been converted into U.S. Dollars at the average exchange rate of $0.72507 to S$1 for 2016. As a result of his international assignment to the United Kingdom, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds and the remaining 70% of his base salary in U.S. Dollars. The portion of Mr. Lillelund’s base salary paid in British Pounds was converted into U.S. Dollars at a fixed exchange rate of £0.7667 to $1 (i.e., the exchange rate on September 30, 2016).

In accordance with SEC regulations, only compensation information for any fiscal year in which an individual was an NEO is reported in the Summary Compensation Table. Given that Mr. Vitale is an NEO for 2016 and was an NEO for 2014, his compensation information is also presented for 2015 in accordance with SEC regulations.

(2)
Salaries represent earned salaries for the applicable fiscal year. With respect to Mr. Rheel, a portion ($59,498) of his base salary was voluntarily deferred by Mr. Rheel in 2016 under the Nonqualified Deferred Compensation Plan.

(3)
Bonus amounts represent the cash amounts earned with respect to the applicable fiscal year and are typically paid in the first quarter following the end of each fiscal year. For a description of our bonus plan, see “— Compensation Discussion and Analysis — Elements of Compensation — Bonus Potential and Actual Award Levels” above. In the case of Mr. Lillelund, the amount reported in the “Bonus” column in the table above also includes a retention bonus granted to Mr. Lillelund in 2014 in the amount of $548,240 and paid to Mr. Lillelund when he was appointed to the position of Chief Executive Officer of Aspen Re.

(4)
Consists of performance shares, phantom shares and restricted share units granted. Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $34.44 for the performance shares and phantom shares granted to our NEOs on February 8, 2016, $36.96 for the restricted share units granted to our NEOs on February 8, 2016 and $41.08 for the restricted share units granted to Messrs. Lillelund and Postlewhite on July 27, 2016.
Assuming the highest level of performance conditions are met, the potential maximum value for the 2016 performance share awards, or the 2016 phantom shares in the case of Mr. Lillelund and Mr. Rheel, are $4,526,587, $1,357,969, $1,980,369, $188,593, $1,697,479, $1,980,369 and $735,570 for Messrs. O’Kane, Kirk, Postlewhite, Lillelund, Boornazian, Vitale and Rheel, respectively. As noted above, Messrs. Vitale and Rheel forfeited these awards. In the case of Mr. Rheel, he received $495,292 in respect of his forfeited 2016 performance shares awards on July 1, 2016. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. As a result, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown in this Proxy Statement. Please refer to Note 17 of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 22, 2017, for the assumptions made with respect to these awards.
In respect of Messrs. O’Kane, Kirk, Vitale and Rheel, they each received a portion (73%) of their 2015 annual bonus in cash and a portion (27%) of their annual bonus in restricted share units granted on February 8, 2016. The portion of their 2015 bonus received in restricted share units is reported in the “Share Awards” column in the table above. In respect of Messrs. O’Kane and Kirk, the portion of their 2015 bonus received in cash was reported in the “Bonus” column in the 2015 Summary Compensation Table. For a description of our restricted share units, see “— Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — Restricted Share Units” below.
In connection with his retirement from the Company on June 30, 2016, Mr. Vitale forfeited 28,751 performance shares and 9,584 restricted share units granted in 2016 which have an aggregate grant date fair value of $1,344,409, which amount is reported in the “Share Awards” column in the table above. The 2,824 restricted share units granted to Mr. Vitale in 2016 as part of his 2015 annual bonus had a grant date fair value of $104,375. In connection with his retirement, the Company accelerated the vesting of a total of 37,792 performance shares granted to Mr. Vitale in 2014 and 2015 which were “banked” but not yet vested as of his retirement date and 2,824 restricted share units granted to Mr. Vitale in 2016 as part of his 2015 annual bonus. The incremental value ($321,693) of these accelerated awards was computed as of June 30, 2016 in accordance with FASB ASC Topic 718 and is also included in the “Share Awards” column in the table above. For additional information regarding the treatment of Mr. Vitale’s performance shares and restricted share units in connection with his retirement from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.
In connection with his departure from the Company on July 1, 2016, Mr. Rheel forfeited all unvested performance shares, phantom shares and restricted share units granted to Mr. Rheel in 2014, 2015 and 2016. The grant date fair value of Mr. Rheel’s forfeited 2016 performance shares and restricted share units is reported in the “Share Awards” column in the table above. Mr. Rheel’s forfeited awards were settled in cash upon his departure from the Company on July 1, 2016, which amount is reported in the “All Other Compensation” column in the table above. For additional information regarding the treatment of Mr. Rheel’s performance shares and restricted share units in connection with his departure from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

(5)
Mr. O’Kane’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2016, this consists of cash payments of $166,808 in lieu of the Company’s contribution to the Aspen U.K. Pension Plan on his behalf as Mr. O’Kane opted out of the Aspen U.K. Pension Plan due to lifetime allowance limits. See “— Retirement Benefits” below for additional information. Mr. O’Kane’s base salary did not change in 2016 but is shown as a decrease in the table due to the significant strengthening of the U.S. Dollar compared to the British Pound in 2016.

(6)
Mr. Kirk’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2016, this consists of (i) the Company’s contribution to the Aspen U.K. Pension Plan on Mr. Kirk’s behalf in an amount of $14,102 and (ii) cash payments of $24,785 in lieu of certain of the Company’s contributions to the Aspen U.K. Pension Plan on his behalf due to the annual allowance limits. Mr. Kirk’s base salary did not change in 2016 but is shown as a decrease in the table due to the significant strengthening of the U.S. Dollar compared to the British Pound in 2016.

(7)
Mr. Lillelund is formally domiciled in Singapore where he was previously employed by the Company as Managing Director of Asia-Pacific of Aspen Re prior to his appointment to the position of Chief Executive Officer of Aspen Re on May 18, 2016. Mr. Lillelund is a Danish national who was originally subject to certain expatriate arrangements in Singapore with his former employer. In order to recruit Mr. Lillelund, the Company agreed to maintain those tax arrangements in place and, as a result, was liable to pay income taxes on behalf of Mr. Lillelund in his former role as Managing Director of Asia-Pacific of Aspen Re. As a result of his promotion, the Company and Mr. Lillelund agreed to the terms of a three-year international assignment from Singapore to the United Kingdom. The Company did not believe it was appropriate to maintain such tax arrangements for Mr. Lillelund in his role as Chief Executive Officer of Aspen Re. Accordingly, the Company agreed to “tax equalize” Mr. Lillelund following his promotion such that he is subject to the equivalent hypothetical taxes had he remained in Singapore. The Company believes this tax equalization arrangement is cost-effective and consistent with market practice for internationally mobile executives.

Mr. Lillelund’s contractual base salary is denominated in U.S. Dollars but, as a result of his international assignment to the United Kingdom, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds and the remaining 70% of his base salary in U.S. Dollars. For more information on Mr. Lillelund’s salary, see foonote 1 above. With respect to “All Other Compensation” in 2016, this consists of (i) $410,269 in respect of Singapore income tax paid on behalf of Mr. Lillelund prior to his promotion to the role of Chief Executive Officer of Aspen Re, (ii) $395,270 in respect of one-time Singapore tax liabilities paid on behalf of Mr. Lillelund which were triggered by Mr. Lillelund’s international assignment to the United Kingdom, (iii) $228,776 in respect of tax equalization payments on behalf of Mr. Lillelund in connection with his international assignment to the United Kingdom, (iv) housing costs of $214,292 on behalf of Mr. Lillelund in connection with his prior role as Managing Director of Asia-Pacific and current role as Chief Executive Officer of Aspen Re, (v) relocation costs of $143,948 on behalf of Mr. Lillelund in connection with his international assignment to the United Kingdom, (vi) the Company’s contribution to the Aspen U.K. Pension Plan on behalf of Mr. Lillelund in an amount of $29,700, (vii) school fees of $49,332 and (viii) additional premium paid of $15,697 for international medical insurance.

(8)
Mr. Postlewhite’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2016, this consists of (i) the Company’s contribution to the Aspen U.K. Pension Plan on Mr. Postlewhite’s behalf in an amount of $9,754 and (ii) cash payments of $49,073 in lieu of certain of the Company’s contributions to the Aspen U.K. Pension Plan on his behalf due to the annual allowance limits. See “—Retirement Benefits” below for additional information. Mr. Postlewhite’s base salary did not change in 2016 but is shown as a decrease in the table due to the significant strengthening of the U.S. Dollar compared to the British Pound in 2016

(9)
Mr. Boornazian’s compensation was paid in U.S. Dollars. With respect to “All Other Compensation” in 2016, this consists of (i) the Company’s contribution to the Nonqualified Deferred Compensation Plan of $20,400 (see “— 2016 Nonqualified Deferred Compensation” below for additional information regarding the Nonqualified Deferred Compensation Plan), (ii) a profit sharing and matching contribution to the Aspen Insurance US Services, Inc. 401(k) Plan (the “401(k) Plan”) on Mr. Boornazian’s behalf in an amount of $26,500 (see “— Retirement Benefits” below for additional information regarding the 401(k) Plan), (iii) additional premium paid of $23,538 for additional disability benefits and $9,905 for additional life insurance and (iv) club membership fees of $7,756.

(10)
Mr. Vitale retired from the Company on June 30, 2016. Mr. Vitale’s compensation was paid in U.S. Dollars. With respect to “All Other Compensation” in 2016, this consists of (i) a cash payment in the amount of $1,536,582 in connection with his departure from the Company which represents 100% of his base salary plus the average annual bonus that was paid to Mr. Vitale for the three fiscal years preceding his retirement, (ii) a lump sum payment in the amount of $15,900 which pertains to lost 401(k) profit sharing, (iii) a matching contribution to the 401(k) Plan on Mr. Vitale’s behalf in an amount of $10,600 (see “— Retirement Benefits” below for additional information regarding the 401(k) Plan), (iv) $40,000 for outplacement services, (v) additional premium paid of $10,979 for additional disability benefits and $18,381 for additional life insurance and (vi) $25,000 for tax and reasonable legal expenses associated with his departure from the Company. For additional information regarding the payments and benefits paid in connection with his departure from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

(11)
Mr. Rheel’s employment with the Company ended on July 1, 2016. Mr. Rheel’s compensation was paid in U.S. Dollars. With respect to “All Other Compensation” in 2016, this consists of (i) a cash payment in the amount of $1,180,000 in connection with his departure from the Company which represents 100% of his base salary plus his 2016 target bonus, (ii) a cash payment in the amount of $1,250,451 in lieu of Mr. Rheel’s outstanding unvested equity awards as of his departure date, (iii) $765,000 in connection with a retention bonus granted to Mr. Rheel in 2014, (iv) the Company’s matching contribution to the 401(k) Plan on Mr. Rheel’s behalf in an amount of $10,600 (see “— Retirement Benefits” below for additional information regarding the 401(k) Plan), (v) additional premium paid of $3,600 for additional disability benefits and $8,961 for additional life insurance and (vi) $7,600 for legal expenses in connection with his departure from the Company. For additional information regarding the payments and benefits paid in connection with his departure from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

2016 Grants of Plan-Based Awards
The following table sets forth information concerning awards granted to each of the NEOs during the twelve months ended December 31, 2016:

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares or Units (3) (#)	Grant Date Fair Value of Share Awards (4) ($)
			Threshold (#)	Target (#)	Maximum(2) (#)
Christopher O’Kane	02/08/2016	02/03/2016	0	65,717	131,434		2,263,293
	02/08/2016	02/03/2016				29,222	1,080,045
Scott Kirk	02/08/2016	02/03/2016	0	19,715	39,430		678,985
	02/08/2016	02/03/2016				8,967	331,420
Thomas Lillelund (6)	02/08/2016	02/03/2016	0	2,738	5,476		990,184
	02/08/2016	02/03/2016				13,691	506,019
	07/27/2016	07/26/2016				5,478	225,036
Stephen Postlewhite (7)	02/08/2016	02/03/2016	0	28,751	57,502		94,297
	02/08/2016	02/03/2016				9,584	354,225
	07/27/2016	07/26/2016				18,624	765,074
Brian Boornazian	02/08/2016	02/03/2016	0	24,644	49,288		848,739
	02/08/2016	02/03/2016				8,215	303,626
Mario Vitale (8)	02/08/2016	02/03/2016	0	28,751	57,502		990,184
	02/08/2016	02/03/2016				12,408	485,202
	06/30/2016	06/30/2016					295,091
Robert Rheel (9)	02/08/2016	02/03/2016	0	10,679	21,358		367,785
	02/08/2016	02/03/2016				5,305	196,073
 ______

(1)
Under the terms of the 2016 performance share awards, one-third of the grant is eligible for vesting (or “banked”) each year based on growth in diluted BVPS (as adjusted to add back ordinary dividends to shareholders’ equity at the end of the relevant year). All shares eligible for vesting will vest and be issued following the completion of a three-year period. For a more detailed description of our performance share awards granted in 2016, including the vesting conditions, please refer to “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above and “— Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — 2016 Awards” below.

(2)
Amounts represent 200% vesting for the entire grant, notwithstanding that 34.2% of one-third of the performance share award is eligible for vesting based on our annual growth in diluted BVPS test for 2016 as discussed above under “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives.”

(3)
In respect of Messrs. O’Kane, Kirk, Vitale and Rheel, they each received a portion (73%) of their 2015 annual bonus in cash and a portion (27%) of their 2015 annual bonus in restricted share units granted on February 8, 2016. The portion of their 2015 annual bonus received in restricted share units is reported in the table above. For a description of our restricted share units, please refer to “— Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — Restricted Share Units” below.

(4)
Valuation is based on the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $34.44 for the performance shares granted to our NEOs on February 8, 2016, $36.96 for the restricted share units granted to our NEOs on February 8, 2016 and $41.08 for the restricted share units granted to Messrs. Lillelund and Postlewhite on July 27, 2016. Please refer to Note 17 of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 22, 2017, for the assumptions made with respect to these awards. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. As a result, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amounts shown in this Proxy Statement.

(5)
The awards granted to Mr. Lillelund in 2016 represent phantom shares which he was granted prior to his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but pay out in cash. Mr. Lillelund was also granted restricted share units on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Re.

(6)	Mr. Postlewhite was granted restricted share units on July 27, 2016 in connection with his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016.

(7)
In connection with Mr. Vitale’s retirement from the Company on June 30, 2016, the Company accelerated the vesting of a total of 37,792 performance shares granted to Mr. Vitale in 2014 and 2015 which were “banked” but not yet vested as of his retirement date and 2,824 restricted share units granted to Mr. Vitale in 2016 as part of his 2015 annual bonus. The incremental value ($321,693) of these accelerated awards was computed as of June 30, 2016 in accordance with FASB ASC Topic 718 and is included in the table above, with $295,091 of such incremental value relating to the performance shares granted to Mr. Vitale in 2014 and 2015 which were “banked” but not yet vested as of his retirement date and $26,602 of such incremental value relating to the restricted share units granted to Mr. Vitale in 2016 as part of his 2015 annual bonus. For additional information regarding the treatment of Mr. Vitale’s performance shares and restricted share units in connection with his retirement from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

(8)
In connection with Mr. Rheel’s departure from the Company on July 1, 2016, Mr. Rheel forfeited the performance shares and restricted share units granted to Mr. Rheel in 2016 and reported in the table. These forfeited awards were forfeited and settled in cash upon Mr. Rheel’s departure from the Company. For additional information regarding the treatment of Mr. Rheel’s performance shares and restricted share units in connection with his departure from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

Narrative Description of Summary Compensation and Grants of Plan-Based Awards
Share Incentive Plan
On April 24, 2013, shareholders approved our 2013 Share Incentive Plan (the “2013 Share Incentive Plan”) to aid us in recruiting and retaining key employees and to motivate such employees. The 2013 Share Incentive Plan provides for the grant to selected employees of share options, share appreciation rights, restricted shares and other share-based awards. The 2013 Share Incentive Plan replaced the Aspen Insurance Holdings Limited 2003 Share Incentive Plan, as amended (the “2003 Share Incentive Plan”), which expired in August 2013. The total number of ordinary shares that may be issued under the 2013 Share Incentive Plan is 2,845,683 (which included 595,683 shares available for grant under the 2003 Share Incentive Plan as of February 25, 2013). The number of ordinary shares that may be issued under the 2013 Share Incentive Plan is adjusted per the number of awards that may be forfeited under the 2003 Share Incentive Plan.
Restricted Share Units. As part of our long-term incentive program, the Compensation Committee grants restricted share units to our NEOs. These restricted share units vest in equal installments over a three-year service vesting period and may be accelerated in the event of an NEO’s death or disability. In respect of restricted share units granted as replacement for forfeiture from prior employers or as a portion of annual bonus, vesting of a participant’s units may be accelerated if a participant’s employment with the Company and its subsidiaries is terminated without “cause” (as defined in such participant’s award agreement), on account of the participant’s death or disability (as defined in such participant’s award agreement), or, with respect to some of the participants, by the participant for good reason (as defined in such participant’s award agreement). In accordance with the employment agreements of our senior executives, the vesting of restricted share units will also be accelerated upon certain terminations of employment within a certain period of a change in control.
Participants are paid one ordinary share for each restricted share unit that vests as soon as practicable following the vesting date. Recipients of restricted share units generally will not be entitled to any rights of a holder of ordinary shares, including the right to vote, unless and until their restricted share units vest and ordinary shares are issued. Participants are nevertheless entitled to receive dividend equivalents with respect to their restricted share units. Dividend equivalents are denominated in cash and paid in cash if and when the underlying restricted share units vest.
2014 Performance Share Awards.  On April 22, 2014, the Compensation Committee approved a grant of an aggregate of 315,389 performance share awards based on the average closing share price during the first quarter of 2014, with a grant date of April 25, 2014. The performance shares are subject to a three-year service-vesting period and all shares eligible for vesting will vest and be issuable only at the end of the three-year period. One-third of the 2014 performance-share awards will be eligible for vesting each year based on a growth in diluted BVPS. If the diluted BVPS growth achieved in 2014 is:

•	less than 5.2%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 5.2% and 10.4%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 10.4% and 20.8%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
Based on the achievement of a diluted BVPS growth of 13.3% in 2014, 129.0% of one-third of the 2014 performance share award is eligible for vesting. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.

At its meeting held on March 5, 2015, the Compensation Committee approved the vesting conditions for the portion of the 2014 performance shares subject to 2015 performance testing. If the diluted BVPS growth achieved in 2015 is:

•	less than 5.6%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 5.6% and 11.1%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 11.1% and 22.2%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
Based on the achievement of diluted BVPS growth of 10.7% in 2015, 93.5% of one-third of the 2014 performance share award is eligible for vesting. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.
At its meeting held on February 3, 2016, the Compensation Committee approved the vesting conditions for the portion of the 2014 performance shares subject to 2016 performance testing. If the diluted BVPS growth achieved in 2016 is:

•	less than 4.65%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 4.65% and 9.30%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 9.30% and 18.60%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
Based on the achievement of a diluted BVPS growth of 5.9% in 2016, 34.2% of one-third of the 2014 performance share award is eligible for vesting. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.
In calculating diluted BVPS growth for 2014, 2015 and 2016, the definition of diluted BVPS excludes (i) accumulated other comprehensive income, (ii) the costs payable to third-party service providers resulting from the Company’s response to any acquisition, amalgamation or merger and (iii) the impact of any capital management actions, including share repurchases and special dividends. The Compensation Committee determined it was appropriate to exclude accumulated other comprehensive income because management does not have any control over interest rate and credit spread movements. The Compensation Committee determined that the other exclusions from the calculation of growth in diluted BVPS were similarly outside the control of management and warranted exclusion. The Compensation Committee will continue to review and evaluate the performance measure for our performance share grants in the future.
Notwithstanding the vesting criteria for each given year other than 2014, if the shares eligible for vesting in 2015 and 2016 are greater than 100% for the portion of such year’s grant and the average diluted BVPS growth over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year, then only 100% (and no more) of the ordinary shares that are eligible for vesting in such year shall vest. Notwithstanding the foregoing, if in the judgment of the Compensation Committee the main reason for the diluted BVPS metric in the earlier year falling below the minimum threshold is due to the impact of rising interest rates and bond yields, then the Compensation Committee may, in its discretion, disregard this limitation on 100% vesting.
2015 Performance Share Awards.  On March 5, 2015, the Compensation Committee approved a grant of an aggregate of 277,585 performance share awards with a grant date of March 5, 2015. The performance shares are subject to a three-year service-vesting period, and all shares eligible for vesting will vest and be issuable only at the end of the three-year period. One-third of the 2015 performance-share awards will be eligible for vesting each year based on a growth in diluted BVPS. If the diluted BVPS growth achieved in 2015 is:

•	less than 5.6%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 5.6% and 11.1%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 11.1% and 22.2%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
Based on the achievement of a diluted BVPS growth of 10.7% in 2015, 93.5% of one-third of the 2015 performance share award is eligible for vesting. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.
At its meeting held on February 3, 2016, the Compensation Committee approved the vesting conditions for the portion of the 2015 performance shares subject to 2016 performance testing. If the diluted BVPS growth achieved in 2016 is:

•	less than 4.65%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 4.65% and 9.30%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 9.30% and 18.60%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
Based on the achievement of a diluted BVPS growth of 5.9% in 2016, 34.2% of one-third of the 2015 performance share award is eligible for vesting. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.
In calculating diluted BVPS growth for 2015 and 2016, the definition of diluted BVPS excludes (i) accumulated other comprehensive income, (ii) the costs payable to third-party service providers resulting from the Company’s response to any acquisition, amalgamation or merger and (iii) the impact of any capital management actions, including share repurchases and special dividends. The Compensation Committee determined it was appropriate to exclude accumulated other comprehensive income, as management does not have any control over interest rate movements and credit spread movements. Furthermore, the Compensation Committee determined that the other exclusions from the calculation of growth in diluted BVPS were similarly outside the control of management and warranted exclusion. The Compensation Committee will continue to review and evaluate the performance measure for our performance share grants in the future.
Notwithstanding the vesting criteria for each given year other than 2015, if the shares eligible for vesting in 2016 and 2017 are greater than 100% for the portion of such year’s grant and the average diluted BVPS growth over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year, then only 100% (and no more) of the ordinary shares that are eligible for vesting in such year shall vest. Notwithstanding the foregoing, if in the judgment of the Compensation Committee the main reason for the diluted BVPS metric in the earlier year falling below the minimum threshold is due to the impact of rising interest rates and bond yields, then the Compensation Committee may, in its discretion, disregard this limitation on 100% vesting.
2016 Performance Share Awards.  On February 3, 2016, the Compensation Committee approved a grant of an aggregate of 520,796 performance share awards with a grant date of February 8, 2016. The performance shares are subject to a three-year service-vesting period and all shares eligible for vesting will vest and be issuable only at the end of the three-year period. One-third of the 2016 performance-share awards will be eligible for vesting each year based on a growth in diluted BVPS. If the diluted BVPS growth achieved in 2016 is:

•	less than 4.65%, then the portion of the performance shares subject to the vesting conditions will be forfeited (i.e., one-third of the initial grant);

•	between 4.65% and 9.30%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis; or

•	between 9.30% and 18.60%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.
In calculating diluted BVPS growth for 2016, the definition of diluted BVPS excludes (i) accumulated other comprehensive income, (ii) the costs payable to third-party service providers resulting from the Company’s response to any acquisition, amalgamation or merger and (iii) the impact of any capital management actions, including share repurchases and special dividends. The Compensation Committee determined it was appropriate to exclude accumulated other comprehensive income, as management does not have any control over interest rate movements and credit spread movements. Furthermore, the Compensation Committee determined that the other exclusions from the calculation of growth in diluted BVPS were similarly outside the control of management and warranted exclusion. The Compensation Committee will continue to review and evaluate the performance measure for our performance share grants in the future.
Notwithstanding the vesting criteria for each given year other than 2016, if the shares eligible for vesting in 2017 and 2018 are greater than 100% for the portion of such year’s grant and the average diluted BVPS growth over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year, then only 100% (and no more) of the ordinary shares that are eligible for vesting in such year shall vest. Notwithstanding the foregoing, if in the judgment of the Compensation Committee the main reason for the diluted BVPS metric in the earlier year falling below the minimum threshold is due to the impact of rising interest rates and bond yields, then the Compensation Committee may, in its discretion, disregard this limitation on 100% vesting.
Based on the achievement of a diluted BVPS growth of 5.9% in 2016, 34.2% of one-third of the 2016 performance share award is eligible for vesting. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above for additional information.

Employment-Related Agreements
The following information summarizes the (i) service agreement for Mr. O’Kane, dated September 24, 2004 (as further amended on October 28, 2014 and February 23, 2015), (ii) service agreement for Mr. Kirk, dated May 19, 2014 (as supplemented by an addendum dated December 18, 2014 and further amended on February 23, 2015), (iii) service agreement for Mr. Lillelund, dated June 29, 2016 (as supplemented by an international assignment letter dated June 29, 2016), (iv) service agreement for Mr. Postlewhite, dated September 4, 2014 (as further amended on February 23, 2015), (v) employment agreement for Mr. Boornazian, dated January 12, 2004 (as supplemented by addendum dated February 5, 2008 and as further amended effective October 28, 2008, December 31, 2008, February 8, 2010 and February 23, 2015), (vi) employment agreement for Mr. Vitale, dated February 25, 2011 (as further amended on February 23, 2015), which was terminated on June 30, 2016 pursuant to his retirement agreement, dated June 3, 2016 and (vii) employment agreement for Mr. Rheel (as further amended on February 23, 2015), which was terminated on July 1, 2016 pursuant to an agreement, dated May 27, 2016. Additional information regarding each NEO’s employment or service agreements is set forth further below in “— Potential Payments Upon Termination or Change in Control.”
Christopher O’Kane. Mr. O’Kane entered into a service agreement with the Company and Aspen Insurance UK Services Limited (“Aspen U.K. Services”) under which he agreed to serve as Chief Executive Officer of the Company and Aspen U.K. and a director of both companies, generally terminable upon 12 months’ notice by either party. Mr. O’Kane’s service agreement was for a three-year period and renews automatically unless terminated, generally upon 12 months’ notice by either party. Mr. O’Kane’s service agreement entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including membership in the Aspen U.K. Services’ pension scheme, medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus to be awarded annually as the Compensation Committee may determine. Mr. O’Kane’s current base salary is £620,000 ($832,727) and his bonus potential is 175% of his base salary.
Scott Kirk. Mr. Kirk currently serves as Chief Financial Officer of the Company. Mr. Kirk originally entered into a service agreement with Aspen U.K. Services under which he agreed to serve as Group Financial Controller. Mr. Kirk entered into a new service agreement with Aspen U.K. Services on May 19, 2014 which is generally terminable upon 12 months’ notice by either party. Mr. Kirk’s service agreement entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including membership in the Aspen U.K. Services’ pension scheme, medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus to be awarded annually as the Compensation Committee may determine. Mr. Kirk’s current base salary is £350,000 ($470,085) and his bonus potential is 100% of his base salary.
Thomas Lillelund. Mr. Lillelund currently serves as Chief Executive Officer of Aspen Re. Mr. Lillelund originally entered into an employment agreement with Aspen U.K. Services under which he agreed to serve as Principal Officer of Asia-Pacific and Singapore. In May 2013, Mr. Lillelund’s role was changed to Managing Director of Asia-Pacific. Mr. Lillelund subsequently entered into a new service agreement with Aspen U.K. Services, dated June 29, 2016, under which he agreed to serve as Chief Executive Officer of Aspen Re, which is generally terminable upon 12 months’ notice by either party. Mr. Lillelund’s service agreement entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including membership in the Aspen U.K. Services’ pension scheme, medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus to be awarded annually as the Compensation Committee may determine. In connection with his promotion to Chief Executive Officer of Aspen Re, Mr. Lillelund likewise entered into an international assignment letter, dated June 29, 2016 (the “International Agreement”), with Aspen U.K. Services which details supplemental terms and conditions pertaining to his three-year international assignment to the United Kingdom. Consistent with market practice for international assignments and pursuant to the International Agreement, Mr. Lillelund is tax equalized and subject to the equivalent hypothetical taxes had he remained in Singapore. For more information on Mr. Lillelund’s tax arrangements, please see “— 2016 Summary Compensation Table” above and Mr. Lillelund’s accompanying footnote. The International Agreement also provides Mr. Lillelund with other benefits, such as a relocation allowance, a housing allowance and tuition assistance for his family. As a result of his promotion, Mr. Lillelund’s base salary increased from $390,490 to $525,000 and his bonus potential increased from 100% to 135% of his base salary
Stephen Postlewhite. Mr. Postlewhite currently serves as Chief Executive Officer of Aspen Insurance. Mr. Postlewhite originally entered into a service agreement with Aspen U.K. Services under which he agreed to serve as an actuary. Mr. Postlewhite entered into a new service agreement with Aspen U.K. Services on November 1, 2010 under which he agreed to serve as Head of Risk Capital and subsequently entered into a new service agreement with Aspen U.K. Services on September 4, 2014 under which he agreed to serve as Chief Executive Officer of Aspen Re, which is generally terminable upon 12 months’ notice by either party. Mr. Postlewhite’s service agreement entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including membership in the Aspen U.K. Services’ pension scheme, medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus to be awarded annually as the Compensation Committee may determine. Mr. Postlewhite’s current base salary is £365,000 ($490,232) and his bonus potential is 150% of his base salary.

Brian Boornazian. Mr. Boornazian currently serves as Chairman of Aspen Re. Mr. Boornazian originally entered into an employment agreement with Aspen U.S. Services under which he agreed to serve as President and Chief Underwriting Officer, Property Reinsurance, of Aspen Re America, Inc. for an initial three-year term, with annual extensions thereafter. The agreement provides that Mr. Boornazian is eligible for a discretionary annual bonus and participation in all incentive compensation, retirement and deferred compensation plans available generally to senior officers. Mr. Boornazian is also entitled to supplemental life and disability coverage. Mr. Boornazian’s current base salary is $612,000 and his bonus potential is 135% of his base salary.
Mario Vitale. Mr. Vitale is the former Chief Executive Officer of Aspen Insurance. Mr. Vitale originally entered into an employment agreement with Aspen U.S. Services, dated February 25, 2011, under which he agreed to serve as President of Aspen U.S. Insurance for a one-year term, with annual extensions thereafter. Mr. Vitale subsequently became Chief Executive Officer of Aspen Insurance effective June 25, 2012. As described below under the heading “— Potential Payments Upon Termination or Change in Control,” Mr. Vitale’s employment agreement was terminated on June 30, 2016 pursuant to his retirement agreement, dated June 3, 2016, under which he was entitled to receive additional payments and benefits. In his former role as Chief Executive Officer of Aspen Insurance, Mr. Vitale was eligible for a discretionary annual bonus and participation in all incentive compensation, retirement and deferred compensation plans available generally to senior officers. Prior to his retirement, Mr. Vitale’s base salary was $795,000 and his bonus potential was 120% of his base salary.
Robert Rheel. Mr. Rheel is the former President of Aspen U.S. Insurance. Mr. Rheel originally entered into an employment agreement with Aspen U.S. Services, dated May 2011, under which he agreed to serve as Executive Vice President Distribution, Sales and Marketing for a one-year term, with annual extensions thereafter. Mr. Rheel entered into a new employment agreement with Aspen U.S. Services, dated November 2, 2015, under which he agreed to serve as President of Aspen U.S. Insurance. As described below under the heading “— Potential Payments Upon Termination or Change in Control,” Mr. Rheel’s employment agreement was terminated on July 1, 2016 pursuant to an agreement, dated May 27, 2016, under which he was entitled to receive additional payments and benefits. In his former role as President of Aspen U.S. Insurance, Mr. Rheel was eligible for a discretionary annual bonus and participation in all incentive compensation, retirement and deferred compensation plans available generally to senior officers. Prior to his departure, Mr. Rheel’s base salary was $590,000 and his bonus potential was 100% of his base salary.
In addition, the agreements for our NEOs contain provisions relating to reimbursement of expenses, confidentiality, non-competition and non-solicitation. In the case of Mr. Boornazian, he also receives supplemental life and disability benefits. In the case of Mr. Vitale and Rheel, they each received supplemental life and disability benefits prior to their departures from the Company.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth information concerning outstanding share awards held by the NEOs as of December 31, 2016:

	Share Awards
Name	Year of Grant	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Christopher O’Kane	2014	74,596	(2)	4,102,780	—		—
	2015	43,598	(3)	2,397,890	22,431	(4)	1,233,705
	2016	36,712	(5)	2,019,160	43,811	(6)	2,409,605
Scott Kirk	2014	6,527	(2)	358,985	—		—
	2015	10,899	(3)	599,445	5,607	(4)	308,385
	2016	11,214	(5)	616,770	13,143	(6)	722,865
Thomas Lillelund	2014	3,059	(2)	168,245	—		—
	2015	3,062	(3)	168,410	934	(4)	51,370
	2016	19,481	(5)	1,071,455	1,825	(6)	100,375
Stephen Postlewhite	2014	13,987	(2)	769,285	—		—
	2015	19,074	(3)	1,049,070	9,813	(4)	539,715
	2016	31,485	(5)	1,731,675	19,167	(6)	1,054,185
Brian Boornazian	2014	26,109	(2)	1,435,995	—		—
	2015	16,349	(3)	899,195	8,411	(4)	462,605
	2016	11,024	(5)	606,320	16,429	(6)	903,595
Mario Vitale (7)	2014	28,615	(2)	1,573,825	—		—
	2015	9,177	(3)	504,735	—		—
	2016	—		—	—		—
Robert Rheel (7)	2014	2,861	(2)	157,355	—		—
	2015	1,050	(3)	57,750	—		—
	2016	—		—	—		—

___________

(1)	Calculated based upon the closing price of $55.00 per ordinary share on December 30, 2016 as reported by the NYSE.
(2) The figure represents (i) 129.0% vesting in respect of one-third of the grant based on the achievement of 13.3% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2014, (ii) 93.5% vesting in respect of one-third of the grant based on the achievement of 10.7% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2015, and (iii) 34.2% vesting in respect of one-third of the grant based on the achievement of 5.9% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2016. The figure also includes unvested restricted share units granted on April 25, 2014, of which the final tranche will vest on April 25, 2017. Messrs. Lillelund and Rheel were not granted any performance shares in 2014 but were granted phantom shares. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but are paid out in cash rather than shares. For additional information regarding the treatment of Messrs. Vitale and Rheel’s performance shares and/or phantom shares in connection with their departures from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

	2014 Performance (Phantom) Shares Earned Based on 2014, 2015 and 2016 Performance	2014 Unvested Restricted Share Units
Christopher O’Kane	66,023	8,573
Scott Kirk	5,777	750
Thomas Lillelund	2,202	857
Stephen Postlewhite	12,380	1,607
Brian Boornazian	23,108	3,001
Mario Vitale	28,615	—
Robert Rheel	2,861	—
For more information on the terms of the 2014 performance share awards, please see “ — Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — 2014 Performance Share Awards” and “ — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2016-2018, 2015-2017 and 2014-2016 Performance Share Cycles” above.

(3)
The figure represents (i) 93.5% vesting in respect of one-third of the grant based on the achievement of 10.7% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2015 and (ii) 34.2% vesting in respect of one-third of the grant based on the achievement of 5.9% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2016. The figure also includes unvested restricted share units granted on March 5, 2015, which are scheduled to vest in one-third increments on March 5, 2017 and March 5, 2018. Messrs. Lillelund and Rheel were not granted any performance shares in 2015 but were granted phantom shares. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but are paid out in cash. For additional information regarding the treatment of Messrs. Vitale and Rheel’s performance shares and/or phantom shares in connection with their departures from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

	Portion of 2015 Performance (Phantom) Shares Earned Based on 2015 and 2016 Performance	2015 Unvested Restricted Share Units
Christopher O’Kane	28,644	14,954
Scott Kirk	7,161	3,738
Thomas Lillelund	1,194	1,868
Stephen Postlewhite	12,532	6,542
Brian Boornazian	10,742	5,607
Mario Vitale	9,177	—
Robert Rheel	1,050	—
For more information on the terms of the 2015 performance shares, please see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2016-2018, 2015-2017 and 2014-2016 Performance Share Cycles” and “—Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — 2015 Performance Share Awards” above.

(4)	Reflects 2015 performance shares and assumes a vesting of 100% for the remaining one-third of the grant.
(5) The figure represents 34.2% vesting in respect of one-third of the performance share grant based on the achievement of 5.9% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2016. Messrs. Lillelund and Rheel were not granted any performance shares in 2016 but were granted phantom shares. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but are paid out in cash.
The figure also includes unvested restricted share units granted on February 8, 2016 which are scheduled to vest in one-third increments on February 8, 2017, 2018 and 2019. In the case of Messrs. O’Kane, Kirk, Vitale and Rheel, the restricted share units granted on February 8, 2016 include the restricted share units granted as part of their annual 2015 bonus. In addition, in the case of Messrs. Lillelund and Postlewhite, the figure also includes unvested restricted share units granted on July 27, 2016 which are scheduled to vest in one-third increments on July 28, 2017, 2018 and 2019. For additional information regarding the treatment of Messrs. Vitale and Rheel’s performance shares and/or phantom shares in connection with their departures from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

	Portion of 2016 Performance (Phantom) Shares Earned Based on 2016 Performance	2016 Unvested Restricted Share Units
Christopher O’Kane	7,490	29,222
Scott Kirk	2,247	8,967
Thomas Lillelund	312	19,169
Stephen Postlewhite	3,277	28,208
Brian Boornazian	2,809	8,215
Mario Vitale	—	—
Robert Rheel	—	—
For more information on the terms of the 2016 performance share awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2016-2018, 2015-2017 and 2014-2016 Performance Share Cycles” and “— Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — 2016 Performance Share Awards” above.

(6)	Reflects 2016 performance shares and assumes a vesting of 100% for the remaining two-thirds of the grant.

(7)
For additional information regarding the treatment of Messrs. Vitale and Rheel’s performance shares and restricted share units in connection with their departures from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

2016 Shares Vested
The following table summarizes share issuances to our NEOs during the twelve months ended December 31, 2016 (excluding any shares purchased under our employee share purchase plans). None of the NEOs exercised share options during the twelve months ended December 31, 2016.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Christopher O’Kane	73,948	3,343,909
Scott Kirk (2)	4,873	221,249
Thomas Lillelund (2)	4,714	212,701
Stephen Postlewhite	20,115	909,654
Brian Boornazian	34,245	1,545,521
Mario Vitale	76,614	3,511,346
Robert Rheel (2)	7,000	315,365
__________

(1)	The amounts reflect the amount vested (gross of tax).
In respect of Messrs. O’Kane, Postlewhite, Boornazian and Vitale, value realized represents their 2013 performance shares which vested on February 19, 2016, the date we filed our annual report on Form 10-K for the fiscal year ended December 31, 2015. The market value was calculated based on the closing price of $45.25 per ordinary share on February 19, 2016 as reported by the NYSE. This also includes one-third of the restricted share units granted on February 11, 2013, one-third of the restricted share units granted on April 25, 2014 and one-third of the restricted share units granted on March 5, 2015, each of which vest on an annual basis on the anniversary of the grant date. The closing price on February 11, 2016, March 5, 2016 and April 25, 2016 was $41.62, $46.17 and $47.04, respectively, per ordinary share as reported by the NYSE.
In respect of Mr. Vitale, the value realized also represents the accelerated vesting of 37,792 banked performance shares granted to Mr. Vitale in 2014 and 2015 and 2,824 restricted share units granted to Mr. Vitale in 2016 as part of his 2015 bonus. Pursuant to his retirement agreement, dated June 3, 2016, the market value of these awards was calculated based on the closing price of $46.38 per ordinary share on June 30, 2016 as reported by the NYSE.

(2)
In respect of Messrs. Kirk, Lillelund and Rheel, the figures above include their 2013 phantom shares which followed the same testing and vesting conditions as the 2013 performance shares with the difference that they settled in cash rather than shares.

2016 Nonqualified Deferred Compensation
The following table shows the nonqualified deferred compensation benefits accrued in respect of Messrs. Boornazian, Vitale and Rheel as at December 31, 2016:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings/(Loss) in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Brian Boornazian	—	20,400	—	—	61,620
Mario Vitale	—	—	(5,984)	—	145,565
Robert Rheel	59,498	—	5,784	—	242,776
__________

(1)
With respect to Mr. Rheel, the amount in this column is also reported in the “Salary” column of the 2016 Summary Compensation Table above and reflects the amount of Mr Rheel’s base salary that was voluntarily deferred by Mr. Rheel in 2016.

(2)
The amount in this column represents the Company’s contributions made in 2017 in respect of 2016 service and are also reported in the “All Other Compensation” column of the 2016 Summary Compensation Table above.

(3)
Represents capital gains (losses) and dividends on and earnings (losses) from the investments made in one or more investment alternatives selected by the NEO. These amounts do not represent above-market or preferential earnings and, accordingly, are not reported in the 2016 Summary Compensation Table above.

(4)
The amounts in this column that were previously reported as compensation to Messrs. Boornazian, Vitale and Rheel in the Summary Compensation Table for previous years are $30,820, $124,691 and $Nil, respectively.

In addition to the 401(k) Plan operated in the U.S., Aspen U.S. operates the Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan was adopted in 2014 to provide the Company’s senior executives located in the United States, including Messrs. Boornazian, Vitale and Rheel, with supplemental retirement benefits and to assist the Company in retaining senior U.S.-based executives. In March 2012, August 2014 and March 2015 respectively, each of Messrs. Vitale, Rheel and Boornazian began participating in the Nonqualified Deferred Compensation Plan.
Employer contributions to the Nonqualified Deferred Compensation Plan are determined each year by the Compensation Committee. Employer contributions made may consist of matching contributions, profit sharing contributions, and other discretionary contributions as determined by the Compensation Committee. Matching contributions and profit sharing contributions are made in order to equal the full amount of contributions that would have been made under the 401(k) Plan, assuming the maximum amount of elective deferral contributions permitted were contributed, where the actual amount of matching contributions and profit sharing contributions made were less than that maximum amount due to U.S. Internal Revenue Code limitations. Employer contributions are subject to three-year cliff vesting.

Pursuant to the Nonqualified Deferred Compensation Plan, participating NEOs are provided with a choice of investment options with varying degrees of risk. The amounts shown in the “Aggregate Earnings/(Loss)” column represents the amount of investment earnings or losses realized by each of Messrs. Boornazian, Vitale and Rheel under the Nonqualified Deferred Compensation Plan during 2016.
Retirement Benefits
Generally, our NEOs participate in our retirement benefits on the same basis as all other employees in their local jurisdiction, subject to satisfying any eligibility requirements and applicable local law. We do not have a defined benefit plan.
United Kingdom.  We have a defined contribution plan the Aspen U.K. Pension Plan in the United Kingdom which was established in 2005 for our U.K. employees. All employees are eligible to participate in the Aspen U.K. Pension Plan in accordance with the auto enrollment legislation introduced in the United Kingdom. Messrs. O’Kane, Kirk, Lillelund and Postlewhite were eligible to participate in the Aspen U.K. Pension Plan during 2016. Under the rules of the Aspen U.K. Pension Plan, participating employees are required to contribute a minimum of 3% of their base salary into the plan. This contribution can be made via a base salary sacrifice arrangement. As illustrated in the table below, employer contributions to the Aspen U.K. Pension Plan are a percentage of base salary based on the age of the employee.

Employee Contribution Percentage of Base Salary	Age of Employee	Company Contribution Percentage of Employee’s Base Salary
3%	18 - 19	5%
3%	20 - 24	7%
3%	25 - 29	8%
3%	30 - 34	9.5%
3%	35 - 39	10.5%
3%	40 - 44	12%
3%	45 - 49	13.5%
3%	50 - 54	14.5%
3%	55 plus	15.5%
The employee and employer contributions are paid to individual investment accounts set up in the name of the employee. Employees may choose from a selection of investment funds although the day-to-day management of the investments is undertaken by professional investment managers.

If an employee leaves the Company before retirement all contributions to the account will cease. If an employee has at least two years of qualifying service, the employee has the option of (i) keeping his or her account, in which case the full value in the pension will continue to be invested until retirement age, or (ii) transferring the value of the account either to another employer’s approved pension plan or to an approved personal pension plan. If an employee leaves the Company with less than two years of service, the employee has the option of (i) receiving a refund equal to the part of their account which represents their contributions only, such refund being subject to U.K. tax and social security, or (ii) transferring the value of the account to another employer’s approved pension plan or to an approved personal pension plan within three months of their leaving date.

All U.K. employees receive a life assurance benefit equivalent to four times base salary in the event of death in service. Employees who have been a member of the Aspen U.K. Pension Plan since prior to May 1, 2012, as is the case for Messrs. O’Kane, Kirk, Postlewhite and Lillelund, receive an additional life assurance death benefit equal to eight times the employee’s base salary. Employees who have been a member of the Aspen U.K. Pension Plan since after May 1, 2012 receive an additional life assurance benefit equal to six times the employee’s base salary. The life assurance benefit is split between a registered policy (which insures amounts up to £1 million) with benefits in excess of this being insured under an excepted policy.

Changes in the rules regarding U.K. tax relief on pension contributions relating both to the total annual contribution amounts and to a “life-time” allowance limit have reduced the tax effectiveness of the defined contribution scheme for some staff that have or may have either higher levels of contribution or higher levels of pension savings.
For employees who would have employer pension contributions over the annual limit, we have agreed that we may pay them the difference between the employer plan contribution rate and the annual contribution limit. This amount is subject to statutory deductions. For employees who have or are likely to have total pension savings over the “life-time” allowance limit, we have agreed that they may elect to opt out of the pension plan, in which case we will pay them a cash amount, subject to statutory deductions, equal to the employer pension contribution they would otherwise have received.
Mr. O’Kane opted out of the Aspen U.K. Pension Plan due to the likelihood that his total pension savings at retirement would otherwise be above the lifetime allowance limit. He therefore receives a cash payment in lieu of pension contribution subject to statutory deduction. Messrs. Kirk and Postlewhite participate in the Aspen U.K. Pension Plan. Contributions follow the scale described above and are calculated on base salary. As the level of our contribution exceeds the U.K. annual allowance limit, Messrs. Kirk and Postlewhite also receive a cash payment in lieu of part of the Company’s contribution. The Company continues to review these arrangements in light of possible future legislation and regulation of U.K. pension schemes.
United States.  In the United States, employees of Aspen U.S. Services are eligible to participate in the 401(k) Plan. There are three types of contributions to the 401(k) Plan: (i) employee contributions, (ii) employer matching contributions and (iii) employer discretionary profit sharing contributions. Messrs. Boornazian participates in the 401(k) Plan and Messrs. Vitale and Rheel participated in the 401(k) plan prior to their departures from the Company.
Employee contributions. Participants may elect to defer a percentage of their eligible compensation, subject to certain limits, on a pre-tax or after-tax basis into the 401(k) Plan. Their eligible compensation is then reduced by this election and contributed into the 401(k) Plan which may reduce their federal and most state income taxes.
Employer matching contributions. Employees are eligible for matching contributions from the Company only if they elect to make deferral contributions. We have elected to make matching contributions to all eligible participants in an amount equal to 100% of the first 3% of an employee’s eligible compensation and 50% of the next 2% of an employee’s eligible compensation, subject to certain limits as set by the U.S. Internal Revenue Service. Participants are always 100% vested in their deferral contributions, safe harbor matching employer contributions, rollover contributions and any earnings or losses on the investment of such contributions in to the 401(k) Plan.
Employer discretionary profit sharing contributions. These contributions are made annually, during the first quarter of the fiscal year, to all eligible employees who are employed as of the last day of the plan year by Aspen U.S. Services and are based on the following formula:

Age of Employee	Contribution by the Company as a Percentage of Employee’s Base Salary
20 - 29	3.0%
30 - 39	4.0%
40 - 49	5.0%
50 and older	6.0%
Profit sharing contributions are subject to certain limits on the employee’s eligible compensation as set by the U.S. Internal Revenue Service. The profit sharing contributions are subject to the following vesting schedule:

Years of Vesting Service	Vesting Percentage
Less than 3 years	0%
3 years	100%
Once the employee has three years of service, his or her profit sharing contributions are fully vested and all future contributions are vested.

Potential Payments Upon Termination or Change in Control
In respect of each of the employment or service agreements with Messrs. O’Kane, Kirk, Lillelund, Postlewhite and Boornazian:

(i)	in the case of Messrs. O’Kane, Kirk, Lillelund and Postlewhite, employment may be terminated without notice for cause if:

•
the employee becomes bankrupt, is convicted of a criminal offense (other than a traffic violation or a crime with a penalty other than imprisonment), commits serious misconduct or other conduct bringing the employee or the Company or any of its subsidiaries into disrepute;

•

•	the employee materially breaches any provisions of the service agreement or conducts himself in a manner prejudicial to the business;

•	the employee is disqualified from being a director in the case of Mr. O’Kane; or

•	the employee is guilty of any repeated material breach or breaches any code of conduct or ceases to be registered by any regulatory body;

(ii)	in the case of Mr. Boornazian, employment may be terminated without notice for cause if:

•	the employee’s willful misconduct is materially injurious to Aspen Re America Inc. or its affiliates;

•	the employee intentionally fails to act in accordance with the direction of the Chief Executive Officer or the Board of Aspen U.S. Services or Aspen Re America Inc.;

•	the employee is convicted of a felony or entered into a plea of nolo contendre;

•
the employee violates a law, rule or regulation that (i) governs Aspen Re America Inc.’s business, (ii) has a material adverse effect on Aspen Re America Inc.’s business, or (iii) disqualifies him from employment; or

•	the employee intentionally breaches a non-compete or non-disclosure agreement;

(iii)	in the case of Messrs. O’Kane, Kirk, Lillelund and Postlewhite, employment may be terminated by the employee without notice for good reason if:

•	the employee’s annual base salary or bonus opportunity is reduced;

•	there is a material diminution in the employee’s duties, authority, responsibilities or title, or the employee is assigned duties materially inconsistent with his position;

•	the employee is removed from any of his positions (or in the case of Mr. O’Kane is not elected or re-elected to such positions);

•	an adverse change in the employee’s reporting relationship occurs in the case of Messrs. O’Kane, Lillelund and Postlewhite; or

•
the employee is required to relocate more than 50 miles from the employee’s current office; provided that, in each case, the default has not been cured within 30 days of receipt of a written notice from the employee;

(iv)	in the case of Mr. Boornazian, employment may be terminated by the employee for good reason upon 90 days’ notice if:

•	there is a material diminution in the employee’s responsibilities, duties, title or authority;

•	the employee’s annual base salary is materially reduced; or

•
there is a material breach by the Company of the employment agreement; provided that, in each case, the default has not been substantially cured within 60 days’ of receipt of written notice from the employee;

(v)
in the case of Mr. O’Kane, if the employee is terminated without cause or resigns for good reason, the employee is entitled (subject to execution of a release) to (a) base salary at his base salary rate through the date in which his termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the employee’s termination occurs, and (y) the average of the annual incentive awards received by the employee in the prior three years (or, number of years employed if fewer), multiplied by a fraction, the numerator of which is the number of days that the employee was employed during the applicable year and the denominator of which is 365; (c) a severance payment equal to two times the sum of (x) the employee’s highest base salary during the term of the agreement and (y) the average annual bonus paid to the executive (whether paid in cash, equity or a combination thereof) in the previous three years (or lesser period if employed less than three years); and (d) the unpaid balance of all previously earned annual bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which, other than the severance payments described in (c) above, shall be payable in a lump sum in cash within 30 days after termination. In the event the Company does not exercise its right to enforce garden leave under the agreement, 50% of the severance payments described in (c) above will paid to the employee within 14 days of the execution by the employee of a valid release and the remaining 50% will be paid in four equal quarterly installments during the 12 months following the first anniversary of the date of termination, conditional on the employee complying with the non-solicitation provisions applying during that period. In the event the Company exercises its right to enforce garden leave under the agreement, all amounts described in (c) above will be reduced by the amount of base salary and bonus payments received by employee during the garden leave notice period and the remaining amounts will be paid in four equal quarterly installments during the 12 months following the termination date, conditional on the employee complying with the non-solicitation provisions applying during that period. In the event Mr. O’Kane’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, are entitled to the annual incentive award the employee would have been entitled to for the year in which the termination occurs, prorated based on the fraction of the year the employee was employed, and paid on the date it otherwise would have been paid. Under the terms of the award agreements, Mr. O’Kane’s restricted share units will vest on death or disability and any portion of the performance shares that have met their performance conditions but have not yet vested will also be paid;

(vi)
in the case of Messrs. Kirk, Lillelund and Postlewhite, if the employee is terminated without cause or resigns for good reason, the employee is entitled (subject to execution of a release) to (a) base salary at his base salary rate through the date in which his termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the employee’s termination occurs, and (y) the average of the annual incentive awards received by the employee in the prior three years (or, number of years employed if fewer), multiplied by a fraction, the numerator of which is the number of days that the employee was employed during the applicable year and the denominator of which is 365; (c) a severance payment of the sum of (x) the employee’s highest base salary rate during the term of the agreement and (y) the average bonus under the Company’s annual incentive plan actually earned by the employee (whether paid in cash, equity or a combination thereof) during the three years (or number of complete years employed, if fewer) immediately prior to the year of termination; and (d) the unpaid balance of all previously earned annual bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which amounts shall be payable in a lump sum in cash within 30 days after termination. In the event that the employee is paid in lieu of notice under the agreement (including if the Company exercises its right to enforce garden leave under the agreement) the severance payment will be inclusive of that payment;

(vii)
in the case of Mr. Boornazian, if the employee is terminated without cause or resigns for good reason, the employee is entitled (subject to execution of a release) to (a) earned but unpaid base salary through the date in which the termination occurs and earned but unpaid prior year annual bonus, payable within 20 days after the normal payment date; (b) the sum of (x) the employee’s highest base salary during the term of the agreement and (y) the average annual bonus awards received by the employee (whether paid in cash, equity or a combination thereof) for the three years immediately prior to the year of termination, payable in equal installments over the remaining term of the agreement, in accordance with regular payroll practices; and (c) a prorated annual bonus based on the actual annual bonus for the year in which the termination occurs, prorated based on the fraction of the year the employee was employed, and paid on the date bonuses are otherwise paid. In the event Mr. Boornazian’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, are entitled to the annual incentive award the employee would have been entitled to for the year in which the termination occurs, prorated based on the fraction of the year the employee was employed, and paid on the date it otherwise would have been paid. Under the terms of the award agreements, Mr. Boornazian’s restricted share units will vest on death or disability and any portion of the performance shares that have met their performance conditions but have not yet vested will also be paid; and

(viii)
in the case of each of our continuing NEOs, if the employee is terminated without cause or resigns for good reason in the six months prior to a change in control or the two-year period following a change in control, in addition to the benefits discussed above, all share options and other equity-based awards granted to the executive following the date of their employment or service agreement, as applicable, shall immediately vest and remain exercisable for the remainder of their terms.

The following tables set forth the payments and benefits each of our continuing NEOs would be entitled to receive if a termination of employment or a change in control of the Company had occurred on December 31, 2016. The calculations in the tables below do not include amounts our continuing NEOs were already entitled to or vested in on December 31, 2016 or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of our salaried employees. All calculations in the tables below regarding the value of accelerated equity are based on the closing price of $55.00 per ordinary share on December 30, 2016, as reported by the NYSE.

	Christopher O’Kane (1)				Scott Kirk (1)
	Total Cash		Value of Accelerated Equity Awards		Total Cash		Value of Accelerated Equity Awards
Termination without Cause (or other than for Cause) or for Good Reason	$5,502,289	(5)	$—		$1,177,459	(8)	$—
Death (2)	$1,457,272		$8,519,829		$470,085		$1,575,243
Disability (3)	$—		$8,519,829		$—		$1,575,243
Termination without Cause (or other than for Cause) or for Good Reason in connection with a Change in Control (4)	$5,502,289	(6)	$12,163,139	(7)	$1,589,345	(9)	$2,606,493	(10)
 _________

(1)	The calculation for the payouts for Messrs. O’Kane and Kirk were converted from British Pounds into U.S. Dollars at the average exchange rate of $1.3431 to £1 for 2016.

(2)
In respect of death, Messrs. O’Kane and Kirk are entitled to a portion of the annual bonus they would have been entitled to receive for the year in which the date of death occurs. This amount represents 100% of the bonus potential for 2016. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which are not vested will accelerate and immediately vest.

(3)
In respect of disability, Messrs. O’Kane and Kirk would not be terminated based on disability, but would be entitled to continue to receive base salary for six months after which they would be entitled to long-term disability benefits under our permanent health insurance coverage. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which are not vested will accelerate and immediately vest.

(4)
If the employment of the NEO is terminated by the Company without cause or by the NEO for good reason (as described above and as defined in each of the individual’s respective employment agreement) within the six-month period prior to a change in control or within the two-year period following a change in control, in addition to the severance and benefits they would otherwise be entitled to, the NEO would also be entitled to receive accelerated vesting of outstanding equity awards. The occurrence of any of the following events constitutes a “Change in Control”:

(A)        the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any person or group (other than (x) any subsidiary of the Company or (y) any entity that is a holding company of the Company (other than any holding company which became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);
(B)         any person or group is or becomes the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the voting shares of the Company (or any entity which is the beneficial owner of more than 50% of the combined voting power of the voting shares of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by a person or group if immediately after such acquisition a person or group who is a shareholder of the Company on the effective date of our 2013 Share Incentive Plan continues to own voting power of the voting shares of the Company that is greater than the voting power owned by such acquiring person or group;
(C)        the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
(D)        a change in the composition of the Board such that the individuals who, as of the effective date of the 2003 Share Incentive Plan, constitute the Board (such Board shall be referred to for purposes of this section only as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided further, however, that any such individual whose initial assumption of office occurs as the result of or in connection with either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the Incumbent Board.

(5)
In the event of termination without cause or for good reason, this represents the lesser of (a) the target annual incentive for the year in which termination occurs (£1,085,000) ($1,457,264) or (b) the average of the bonus received by Mr. O’Kane for the previous three years (£952,233) ($1,278,945), plus two times the sum of (i) the highest base salary rate during the term of the agreement (£620,000) ($832,727) and (ii) the average bonus actually earned during three years immediately prior to the year of termination (£952,233) ($1,278,945).

(6)
In the event of termination without cause or a resignation for good reason in connection with a change in control, this represents the average bonus paid or payable to Mr. O’Kane in respect of the last three full fiscal years (£952,233) ($1,278,945) plus two times the sum of (i) the current base salary rate (£620,000) ($832,727) and (ii) the average bonus paid or payable to Mr. O’Kane in respect of the last three full fiscal years (£952,233) ($1,278,945).

(7)
Represents the acceleration of vesting in connection with a termination without cause or a resignation for good reason within the six-month period prior to a change in control or within the two-year period following a change in control of: (i) the 2014 performance shares based on actual performance for 2014, 2015 and 2016, (ii) the 2015 performance shares earned based on actual performance for 2015 and 2016 and assumes 100% vesting for the remaining tranche subject to future performance, (iii) the 2016 performance shares based on actual performance for 2016 and assumes 100% vesting for the remaining tranches subject to future performance and (iv) the outstanding portions of the 2014, 2015 and 2016 restricted share units. We have assumed that performance shares subject to future performance vest at 100% though we note that performance shares are eligible to vest at up to 200%.

(8)
In the event of termination without cause or for good reason, this represents the lesser of (a) the target annual incentive for the year in which termination occurs (£350,000) ($470,085) or (b) the average of the bonus received by Mr. Kirk for the previous three years (£263,337) ($353,687), plus the sum of (i) the highest base salary rate during the term of the agreement (£350,000) ($470,085) and (ii) the average bonus actually earned during the three years immediately prior to the year of termination (£263,337) ($353,687).

(9)
In the event of termination without cause or a resignation for good reason in connection with a change in control, this represents the average bonus paid or payable to Mr. Kirk in respect of the last three full fiscal years (£263,337) ($353,687) plus one and one-half times the sum of (i) the current base salary rate (£350,000) ($470,085) and (ii) the average bonus paid or payable to Mr. Kirk in respect of the last three full fiscal years (£263,337) ($353,687).

(10)
See footnote 7 above for a description of the outstanding equity awards that would accelerate upon a qualifying termination in connection with a Change in Control, including certain assumptions used to calculate the amounts in the table above.

	Thomas Lillelund				Stephen Postlewhite (1)				Brian Boornazian
	Total Cash Payout		Value of Accelerated Equity Awards		Total Cash Payout		Value of Accelerated Equity Awards		Total Cash Payout		Value of Accelerated Equity Awards
Termination without Cause (or other than for Cause) or for Good Reason	$1,437,666	(5)	$—		$1,960,926	(8)	$—		$2,056,387	(10)	$—
Death (2)	$708,750		$1,408,143		$735,347		$3,550,048		$1,276,200		$2,941,517
Disability (3)	$—		$1,408,143		$—		$3,550,048		$9,290,700		$2,941,517
Termination without Cause (or other than for Cause) or for Good Reason in connection with a Change in Control (4)	$2,418,999	(6)	$1,559,888	(7)	$3,222,205	(9)	$5,143,948	(7)	$4,070,001	(11)	$4,307,717	(7)
_________

(1)	The calculations for Mr. Postlewhite were converted from British Pounds into U.S. Dollars at the average exchange rate of $1.3431 to £1 for 2016.

(2)
In respect of death, Messrs. Lillelund, Postlewhite and Boornazian are entitled to a portion of the annual bonus they would have been entitled to receive for the year in which the date of death occurs. This amount represents 100% of the bonus potential for 2016. Mr. Boornazian would also be entitled to $450,000 payable pursuant to his supplemental life insurance benefit, which amount is reported in the table above. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which are not vested will accelerate and immediately vest.

(3)
In respect of disability, Messrs. Lillelund and Postlewhite would not be terminated based on disability, but would be entitled to continue to receive base salary for six months after which they would be entitled to long-term disability benefits under our permanent health insurance coverage. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which are not vested will accelerate and immediately vest. In respect of disability, Mr. Boornazian would be entitled to the pro rated annual bonus based on the actual bonus earned for the year in which the date of termination occurs. This amount represents 100% of his bonus potential for 2016 ($826,200). In addition, Mr. Boornazian would be entitled to receive a supplemental disability benefit of $8,464,500, which amount is reported in the table above.

(4)	See footnote 4 of the prior table for a summary of accelerated vesting of outstanding equity awards that each NEO would receive upon a qualifying termination in connection with a Change in Control.

(5)
In the event of termination without cause or for good reason, this represents the lesser of (a) the target annual incentive for the year in which termination occurs ($708,750) or (b) the average of the annual incentive awards received by Mr. Lillelund for the previous three years ($456,333), plus the sum of (i) the highest base salary rate during the term of the agreement ($525,000) and (ii) the lesser of (a) the target annual incentive for the year in which termination occurs ($708,750) or (b) the average bonus actually earned during the three years immediately prior to the year of termination ($456,333).

(6)
In the event of termination without cause or resignation for good reason in connection with a change in control, this represents the average bonus paid or payable to Mr. Lillelund in respect of the last three full fiscal years ($456,333) plus two times the sum of (i) the current base salary rate ($525,000) and (ii) the average bonus paid or payable to Mr. Lillelund in respect of the last three full fiscal years ($456,333).

(7)
See footnote 7 of the prior table for a description of the outstanding equity awards for each NEO that would accelerate upon a qualifying termination in connection with a Change in Control, including certain assumptions used to calculate the amounts in the table above.

(8)
In the event of termination without cause or for good reason, this represents the lesser of (a) the target annual incentive for the year in which termination occurs (£547,500) ($735,347) or (b) the average of the annual incentive awards received by Mr. Postlewhite for the previous three years (£556,360) ($747,247), plus the sum of (i) the highest base salary rate during the term of the agreement (£365,000) ($490,232) and (ii) the lesser of (a) the target annual incentive for the year in which termination occurs (£547,500) ($735,347) or (b) the average bonus actually earned during the three years immediately prior to the year of termination (£556,360) ($747,247).

(9)
In the event of termination without cause or a resignation for good reason in connection with a change in control, this represents the average bonus paid or payable to Mr. Postlewhite in respect of the last three full fiscal years (£556,360) ($747,247) plus two times the sum of (i) the current base salary rate (£365,000) ($490,232) and (ii) the average bonus paid or payable to Mr. Postlewhite in respect of the last three full fiscal years (£556,360) ($747,247).

(10)
In the event of termination without cause or for good reason, this represents the sum of (i) the highest base salary during the term of the agreement ($612,000), (ii) the average bonus actually earned during the three years immediately prior to the year of termination ($948,667) and (iii) Mr. Boornazian’s earned cash bonus for 2016 ($495,720).

(11)
In the event of termination without cause or a resignation for good reason in connection with a change in control, this represents the average bonus paid or payable to Mr. Boornazian in respect of the last three full fiscal years ($948,667) plus two times the sum of (i) the current base salary rate ($612,000) and (ii) the average bonus paid or payable to Mr. Boornazian in respect of the last three full fiscal years ($948,667).

Mario Vitale Separation Payments and Benefits
Mr. Vitale retired from the Company on June 30, 2016. Under the terms of his retirement agreement, dated June 3, 2016, with Aspen U.S. Services, Mr. Vitale received his base salary and all other contractual benefits up to June 30, 2016. In addition, Mr. Vitale received the following (i) a lump sum payment in the amount of $1,536,582 which represents 100% of his annual base salary plus the average annual bonus paid to Mr. Vitale for the three fiscal years preceding his departure, (ii) $15,900 which pertains to lost 401(k) profit sharing, (iii) a premium of $5,190 in connection with Mr. Vitale’s life insurance policy, (iv) $40,000 for outplacement services and (v) $25,000 for reasonable legal fees incurred by Mr. Vitale in connection with his departure.
Pursuant to his retirement agreement, Mr. Vitale forfeited all performance shares granted in 2016 and all performance shares granted in 2014 and 2015 that were not subject to vesting and that were not already “banked” as of June 30, 2016. In addition, Mr. Vitale forfeited the restricted share units granted in 2014, 2015 and 2016 (excluding the restricted share units granted as part of his 2015 bonus) which were unvested as of June 30, 2016. In connection with his retirement, the Company accelerated the vesting of 37,792 performance shares granted to Mr. Vitale in 2014 and 2015, all of which were “banked” as of June 30, 2016, and 2,824 restricted share units granted to Mr. Vitale in 2016 as part of his 2015 annual bonus. The aggregate value of such awards was $1,883,770 based on the closing price of $46.38 per ordinary share on June 30, 2016 as reported by the NYSE.
Robert Rheel Separation Payments and Benefits
Mr. Rheel’s employment with the Company ended on July 1, 2016. Under the terms of an agreement, dated May 27, 2016, with Aspen U.S. Services, Mr. Rheel received his base salary and all other contractual benefits up to July 1, 2016. In addition, Mr. Rheel received the following (i) a lump sum payment in the amount of $1,180,000 which represents 100% of his annual base salary plus his 2016 target bonus, (ii) a cash payment in the amount of $1,250,451 in lieu of Mr. Rheel’s outstanding unvested equity awards as of his departure date, (iii) a cash payment of $765,000 in connection with a retention bonus granted to Mr. Rheel in 2014, (iv) a Company contribution to the 401(k) Plan on Mr. Rheel’s behalf in an amount of $10,600, (v) additional premium paid of $3,600 for additional disability benefits and $8,961 for additional life insurance and (vi) $7,600 for legal expenses associated with his departure.
Pursuant to the agreement, all of Mr. Rheel’s unvested performance shares, phantom shares and restricted share units as of July 1, 2016 which were granted to Mr. Rheel in 2014, 2015 and 2016 were settled in cash upon his departure from the Company on July 1, 2016. With respect to Mr. Rheel’s unvested phantom and performance shares, the Company assumed 100% vesting for the tranches that had not “banked” as of July 1, 2016. The aggregate value of such awards was $1,250,451 based on the closing price of $46.38 per ordinary share on June 30, 2016 as reported by the NYSE.

Non-Employee Director Compensation for 2016
The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash (1) ($)	Share Awards (2) ($)	Total ($)
Liaquat Ahamed (3)	90,000	80,942	170,942
Albert Beer (4)	120,000	80,942	200,942
Richard Bucknall(5)	55,206	80,942	136,148
John Cavoores (6)	95,000	80,942	175,942
Gary Gregg (7)	115,451	80,942	196,393
Heidi Hutter (8)	187,256	80,942	268,198
Gordon Ireland (9)	145,577	80,942	226,520
Glyn Jones (10)	268,620	404,786	673,406
Karl Mayr (11)	172,226	94,470	266,696
Peter O’Flinn (12)	35,437	80,942	116,379
Bret Pearlman (13)	80,000	80,942	160,942
Ron Pressman (14)	95,000	80,942	175,942
__________

(1)
For directors who wish to be paid for their services to the Company in British Pounds rather than U.S. Dollars (for any amounts denominated in U.S. Dollars), such as Mr. Ireland, such compensation for 2016 was converted into British Pounds at the prevailing rate of exchange between the British Pound and the U.S. Dollar at the time of payment. For fees denominated and paid to directors in British Pounds (such as Mr. Jones for his services as Chairman of the Board, Mr. Bucknall for his services to AMAL and Aspen U.K., Ms. Hutter for her services to AMAL and Aspen U.K., Mr. Mayr for his services to Aspen U.K. and AMAL and Mr. Ireland for his services to Aspen U.K.), for reporting purposes an exchange rate of $1.3431 to £1 was used for 2016, which is the average rate of exchange for 2016.

(2)
Consists of restricted share units. Valuation is based on the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $36.96 for the restricted share units granted on February 8, 2016.

(3)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee and (iii) $10,000 for serving as the Chair of the Investment Committee. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Ahamed held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(4)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee and (iv) $30,000 for serving on the board of directors and the audit committee of Aspen Bermuda. In respect of the 2,190, restricted share units granted on February 8, 2016, Mr. Beer held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(5)
Mr. Bucknall did not stand for re-election at the 2016 Annual General Meeting held on April 21, 2016. Represents (i) the pro rata amount of $15,164 annual Board fee until April 20, 2016, (ii) $10,000 attendance fee, (iii) the pro rata amount of $3,033 for serving as a member of the Audit Committee until April 20, 2016, (iv) the pro rata amount of £8,798 ($11,817) for serving on the board of directors of Aspen U.K. until April 1, 2016 and (v) the pro rata amount of £11,311 ($15,192) for serving on the board of directors of AMAL until April 1, 2016. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Bucknall held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(6)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee and (iii) $15,000 attendance fee for serving on the Global Insurance Board, an advisory board to Aspen Insurance’s operations. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Cavoores held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(7)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee (iv) the pro rata amount of $10,451 for serving as the Chair of the Risk Committee since April 20, 2016 and (v) $15,000 attendance fee for serving on the Global Insurance Board, an advisory board to Aspen Insurance’s operations. In respect of the 2,190 share units granted on February 8, 2016, Mr. Gregg held 365 unvested restricted share units as of December 31, 2016, which vested and settled February 8, 2017.

(8)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) the pro rata amount of $4,549 for serving as Chair of the Risk Committee until April 20, 2016, (iv) $10,000 for serving as a member of the Audit Committee, (v) the pro rata amount of $6,967 for serving as the Chair of the Corporate Governance and Nominating Committee since April 20, 2016, (vi) $13,484 for serving as Lead Independent Director of the Board, (vii) the pro rata amount of £8,798 ($11,816) annual fee for serving on the board of directors of Aspen U.K. until April 1, 2016, (viii) £35,000 ($47,009) annual fee for serving on the board of directors of AMAL and (ix) £10,000 ($13,431) for serving as Chair of AMAL. In respect of the 2,190 restricted share units granted on February 8, 2016, Ms. Hutter held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(9)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) $30,000 for serving as Chair of the Audit Committee and (iv) the pro rata amount of £26,489 ($35,577) for serving on the board of directors of Aspen U.K. since March 30, 2016. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Ireland held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(10)
Represents Mr. Jones’ annual Chairman’s fee of £200,000 ($268,620). In respect of the 10,952 restricted share units granted on February 8, 2016, Mr. Jones held 1,825 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017. During 2016, the Company provided Mr. Jones with access to private medical insurance, for which Mr. Jones paid the full cost.

(11)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) the pro rata amount of $6,967 for serving as a member of the Audit Committee since April 20, 2016, (iv) £35,000 ($47,009) for serving on the board of directors of Aspen U.K. and (v) the pro rata amount of £28,479 ($38,251) for serving on the board of directors of AMAL since March 10, 2016. In respect of the 2,556 restricted share units granted on February 8, 2016, Mr. Mayr held 426 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017. Mr. Mayr was granted restricted share units in excess of the annual grant to reflect the months of December 2015 and January 2016, following his appointment on December 2, 2015, during which he received no compensation.

(12)
Mr. O’Flinn did not stand for re-election at the 2016 Annual General Meeting held on April 21, 2016. Represents (i) the pro rata amount of $15,164 annual Board fee until April 20, 2016, (ii) $5,000 attendance fee, (iii) the pro rata amount of $3,033 for serving as a member of the Audit Committee until April 20, 2016, (iv) the pro rata amount of $9,180 for serving on the board of directors of Aspen Bermuda until March 31, 2016 and (v) the pro rata amount of $3,060 for serving as Chair of the Audit Committee of Aspen Bermuda. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. O’ Flinn held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(13)
Represents (i) $50,000 annual Board fee and (ii) $30,000 attendance fee. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Pearlman held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

(14)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee and (iii) $15,000 for serving as Chair of the Compensation Committee. In respect of the 2,190 restricted share units granted on February 8, 2016, Mr. Pressman held 365 unvested restricted share units as of December 31, 2016, which vested and settled on February 8, 2017.

Summary of Non-Employee Director Compensation
Cash Fees.  The compensation of non-employee directors is benchmarked against peer companies and companies listed on the FTSE 250, taking into account complexity, time commitment and committee duties. For 2016, the annual director fee was $50,000, plus a fee of $5,000 for each formal Board meeting or a gathering of the Board where in-person attendance is expected (or single group of Board and/or committee meetings) attended by the director. Mr. Jones, our Chairman, received an annual fee of £200,000 ($268,620) in 2016. Directors who are executive officers of the Company, such as Mr. O’Kane, are not paid additional compensation for serving as directors.
In addition, non-employee directors that served as Chairs for Board Committees in 2016 received the following fees:

•	Audit Committee Chair — $30,000

•	Compensation Committee Chair — $15,000

•	Risk Committee Chair — $15,000

•	Corporate Governance and Nominating Committee Chair — $10,000

•	Investment Committee Chair — $10,000
Members of the Audit Committee (other than the Chair of the Audit Committee) also received an additional $10,000 per annum for service on the Audit Committee. In addition, the Lead Independent Director received $25,000 per annum, inclusive of all other fees received in connection with chairing any Board Committees.
Following a peer review of non-employee director compensation, the Board approved an increase in fees for Chairs of the Compensation, Risk, Corporate Governance and Nominating and Investment Committees effective February 8, 2017 as follows:

•	Compensation Committee Chair — $25,000 (an increase of $10,000)

•	Risk Committee Chair — $30,000 (an increase of $15,000)

•	Corporate Governance and Nominating Committee Chair — $15,000 (an increase of $5,000)

•	Investment Committee Chair — $15,000 (an increase of $5,000)

In addition, the fees for the Lead Independent Director increased to $30,000 per annum, inclusive of all other fees received in connection with chairing any Board Committees. The fees for the Chair and members of the Audit Committee did not increase in 2017.

Certain of our non-employee directors also serve on the board of directors of certain of our subsidiaries. Directors who served on the board of directors of Aspen U.K. in 2016, such as Messrs. Ireland and Mayr and Ms. Hutter, received an annual fee of £35,000 ($47,009) per annum or an equivalent pro rata amount. Directors who served on the board of directors of AMAL in 2016, such as Mr. Mayr and Ms. Hutter, received an annual fee of £35,000 ($47,009) per annum and, in the case of Ms. Hutter, an additional $10,000 ($13,431) for serving as the Chair of AMAL. Directors who served on the board of directors of Aspen Bermuda in 2016, such as Mr. Beer, received an annual fee of $30,000 per annum. For her service as Lead Independent Director, Ms. Hutter also received $13,484 (such amount being the $25,000 per annum fee for her service as Lead Independent Director less the pro rata amount of $6,967 fee for her service as Chair of the Corporate Governance and Nominating Committee since April 20, 2016 and the pro rata amount of $4,549 for serving as Chair of the Risk Committee until April 20, 2016). In addition, Messrs. Cavoores and Gregg who serve on the Global Insurance Board, an advisory board to Aspen Insurance’s operations, received $5,000 for every meeting they attended in 2016. For more information on the compensation paid to these non-employee directors for their services on the board of directors of certain of our subsidiaries, see the footnotes under “— Non-Employee Director Compensation for 2016” above.
Equity Awards. On April 21, 2016, shareholders approved the 2016 Stock Option Plan for Non-Employee Directors (the “2016 Non-Employee Director Plan”) to aid us in recruiting and retaining highly qualified individuals to serve as non-employee directors of the Company and to strengthen the common interest between such directors and the Company’s shareholders. The 2016 Non-Employee Director Plan provides for the granting of options, restricted share units and other share-based incentive awards to non-employee directors of the Company. Prior to April 21, 2016, awards for non-employee directors were granted under the 2006 Stock Option Plan for Non-Employee Directors (the “2006 Non-Employee Director Plan”) and thereafter such awards will be made under the 2016 Non-Employee Director Plan. The total number of ordinary shares that may be issued under the 2016 Non-Employee Director Plan is 263,695.
On February 4, 2016, the Board approved a grant of $100,000 in restricted share units (calculated based on the average closing share price in the first quarter of 2016 up to and including the grant date of February 8, 2016) to non-employee directors under the 2006 Non-Employee Director Plan. Subject to the director remaining on the Board, one-twelfth (1/12) of the restricted share units are eligible to vest on each one month anniversary of the date of grant, with 100% of the restricted share units becoming vested on the first anniversary of the grant date. A portion of the shares that is eligible to vest following the final vesting date in the calendar year of the date of grant is delivered as soon as practicable thereafter and the remaining shares under the restricted share units are delivered on the first anniversary of the grant date. If a director leaves the Board for any reason other than “cause” (as defined in the award agreement), then the director would receive the shares under the restricted share units that had vested through the date the director leaves the Board. On February 8, 2017, the Board approved an increase in the value of the annual grant to $125,000 in restricted share units (calculated based on the average closing share price in the first quarter of 2017 up to and including the grant date of February 10, 2017) to non-employee directors.
The Chairman is entitled to an annual grant of restricted share units of $500,000, although the Board retains the right to vary the yearly grant of restricted share units to the Chairman depending on market conditions, time commitment and performance of the Company. However, in no event will the Chairman receive a grant of less than $200,000 in restricted share units. On February 4, 2016, the Board approved a grant of $500,000 in restricted share units (calculated based on the average closing share price in the first quarter of 2016 up to and including the grant date of February 8, 2016) under the 2006 Non-Employee Director Plan. On February 8, 2017, the Board approved a grant of $500,000 in restricted share units (calculated based on the closing share price on the grant date of February 10, 2017) to the Chairman.
Non-Employee Director Share Ownership Guidelines. The Non-Employee Director Share Ownership Guidelines require all non-employee directors to own Company ordinary shares equivalent to the market value of four times their respective annual retainers (currently $50,000 per annum). In respect of the Chairman, the shareholding requirement is the equivalent to the market value of four times his annual fee. Non-employee directors may not sell Company ordinary shares until they have reached the required holding. Once non-employee directors have achieved the required holding they are expected to maintain a shareholding at this level at all times.
Compensation Policies and Risk
Our compensation program, which applies to all employees including executive officers, is designed to provide competitive levels of reward that are responsive to group and individual performance but do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company.
In reaching our conclusion that our compensation practices do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company, we examined the various elements of our compensation programs and policies and our risk mitigation controls. The main risks we identified within our compensation program are (i) the risk that management deliberately sponsors excessive risk taking in order to influence one or more of the performance metrics which determine, or may determine, the value of one or more components of their performance related compensation and (ii) the risk that individual underwriters (or underwriting teams) seek to increase their underwriting results by taking excessive risks with the intention of increasing the value of their performance-related compensation.
We believe the most important mitigating factor for these risks is our risk culture which is characterized by a top-down commitment to a disciplined process for the identification, measurement, management and reporting of risks. For example, as a company which provides catastrophe cover, one of the risks we face is having excessive natural catastrophe exposure, which if not managed would create a high return on equity in a low catastrophe year and capital impairment in a year where excess catastrophe occurs. We manage this risk by having natural catastrophe tolerances approved by the Board as part of our annual business plans. Adherence to these limits is independently monitored and reported quarterly by the Chief Risk Officer to management with any breaches of set tolerances reported to the Risk Committee. Another example of risk mitigation controls relates to reserve adequacy. We manage this risk by restricting any proposals for reserve releases to the actuarial reserving team, which is independent of underwriting. Proposals for reserve releases are only recommended by the Reserve Committee if the actuarial reserving team deems such proposal appropriate. The Chief Executive Officer and Chief Financial Officer review the recommendations of the Reserve Committee. In addition, all reserve releases are subject to a quarterly review by the Audit Committee, which may scrutinize and challenge these decisions, and the Reserve Committee receives a report on reserve adequacy from an independent consulting actuarial firm on an annual basis. Another example of a risk mitigation control relates to our process for making bonus determinations. In addition to reviewing performance data, the Chief Executive Officer takes into consideration risk data, including internal audit reviews, underwriting reviews and reports of compliance breaches. If there is evidence of a material breach of our risk controls which has exposed us to excessive risks, it is likely that such individual would be adversely impacted in his or her compensation. Bonus determinations also include an evaluation of behavioral competencies and any deficiencies in an individual’s behavioral competencies would likely adversely impact their bonus.

 Compensation Committee Report
The following report is not deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
Our Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act with the Company’s management. Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Ronald Pressman (Chair)
Gary Gregg
Bret Pearlman
Karl Mayr
March 15, 2017

 Audit Committee Report
The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.
This report is furnished by the Audit Committee of the Board with respect to the Company’s financial statements for the fiscal year ended December 31, 2016. The Audit Committee held four meetings in 2016.
The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.
The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. KMPG LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2016, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.
In performing its oversight role in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2016, the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) reviewed and discussed with the independent registered public accounting firm the matters required by the statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board; and (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on these reviews and discussions, the Audit Committee has determined that its independent registered public accounting firm is independent and has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC and for presentation to the shareholders at the Annual General Meeting.
Audit Committee
Gordon Ireland (Chair)
Albert Beer
Gary Gregg
Heidi Hutter
Karl Mayr

March 15, 2017

Submission of Shareholder Proposals for 2018
Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its registered office located at 141 Front Street, Hamilton HM19, Bermuda, addressed to the Company Secretary, no later than November 15, 2017, the 120th day before the one-year anniversary of the 2017 proxy statement (i.e., March 15, 2018). If we change the date of the 2018 annual general meeting of shareholders by more than 30 days from the date of this year’s Annual General Meeting, we will provide a revised deadline for such shareholder proposals in one of our quarterly reports on Form 10-Q to be filed with the SEC. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act.
Shareholder proposals and director nominations submitted under our procedures set forth under “Policy on Shareholder Proposals for Director Candidates and Evaluation of Director Candidates — Submission of Shareholder Proposals” above must be delivered in proper form to the Company Secretary at our principal executive offices located at 141 Front Street, Hamilton HM19, Bermuda by no earlier than December 26, 2017 and no later than January 25 2018. Any such notice must include the information required by, and otherwise comply with, the procedures described under “Policy on Shareholder Proposals for Director Candidates and Evaluation of Director Candidates — Submission of Shareholder Proposals” above.
Householding
Unless we have received contrary instructions, we may send a single copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Proxy Statement to multiple shareholders who share the same address and who own the Company’s ordinary shares through a bank, broker or other nominee. This process, known as householding, reduces the environmental impact of the Annual General Meeting and reduces our postage and printing costs. If a bank, broker or other nominee holds your ordinary shares, please contact your bank, broker or other nominee directly if you wish to discontinue householding.
Annual Report on Form 10-K
We filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC on February 22, 2017. Shareholders may obtain a copy of our Annual Report on Form 10-K, free of charge, by writing to Investor Relations, c/o Aspen Insurance U.S., 590 Madison Avenue, 7th Floor, New York, NY 10022, United States of America.
Other Matters
As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual General Meeting other than as described in this Proxy Statement. If any other matters shall properly come before the Annual General Meeting and shall be voted on, the proxy holders will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of the Board or otherwise in their best judgment.

BENEFICIAL OWNERSHIP
The following table sets forth information as of February 27, 2017 regarding beneficial ownership of ordinary shares and the applicable voting rights attached to such share ownership in accordance with our Bye-Laws by:

•	each person known by us to beneficially own approximately 5% or more of our outstanding ordinary shares;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.
As of February 27, 2017, 59,945,096 ordinary shares were outstanding.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares (2)	Percentage of Ordinary Shares Outstanding (2)
Dimensional Fund Advisors LP (3)	5,078,543	8.43%
Building One 6300 Bee Cave Road, Austin, TX 78746 U.S.A.
The Vanguard Group (4)	4,994,393	8.29%
100 Vanguard Boulevard Malvern, PA 19355 U.S.A.
BlackRock Inc. (5)	4,539,335	7.50%
55 East 52nd Street New York, NY 10055 U.S.A.
FMR LLC (6)	2,420,733	4.02%
245 Summer Street Boston, MA 02210 U.S.A.
Glyn Jones (7)	128,695	*
Christopher O’Kane (8)	210,086	*
Scott Kirk (9)	13,384	*
Stephen Postlewhite (10)	37,987	*
Thomas Lillelund (11)	9,361	*
Brian Boornazian (12)	38,064	*
Mario Vitale (13)	46,928	*
Robert Rheel(14)	4,862	*
Liaquat Ahamed (15)	26,897	*
Albert Beer (16)	17,392	*
Matthew Botein (17)	-	*
John Cavoores (18)	23,557	*
Gary Gregg (19)	15,080	*
Heidi Hutter (20)	51,886	*
Gordon Ireland (21)	10,507	*
Karl Mayr (22)	2,556	*
Bret Pearlman (23)	9,119	*
Ronald Pressman (24)	14,791	*
All directors and executive officers as a group (24 persons)	802,419	1.34%
___________

*	Less than 1%

(1)	Unless otherwise stated, the address for each director and officer is c/o Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM 19, Bermuda.

(2)
Represents the outstanding ordinary shares as of February 27, 2017, except for unaffiliated shareholders whose information is disclosed as of the dates of their Schedule 13G noted in their respective footnotes. With respect to our directors and executive officers, the number of ordinary shares includes ordinary shares that may be acquired within 60 days of February 27, 2017 upon (i) the exercise of vested options and (ii) awards issuable for ordinary shares, in each case, held only by such person. The percentage of ordinary shares outstanding reflects the amount outstanding as of February 27, 2017. However, the beneficial ownership for non-affiliates is as of the earlier dates referenced in their respective notes below. Accordingly, the percentage ownership may have changed following such Schedule 13G filings. In certain circumstances, our Bye-Laws provide for voting adjustments.

(3)	As filed with the SEC on Schedule 13G on February 9, 2017 by Dimensional Fund Advisors LP.

(4)	As filed with the SEC on Schedule 13G on February 9, 2017 by The Vanguard Group.

(5)	As filed with the SEC on Schedule 13G on January 19, 2017 by BlackRock Inc.

(6)	As filed with the SEC on Schedule 13G on February 14, 2017 by FMR LLC.

(7)
Represents 128,695 ordinary shares held by Mr. Jones. This amount does not include the grant of 8,892 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(8)	Includes 210,086 ordinary shares held by Mr. O’Kane.

(9)	Represents 13,384 ordinary shares held by Mr. Kirk.

(10)	Represents 37,987 ordinary shares held by Mr. Postlewhite.

(11)	Represents 9,361 ordinary shares held by Mr. Lillelund.

(12)	Represents 38,064 ordinary shares held by Mr. Boornazian.

(13)	Represents 46,928 ordinary shares held by Mr. Vitale as at April 25, 2016, the last date the Company filed a Form 4 on behalf of Mr. Vitale.

(14)	Represents 4,862 ordinary shares held by Mr. Rheel as at April 25, 2016, the last date the Company filed a Form 4 on behalf of Mr. Rheel.

(15)
Represents 26,897 ordinary shares held by Mr. Ahamed. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(16)
Represents 17,392 ordinary shares held by Mr. Beer. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(17)
Represents nil ordinary shares held by Mr. Botein. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(18)
Represents 23,557 ordinary shares held by Mr. Cavoores. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(19)
Represents 15,080 ordinary shares held by Mr. Gregg, 5,300 of which were purchased. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(20)
Represents 51,886 ordinary shares held by Ms. Hutter. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 17,382 ordinary shares beneficially owned by The Black Diamond Group, LLC. The business address of Ms. Hutter is c/o Black Diamond Group, 515 Congress Avenue, Suite 2220, Austin, Texas 78701. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(21)
Represents 10,507 ordinary shares held by Mr. Ireland. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(22)
Represents 2,556 ordinary shares held by Mr. Mayr. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(23)
Represents 9,119 ordinary shares held by Mr. Pearlman. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(24)
Represents 14,791 ordinary shares held by Mr. Pressman. This amount does not include the grant of 2,223 restricted share units granted on February 10, 2017 of which 10/12th are issuable on December 31, 2017 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

Section 16(a) Beneficial Ownership Reporting Compliance
The Company is required to comply with the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions and the recovery of “short-swing” profits from the purchase or sale of Company securities by certain persons. Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the Company’s ordinary shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) of the Exchange Act filed the required reports on a timely basis during the fiscal year ended December 31, 2016.

PROPOSAL FOR RE-ELECTION AND ELECTION OF CLASS I DIRECTORS
(Proposal No. 1)
Proposal No. 1 calls for a vote FOR the re-election of Messrs. Christopher O’Kane, John Cavoores and Albert Beer and Ms. Heidi Hutter and the election of Mr. Matthew Botein as Class I directors of the Company at the Annual General Meeting. If elected, each Class I director will serve until the Company’s Annual General Meeting of shareholders in 2020. The Corporate Governance and Nominating Committee recommends all of the nominees to the Board for re-election and election at the Annual General Meeting.
Biographical information relating to the directors under Proposal No. 1 is presented in this Proxy Statement under “Management – Board of Directors of the Company.”
Votes Required
Proposal No. 1 requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the Annual General Meeting, subject to our Bye-Laws 63 to 67.
THE BOARD RECOMMENDS VOTING “FOR” THE RE-ELECTION
AND ELECTION OF NOMINEES AS CLASS I DIRECTORS

NON-BINDING ADVISORY VOTE ON COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
(Proposal No. 2)
Proposal No. 2 calls for a non-binding, advisory vote FOR the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying tables and narratives disclosed in this Proxy Statement.
The Dodd–Frank Wall Street Reform and Consumer Protection Act contains a requirement that certain public companies provide a non-binding shareholder vote to approve executive compensation. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program. This is an advisory vote and, as such, is not binding on the Company, the Board or the Compensation Committee. However, the Board will take the results of the vote into account when considering future executive compensation arrangements.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our compensation policies continue to emphasize aligning our executives’ pay with our performance. At our 2016 Annual General Meeting, our Say-on-Pay Vote received overwhelming support with approximately 95% shareholder vote in favor of our executive compensation program. Our Compensation Committee decided to retain the core design of our executive compensation program as it believes its design continues to properly reward the Company’s executives for their performance, motivate them to work towards achieving the Company’s long-term objectives and strengthen the alignment of their interests with those of the Company’s shareholders.
In 2016, we achieved an operating return on equity of 4.8% and a growth in diluted BVPS, after adding back dividends, of 3.8% and continued to make progress with regards to our strategic objectives. Our key compensation outcomes reflect this performance and were consistent with our pay for performance philosophy. We encourage a performance-based culture throughout the Company, and at senior levels we developed an approach to compensation that aligns our executive’s compensation with his or her performance and contribution to the results of the Company. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that the three elements of total direct compensation (base salary, annual bonus and long-term incentive awards) should be balanced such that each executive has the appropriate amount of pay that is contingent on performance and long-term. In 2016, a majority of the NEOs’ pay was delivered through performance-based compensation with a significant portion realized over more than one year. We encourage you to read the Compensation Discussion and Analysis and accompanying tables and narratives in this Proxy Statement for a detailed discussion of our executive compensation program. Accordingly, we ask our shareholders to vote on the following resolution at the Annual General Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Votes Required
Proposal No. 2 requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the Annual General Meeting, subject to our Bye-Laws 63 to 67.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION
DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION
CONTAINED IN THIS PROXY STATEMENT

RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR
(Proposal No. 3)
Proposal No. 3 calls for a vote FOR the re-appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2017 and to authorize the Board through the Audit Committee to set the remuneration for the independent registered public accounting firm. On February 7, 2017, the Audit Committee selected, subject to appointment by the Company’s shareholders, KPMG to serve as independent registered public accounting firm and auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2017. A representative of KPMG is expected to be present at the Annual General Meeting and such representative will have the opportunity to make a statement if they desire and be available to respond to appropriate questions.
Fees Billed to the Company by KPMG
The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2016 and 2015 by KPMG and its associates.

	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015
	($ in millions)
Audit Fees (a)	$3.14	$3.12
Audit-Related Fees (b)	0.27	0.18
Tax Fees (c)	0.02	0.01
All Other Fees (d)	0.06	0.13
Total Fees	$3.49	$3.44
__________

(a)
Audit fees consist of fees paid to KPMG for professional services for the audit of the Company’s annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements, and for services that are normally provided by independent auditors in connection with statutory, Sarbanes-Oxley Section 404 attestation services, comfort letters, SEC and regulatory filings or engagements.

(b)
Audit-related fees consist of fees paid for assurance and related services for the performance of the audit or review of the Company’s financial statements (other than the audit fees disclosed above), such as the audit of Solvency II balance sheet and the 401(k) Plan.

(c)	Tax fees are fees related to tax compliance and tax advice.

(d)
All other fees relate to fees billed to the Company by KPMG for non-audit services rendered to the Company in connection with claims advisory work and the review of booked loss and loss adjustment expense reserves for Aspen Specialty Insurance Company and Aspen American Insurance Company, two of the Company’s subsidiaries.

The policy of the Audit Committee is to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee considered whether the provision of the non-audit services by KPMG was compatible with maintaining KPMG’s independence with respect to the Company and determined that the provision of the specified services was consistent with and compatible with KPMG maintaining its independence. The Audit Committee approved all of the services provided by KPMG for the fiscal year ended December 31, 2016.
Votes Required
Proposal No. 3 requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the Annual General Meeting, subject to our Bye-Laws 63 to 67.
THE BOARD RECOMMENDS VOTING “FOR” THE RE-APPOINTMENT OF
KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND AUDITOR AND TO AUTHORIZE THE BOARD THROUGH
THE AUDIT COMMITTEE TO SET THE REMUNERATION FOR KPMG.

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual General Meeting of shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

By Order of the Board of Directors,

Michael Cain
Company Secretary
Hamilton, Bermuda
March 15, 2017
* * * * * * *
The Annual Report on Form 10-K, including audited financial statements for the fiscal year ended December 31, 2016, has been posted on our website at www.aspen.co. The Annual Report does not form any part of the material for the solicitation of proxies. Certain additional information relating to the Company may be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K as filed with the SEC. If you would like a copy of the Annual Report on Form 10-K, please contact Aspen Insurance U.S., 590 Madison Avenue, 7th Floor, New York, NY 10001, United States of America, Attn: Senior Vice President, Investor Relations. In addition, financial reports and recent filings with the SEC, including the Annual Report on Form 10-K, are available on the Internet http://www.sec.gov. Company information is also available on the Internet at http://www.aspen.co.

APPENDIX A
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted diluted book value per ordinary share, a non-U.S. GAAP financial measure, is calculated by adding back ordinary dividends to shareholders’ equity at the end of the year. We believe that adding back ordinary dividends provides a more consistent and useful measurement of total shareholder value, which supplements U.S. GAAP information. In accordance with the performance testing in relation to our performance share awards, we excluded other comprehensive income from both the opening and closing balance. The reconciliations are provided below.

	As at December 31, 2016	As at December 31, 2015
	($ in millions, except for share amounts)
Total shareholders’ equity	$3,648.3	$3,419.9
Accumulated other comprehensive income, net of taxes	5.1	(59.6)
Preference shares less issue expenses	(797.1)	(555.8)
Non-controlling interest	(1.4)	(1.3)
Ordinary dividends	52.7	50.9
Adjusted total shareholders’ equity	$2,907.6	$2,854.1

Ordinary shares	59,774,464	60,918,373
Diluted ordinary shares	61,001,071	62,240,466

	As at December 31, 2016	As at December 31, 2015
	($ in millions)
Total shareholders’ equity	$3,648.3	$3,419.9
Non-controlling interest	(1.4)	(1.3)
Average preference shares	(797.1)	(555.8)
Average adjustment	144.2	(13.3)
Average Equity	$2,994.0	$2,849.5

Average equity, a non-U.S. GAAP financial measure, is calculated by the arithmetic average on a monthly basis for the stated periods excluding (i) preference shares, (ii) after-tax unrealized appreciation or depreciation on investments and (iii) the average after-tax unrealized foreign exchange gains and losses. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. Dollar and the British Pound. Therefore, we believe that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements U.S. GAAP information.

	As at December 31, 2016	As at December 31, 2015
	($ in millions)
Net income after tax	$203.4	$323.1
Add (deduct) after tax income:
Net realized and unrealized investment (gains)	(20.6)	(16.0)
Net realized and unrealized exchange (gains)/losses	14.8	10.2
Changes to the fair value of derivatives	(20.4)	4.1
Amortization and other non-recurring expenses	8.7	—
Proportion due to non-controlling interest	(0.1)	(0.8)
Operating income after tax and non-controlling interest	185.8	320.6
Preference Shares dividends	(41.8)	(37.8)
Operating Income available to ordinary shareholders	$144.0	$282.8

ASPEN

IMPORTANT ANNUAL GENERAL MEETING INFORMATION

Submit Your Proxy by Internet

- Go to **www.envisionreports.com/ahl**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Under the U.S. Securities and Exchange Commission rules, you are receiving this notice to inform you that the proxy materials for the annual general meeting are available on the Internet. Follow the instructions below to view the materials and submit your proxy online or request a copy of the proxy materials. The items to be voted on and the location of the annual general meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and the annual report on Form 10-K for the year ended December 31, 2016 are available at:

www.envisionreports.com/ahl

Easy Online Access — A Convenient Way to View Proxy Materials and Submit Your Proxy

When you go online to view materials, you can also submit your proxy.

Step 1: Go to **www.envisionreports.com/ahl** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and submit your proxy.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before 10 days before the annual general meeting to facilitate timely delivery.

2 N O T

02HAJC

Shareholder Meeting Notice

The Annual General Meeting of Shareholders of Aspen Insurance Holdings Limited (the "Company") will be held on April 26, 2017 at 141 Front Street, Hamilton, HM19 Bermuda, at 12:00 p.m. local time. For information on how to obtain directions to be able to attend the annual general meeting, please call +1 (441) 295-8201.

Proposals to be voted on at the annual general meeting are listed below.

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must submit a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the annual general meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email following the instructions below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/ahl**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Aspen Insurance Holdings Limited" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received at least 10 days before the meeting.

02HAJC

ASPEN

IMPORTANT ANNUAL GENERAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., AST, on April 25, 2017.

Submit a Proxy by Internet

- Go to **www.envisionreports.com/ahl**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Instruct a Proxy by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual General Meeting Proxy Card

▼ IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election and re-election of Class I Directors of the Company:

	For	Withhold		For	Withhold		For	Withhold
01 - Mr. Christopher O'Kane	☐	☐	02 - Mr. John Cavoores	☐	☐	03 - Mr. Albert Beer	☐	☐
04 - Ms. Heidi Hutter	☐	☐	05 - Mr. Matthew Botein	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your proxy to be accepted and counted. — Date and Sign Below

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02HAHB

▼ IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ASPEN

Proxy — Aspen Insurance Holdings Limited

The undersigned hereby appoints Christopher O' Kane and Scott Kirk, jointly and severally, as proxies of the undersigned, with full power of substitution and with the authority in each to act in the absence of the other, to vote on behalf of the undersigned, all Ordinary Shares of the undersigned at the Annual General Meeting of Shareholders to be held on April 26, 2017, and at any adjournment thereof, upon the subjects described in the proxy materials, subject to any directions indicated below.

Your vote is important! Please complete, date, sign and return this form to Aspen Insurance Holdings Limited, Proxy Services C/O Computershare Investor Services P.O. Box 43101 Providence RI 02940-5067, in the accompanying envelope.

This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will vote FOR all nominees in Proposal 1, FOR proposals 2 and 3 listed on the reverse side and in accordance with the proxyholder's best judgement as to any other business as may properly come before the Annual General Meeting.

(Continued on reverse side)